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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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☐	Soliciting Material Pursuant to §240.14a-12.

LIFEPOINT HEALTH, INC.
(Name of Registrant as Specified in Its Charter)

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2017	PROXY STATEMENT	Notice of Annual Meeting of Shareholders
LIFEPOINT HEALTH, INC.		to be held on June 6, 2017

April 25, 2017

Dear Fellow Shareholders,

I am honored to work for a company that is sharply focused on doing the right thing – in every situation, in every facility, every day. From our patient-centered approach to delivering high-quality care to keeping compliance front and center, our dedication to doing what's right is helping us create places where people choose to come for care, physicians want to practice, and employees want to work. I couldn't be more proud of who we are, the work we are doing, and where we are headed as an organization.

As the sole healthcare provider in the majority of our markets across the country, our hospitals are integral to the fabric and vitality of their communities. Our patients rely on our facilities to provide access to the highest quality healthcare services close to home when they need it most. Our physicians value the operational expertise and resources we offer so they can solely focus on practicing medicine and taking care of patients. And our more than 46,000 employees are passionate about and committed to advancing our mission of Making Communities Healthier® no matter what role they play.

Our mission and relentless pursuit of quality are what drives us forward, and I'm proud that we are continuing to identify appropriate opportunities to grow and strengthen our mission in our communities. To this end, we have been consistent in our strategy to use selective acquisitions to build regional networks of facilities that can benefit from our operational and quality expertise as well as economies of scale. Following busy acquisition years, we anticipate short periods of lower margin growth while we invest in and integrate our new facilities, many of which are former not-for-profit organizations. In 2016, we experienced one of those years, but we still delivered solid results in a difficult operating environment by staying focused on our strategic priorities of quality, operational excellence, growing both organically and through acquisitions, and developing high-performing talent.

As you know, LifePoint has a strong track record of improving operations and margins at our acquired facilities over a period of three years and we are making progress on our plan. As you will read further on, our 2016 compensation reflected our success at furthering this proven multi-year strategy as our short-term at-risk pay was negatively impacted, absorbing the costs of near-term acquisitions while building for the future. Additionally, my fellow executives and I continue to hold most of the equity we've been granted – we are voting with our wallets as well as with our time and energy.

We therefore ask you to vote with our recommendations on the proposals in this proxy statement: the election of our directors, the ratification of our auditors, the advisory votes on our approach to executive compensation and how often you would like to have that vote, and amendments to our long-term incentive plan.

We appreciate your participation in this process and look forward to a strong 2017.

Sincerely yours,

WILLIAM F. CARPENTER III Chairman and Chief Executive Officer

LifePoint Health, Inc. | 2017 Proxy Statement	1

2	2017 Proxy Statement | LifePoint Health, Inc.

LifePoint Health, Inc. | 2017 Proxy Statement	3

4	2017 Proxy Statement | LifePoint Health, Inc.

April 25, 2017

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	June 6, 2017 at 9:00 a.m. Central Daylight Time
Place:	LifePoint Health Support Center 330 Seven Springs Way Brentwood, Tennessee 37027
Items of Business:	Item 1:	Elect three nominees as Class III directors of the Company;
	Item 2:	Ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2017;
	Item 3:	Approve, on a non-binding advisory basis, compensation of the Company's named executive officers;
	Item 4:	Approve, on a non-binding advisory basis, the frequency of the advisory vote on the compensation of the Company's named executive officers;
Item 5:
Approve the Company's 2013 Long-Term Incentive Plan as amended and restated to, among other things, (i) increase the number of authorized shares; (ii) prohibit the current payment of dividends on unvested awards; (iii) establish a minimum vesting period for awards; (iv) extend the term of the 2013 Plan; (v) update performance goals; and (vi) consolidate previously adopted amendments to the 2013 Long-Term Incentive Plan; and
	Item 6:	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Record Date:
Thursday, April 13, 2017. Only the Company's shareholders of record as of the close of business on April 13, 2017 are entitled to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.
Proxy Voting:
Your vote is very important, regardless of the number of shares you own. We urge you to promptly sign and return the enclosed proxy card or to use telephone or internet voting. Please see the section titled "Proxy Statement" on page 11 for information about voting by telephone or internet, how to revoke a proxy and how to vote shares in person.

By Order of the Board of Directors,

JENNIFER C. PETERS Senior Vice President and General Counsel

LifePoint Health, Inc. | 2017 Proxy Statement	5

PROXY SUMMARY

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read this entire Proxy Statement before voting. For more information about the Company's business and details about the Company's 2016 performance highlights and the financial measures mentioned in this Proxy Statement, please see the 2016 Annual Report on Form 10-K, particularly the sections entitled "Business," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," available on the Company's website. In addition, please see Appendix A to this Proxy Statement for definitions of and reconciliations of non-GAAP financial measures.

2016 Financial Highlights

Key Financial Metrics	FY 2016 Results	FY 2015 Results	% Increase/(Decrease)

Net Revenues	$6,364.0 million	$5,214.3 million	22.0%

Adjusted Normalized EBITDA	$746.5 million	$705.7 million	5.8%

Adjusted Diluted EPS	$3.61	$4.09	(11.7)%

The increase in the Company's revenues was largely attributable to the Company's recent acquisitions. Adjusted Normalized EBITDA was positively impacted by the Company's operating performance in 2016, including the results of our recent acquisitions. These increases were partially offset by an expected reduction in meaningful use income. Adjusted Diluted EPS was, as expected, negatively impacted by a combination of the reduction in meaningful use income and higher depreciation and interest expense associated with our recent acquisitions.

Consideration of 2016 Say-on-Pay Vote

At our annual meeting of shareholders in June 2016, our shareholders approved our executive compensation program with approximately 76% of the votes cast in favor of our "say-on-pay" proposal. Following the meeting, at the Compensation Committee's request, the Company sought additional and more detailed feedback from shareholders owning approximately 74% of the Company's outstanding Common Stock. The results of this outreach are discussed on page 50 in the section entitled "2017 Compensation and Disclosure Changes."

Aligning our Compensation Policies with Shareholders' Interests

  •
  Consideration of performance relative to peers — A substantial portion of our NEOs' target long-term compensation (performance-based RSUs) is tied to the Company's three-year annualized TSR relative to the S&P GICS Sub-Industry: Healthcare Facilities with over $500 million in revenues.
  •
  At-risk annual cash incentive awards directly tied to annual business strategy — Annual cash incentive plan metrics (Revenues, Acquisition Revenues, Adjusted Normalized EBITDA; Adjusted Diluted EPS; and Quality) are key to the successful execution of our annual business strategy.
  •
  No overlap of performance targets for annual cash incentive versus long-term incentives — Payout of annual cash incentive awards is based on achievement of annual financial and operational targets while vesting of performance-based RSUs is tied to three-year integration EBITDA goals (70% weight) and three-year annualized TSR relative to the TSR Peer Index described above (30% weight).
  •
  Focus on stock price appreciation — A significant portion of the NEOs' long-term compensation is delivered as Company Common Stock in the form of stock options and RSUs to ensure direct alignment to, and focus on, stock price appreciation.

6	2017 Proxy Statement | LifePoint Health, Inc.

PROXY SUMMARY

Executive Compensation Practices

Our compensation philosophy is complemented by several specific policies and practices that are designed to align our executive compensation with long-term shareholder interests, including the practices highlighted below.

•
Our pay design aligns with our strategy
•
We do not use one-off compensation awards (apart from promotions or hiring bonuses)
•
We cap our incentive compensation opportunities
•
We use multiple metrics for our performance-based compensation
•
Our employees do not have employment contracts
•
We have no supplemental defined benefit retirement plans for our NEOs
•
We do not have executive perquisites
•
Our Compensation Committee uses an independent compensation consultant
•
We benchmark to peer market data
•
We have double triggers in our change of control cash severance payments
•
We have a claw-back policy
•
We do not reprice stock options
•
We have anti-hedging and pledging policies
•
We undertake annual compensation risk analyses
•
We undertake annual share utilization and dilution analyses

2016 Executive Compensation Program Highlights (page 45)

The Company's executive compensation program is designed to ensure an appropriate linkage between executive pay, Company performance and shareholder results. 2016 total direct compensation included the following elements:

•
Base Salary — NEO base salaries increased nominally in 2016 to keep compensation competitively positioned with the Company's peers and market.
•
Annual Cash Incentive Award — NEOs earned only 40% of their target annual cash incentive award because the Company did not meet all of its 2016 performance targets.
•
Performance-Based RSUs — Performance-based RSUs that were granted in 2014 were paid out in 2016 at 72% of target, as discussed more fully on page 49. Performance-based RSUs granted in 2016 remain unearned because the three-year performance period for these RSUs ends on December 31, 2018.
•
Stock Options — One-third of options granted in 2016 vested in February 2017.

The charts below illustrate the percentage breakdown of 2016 total direct compensation (consisting of base salary, annual cash incentive award, stock options and performance-based RSUs) for each of our NEOs (excluding Messrs. Coggin and Murphy, as they did not serve as NEOs for the full year. Consistent with our pay-for-performance philosophy, approximately 91% of the CEO's target total direct compensation (and an average of approximately 80% of the target total average direct compensation of the other NEOs) was performance-based.

CEO Target Pay Mix	Avg. Other NEOs' Target Pay Mix (excl. Messrs. Coggin and Murphy as they did not serve as NEOs for the full year)

LifePoint Health, Inc. | 2017 Proxy Statement	7

PROXY SUMMARY

2016 Governance Highlights (page 19)

We regularly review our corporate governance practices to ensure effective collaboration of management and our Board to yield the best possible value for shareholders. Highlights of our governance approach include:

Recent Updates

  >    By-Laws amended in November 2016 to implement majority voting standards for directors

  >    Retirement of two directors effective at the 2016 annual meeting of shareholders

  >    Addition of two independent directors in March 2016

Board of Directors

  >    Independent Lead Director

  >    Eight directors, seven are independent

  >    Audit and Compliance, Compensation, and Corporate Governance and Nominating Committee members are independent

  >    Our Quality Committee consists of independent directors and our CEO

  >    Executive sessions of independent directors at each regularly-scheduled meeting

  >    All current directors attended over 75% of all Board and committee meetings in 2016

  >    All directors (except Mr. Crawford and Ms. Schreuder, who were appointed to the Board in March 2016 and are on track to meet the requirement within the prescribed three years) own Company stock in accordance with our stock ownership guidelines

  >    Director resignation policy in place for directors who do not receive requisite re-election vote

  >    Policy limiting membership on other public company boards

  >    Regular succession planning

  >    Regular Board and Committee self-assessments and individual director evaluations

  >    No former employees serve as directors

  >    Mandatory director retirement policy in place

Director Nominees and Continuing Directors (page 13)

The following table provides summary information about each director nominee and continuing director. Directors are divided into Classes, with each Class serving a three-year term. Shareholders are voting on the Class III directors who, if elected, will serve until the annual meeting in 2020.

Name	Age	Director Since	Primary Occupation	Other Public Company Boards

DIRECTOR NOMINEES — CLASS III — TERM EXPIRES 2017

William F Carpenter III	62	2006	Chairman and Chief Executive Officer, LifePoint Health, Inc.	0

Richard H. Evans*[1]	72	2000	Chairman, Evans Holdings, LLC	0

Michael P. Haley*	66	2005	Former managing director, Fenway Resources and former advisor, Fenway Partners, LLC	3

CONTINUING DIRECTORS — CLASS I — TERM EXPIRES 2018

Marguerite W. Kondracke*	71	2007	Former president and chief executive officer, America's Promise Alliance	1

John E. Maupin, Jr.*	70	1999	Former president and chief executive officer, Morehouse School of Medicine	2

CONTINUING DIRECTORS — CLASS II — TERM EXPIRES 2019

Kermit R. Crawford*	57	2016	Former president, pharmacy, health and wellness division of Walgreen Company	1

Jana R. Schreuder*	58	2016	Executive vice president and chief operating officer, Northern Trust Corporation	0

Reed V. Tuckson*	66	2014	Managing Director, Tuckson Health Communications, LLC	1

*
Independent Director
1
Lead Director

8	2017 Proxy Statement | LifePoint Health, Inc.

KEY TERMS

KEY TERMS

Term	Definition
2013 Plan	LifePoint Health, Inc. 2013 Long-Term Incentive Plan, including any prior amendments thereto

2016 Annual Report on Form 10-K	The Company's Annual Report on Form 10-K for the year ended December 31, 2016

Achieved Cash Incentive Award	Base Salary × Target Award Percentage × Total Weighted Payout

Acquisition Revenues	Measures 12 months trailing revenues from 2016 acquisitions (not derived from the Company's audited financial statements)

Adjusted Diluted EPS, Adjusted EPS and Adjusted Normalized EBITDA	See Appendix A for definitions and reconciliation of these non-GAAP financial measures

Affordable Care Act	The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010

Annual Meeting	The 2017 annual meeting of shareholders of the Company to be held at 9:00 a.m. Central Daylight Time on June 6, 2017 at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, or any adjournments or postponements thereof

ASC	Accounting Standards Codification

ASC 718-10	ASC 718-10, "Compensation — Stock Compensation"

By-Laws	Seventh Amended and Restated By-Laws of the Company

Board or Board of Directors	The Board of Directors of the Company

CLABSI	Central line associated blood stream infections

CD&A	Compensation Discussion and Analysis included in this Proxy Statement

CEO	Chief Executive Officer of the Company

CFO	Chief Financial Officer of the Company

Change in Control Plan	LifePoint Health, Inc. Change in Control Severance Plan, as amended and restated

Common Stock	Common stock of the Company

Company, we, us, our	LifePoint Health, Inc.

Deferred Compensation Plan	LifePoint Health Deferred Compensation Plan Amended and Restated Effective January 1, 2016

EBITDA	Earnings before interest, taxes, depreciation and amortization

EPIP	LifePoint Health, Inc. Executive Performance Incentive Plan, as amended

EPS	Earnings per share

GAAP	U.S. generally accepted accounting principals

LifePoint Health, Inc. | 2017 Proxy Statement	9

KEY TERMS

Term	Definition
Health Support Center	The corporate office of the Company, located at 330 Seven Springs Way, Brentwood, Tennessee 37027

HCAHPS	Hospital Consumer Assessment of Healthcare Providers & Systems

Meaningful use income	Incentive payments under the Medicare and Medicaid programs for certain hospitals and physician practices that demonstrate meaningful use of certified electronic health record technology.

Mercer	Mercer LLC, the independent compensation consultant to the Compensation Committee

NASDAQ	The NASDAQ Stock Market LLC

NEO	Named Executive Officer

Notice of Internet Availability	Notice of Internet Availability of Proxy Materials

Peer Group	The Company's peer group for 2016 as listed in the section entitled "Compensation Discussion and Analysis — Peer Group" in this Proxy Statement

Performance Metric	Annual performance criteria set by the Compensation Committee at the start of each year. For 2016, the Performance Metrics included Revenues, Acquisition Revenues, Adjusted Normalized EBITDA, Adjusted Diluted EPS, and Quality

Recoupment Policy	Recoupment Policy Relating to Unearned Incentive Compensation of Executive Officers

Retirement Plan	The LifePoint Health Retirement Plan

RSU(s)	Restricted stock unit(s)

SEC	U.S. Securities and Exchange Commission

Target Award Percentage	The percentage of base salary that can be earned by the NEO if the target goals are met for all of the Performance Metrics

Tax Code	Internal Revenue Code of 1986, as amended

Total Weighted Payout	The sum of the weighting percentages given to each of the Performance Metrics based on achievement of Company performance goals as discussed in detail in the section entitled "Compensation Discussion and Analysis — Annual Cash Incentive Awards"

TSR	Total shareholder return

TSR Peer Index	The S&P GICS Sub-Industry: Healthcare Facilities with over $500 million in revenues

10	2017 Proxy Statement | LifePoint Health, Inc.

PROXY STATEMENT

Proxy Statement

As a holder of Common Stock of LifePoint Health, Inc., this Proxy Statement is available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2017 annual meeting of shareholders to be held on Tuesday, June 6, 2017 at 9:00 a.m. Central Daylight Time at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, and at any adjournments or postponements thereof. The Notice of Internet Availability of Proxy Materials is scheduled to be distributed on or about April 25, 2017.

The close of business on April 13, 2017 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. On April 13, 2017, there were 40,366,180 shares of Common Stock issued and outstanding.

During normal business hours from May 22, 2017 to June 5, 2017, we will make available a list of shareholders of record as of the close of business on April 13, 2017 for inspection by shareholders for any purpose related to the Annual Meeting at the Company's principal place of business, 330 Seven Springs Way, Brentwood, Tennessee 37027. The list will also be available to shareholders for any such purpose at the Annual Meeting.

You can ensure that your shares are voted at the Annual Meeting by submitting your voting instructions by telephone or by Internet, or, if you requested a hard copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your voting instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage shareholders to submit proxies in advance of the Annual Meeting. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares of Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2017

The Notice of Internet Availability and the Proxy Statement are available under the "Investor Relations — Proxy Statements and Annual Reports" section of the Company's website at www.LifePointHealth.net.

LifePoint Health, Inc. | 2017 Proxy Statement	11

OUR BOARD OF DIRECTORS

BOARD OF DIRECTORS

Meet our Board of Directors

Our Board of Directors is a diverse yet cohesive group of individuals with a remarkable breadth of knowledge and experience. Our Directors are passionate about the Company's mission of Making Communities Healthier® and strive to exemplify our Company's values. We believe that the commitment of our Board, executive leadership team, and our employees across the country to fulfilling our mission and vision differentiates us from others.

Pictured from left to right (standing): Marguerite W. Kondracke, Michael P. Haley, Jana R. Schreuder, John E. Maupin, Jr., Reed V. Tuckson; (seated): William F. Carpenter III, Kermit R. Crawford, Richard H. Evans

12	2017 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Director Biographies

Set forth below are biographies of each member of our Board of Directors. Shareholders are voting on the election of the Class III directors at the Annual Meeting.

Chief Executive Officer and Director since 2006

Chairman of the Board since 2010

Qualifications, Skills and Areas of Expertise

•

Experience as the Company's Chief Executive Officer

•

Broad perspective gained from serving on the board of directors of the Federation of American Hospitals

•

Decades of legal, development and corporate governance experience

William F. Carpenter III (age 62)

Class III — Term expires 2017

William F. Carpenter III is Chairman and Chief Executive Officer of the Company. Mr. Carpenter is a founding member of the Company, having served in various roles as Executive Vice President, Senior Vice President, General Counsel, Secretary and Corporate Governance Officer.

Mr. Carpenter is secretary and past chairman of the board of directors for the Federation of American Hospitals, the national public policy organization for investor-owned hospitals. Mr. Carpenter serves on the board of directors of the American Hospital Association. He is also a member and past chairman of the Nashville Health Care Council Board of Directors, and serves on the boards of directors of the Nashville Area Chamber of Commerce, NashvilleHealth, the Center for Medical Interoperability, United Way of Nashville, and Nashville Public Radio. A recognized leader in the healthcare industry, he has appeared on Modern Healthcare magazine's annual "100 Most Influential People in Healthcare" list numerous times.

Other Public Boards During Past Five Years

None

Director since 2000

Independent Lead Director since 2015

Qualifications, Skills and Areas of Expertise

•

Executive leadership experience within a variety of business sectors

•

Extensive public and private company director and committee experience

•

Expertise in managing employee-intensive businesses, consumer-facing organizations and entities with substantial real estate holdings

•

"Audit Committee Financial Expert" as defined by SEC rules.

Richard H. Evans (age 72), Independent

Class III — Term expires 2017

Richard H. Evans has served as a director of our Company since 2000 and has been our lead independent director since June 2015. Prior to becoming Independent Lead Director, Mr. Evans served as the chair of our Compensation Committee.

Mr. Evans has been the chairman of Evans Holdings, LLC, a real estate investment and real estate services company, since April 1999. Mr. Evans currently serves as a member of the board of directors of each of Engage2Excel Inc., and Tokyo Joe's, Inc., and as a member of the business advisory board of Gridiron Capital, LLC, a private equity fund.

Mr. Evans previously served in executive leadership positions with public and private companies, including Huizenga Holdings, Boca Resorts, Gaylord Entertainment, Paramount Communications, The Rockefeller Group, Marriott Corp. and The Walt Disney Company.

Other Public Boards During Past Five Years

None

LifePoint Health, Inc. | 2017 Proxy Statement	13

OUR BOARD OF DIRECTORS

Director since 2016

Qualifications, Skills and Areas of Expertise

•

Over 30 years of operational experience with the largest drugstore chain in the United States

•

Experience in strategic planning and execution

•

Public company director and committee experience

•

Extensive operational and strategic expertise relating to key industry areas such as implementation of effective retail strategies, collaboration with third-party payors and providers, and advancement of wellness initiatives.

Kermit R. Crawford (age 57), Independent

Class II — Term expires 2019

Kermit R. Crawford has served as a director of our Company since 2016. Mr. Crawford has served on the Board of Councilors of the University of Southern California School of Pharmacy and is a board member of several non-profit organizations, including Northwestern Medicine Lake Forest Hospital and the Field Museum of Natural History. Mr. Crawford is a member of the board of directors of Allstate, the largest publicly-traded personal lines insurer in the United States, where he serves on both the audit committee and the nominating and governance committee. Until his retirement in 2014, Mr. Crawford served for over 30 years with Walgreen Company, which operates the largest drugstore chain in the United States, including most recently as president of its pharmacy, health and wellness division, where he was responsible for all aspects of strategic, operational and profit and loss management of that division.

Other Public Boards During Past Five Years

•

Allstate (since 2013)

Director since 2005

Chair of Audit and Compliance Committee since 2016

Qualifications, Skills and Areas of Expertise

•

Substantial executive experience and community leadership in markets like those in which the Company operates

•

Extensive public company director and committee experience, including service as chairman of the board of a publicly-traded company

•

Extensive financial expertise

•

"Audit Committee Financial Expert" as defined by SEC rules.

Michael P. Haley (age 66), Independent

Class III — Term expires 2017

Michael P. Haley has served as a director of our Company since 2005 and as the chair of our Audit and Compliance Committee since 2016. Mr. Haley is also a member of the board of directors of Stanley Furniture Company, a furniture manufacturer; American National Bankshares, Inc., a bank holding company; and Ply Gem Holdings,  Inc., a producer of window, door and siding products for the residential construction industry. Mr. Haley served as an advisor to Fenway Partners, LLC, a private equity investment firm, from April 2006 to June 2015, and was a managing director of its affiliate, Fenway Resources, from 2008 to June 2015.

Mr. Haley's previous executive leadership experience includes service as executive chairman of Coach America, a transportation services operator, and as chairman, president and chief executive officer of MW Manufacturers, Inc., a subsidiary of Ply Gem Industries, Inc. In addition, Mr. Haley previously served on the board of the Martinsville-Henry County United Way and as chairman of the board of trustees of Memorial Hospital of Martinsville and of the Martinsville-Henry County Economic Development Corporation.

Other Public Boards During Past Five Years

•

Stanley Furniture Company (since 2003)

•

American National Bankshares, Inc. (since 2002)

•

Ply Gem Holdings, Inc. (since 2005)

•

Note: Mr. Haley attended all meetings of the audit committees on which he served in 2016

14	2017 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Director since 2007

Chair of Corporate Governance and

Nominating Committee since 2015

Qualifications, Skills and Areas of Expertise

•

Executive experience in healthcare and other caregiving organizations

•

Substantial experience with the legislative and executive branches of government, including as special assistant to U.S. Senator Lamar Alexander and as Commissioner of Human Services for the State of Tennessee

Marguerite W. Kondracke (age 71), Independent

Class I — Term expires 2018

Marguerite W. Kondracke has served as a director of our Company since 2007 and as the chair of our Corporate Governance and Nominating Committee since 2015. Ms. Kondracke is the co-founder, former chief executive officer and current board member of Bright Horizons Family Solutions, Inc., which provides childcare and other workplace services for employers and families.

Ms. Kondracke previously served as CEO of America's Promise Alliance, a not-for-profit children's advocacy organization, and The Brown Schools, a leading provider of behavioral services for adolescents. In addition, Ms. Kondracke has had an extensive public service career, including service as special assistant to U.S. Senator Lamar Alexander, as staff director of the Senate Subcommittee on Children and Families, Commissioner of Human Services for the State of Tennessee, and various leadership positions with the Tennessee Department of Public Health.

Other Public Boards During Past Five Years

•

Bright Horizons Family Solutions,  Inc. (since 2011)

•

Rosetta Stone, Inc. (2011-2016)

•

Saks, Inc. (1996-2013)

Director since 1999

Chair of Compensation Committee since 2015

Qualifications, Skills and Areas of Expertise

•

Diverse executive experience in academic medicine, public health and ambulatory healthcare

•

Substantial experience with the legislative and executive branches of government, and agencies within the U.S. Department of Health and Human Services

•

Significant governance experience, including having served as chair of the Company's Corporate Governance and Nominating Committee from 2008 to 2015.

John E. Maupin, Jr. (age 70), Independent

Class I — Term expires 2018

John E. Maupin, Jr. has served as a director of our Company since 1999. He has served as chair of our Compensation Committee since 2015 and is also a member of the NACD Compensation Committee Chair Advisory Council. Dr. Maupin served as president and chief executive officer of Morehouse School of Medicine from July 2006 until his retirement in June 2014. He currently serves as a director of HealthSouth Corporation, a post-acute healthcare management company; Regions Financial Corporation, a bank holding company; and as a director/trustee for the VALIC family of funds, a group retirement fund complex. He also serves on the board of America's Promise Alliance.

Dr. Maupin previously served as president and chief executive officer of Meharry Medical College and as Deputy Commissioner for Medical Services with the Baltimore City Health Department. In addition, Dr. Maupin has served on numerous health-related advisory councils and scientific panels, including the National Healthcare Workforce Commission, a national advisory resource to the U.S. Congress and President.

Other Public Boards During Past Five Years

•

HealthSouth Corporation (since 2004)

•

Regions Financial Corporation (since 2007)

LifePoint Health, Inc. | 2017 Proxy Statement	15

OUR BOARD OF DIRECTORS

Director since 2016

Qualifications, Skills and Areas of Expertise

•

Experience as the chief operating officer of a publicly-traded company within a heavily regulated industry

•

Technology and risk management experience

•

Experience engaging and collaborating with public company investors

•

Extensive financial expertise

•

"Audit Committee Financial Expert" as defined by SEC rules.

Jana R. Schreuder (age 58), Independent

Class II — Term expires 2019

Jana R. Schreuder has served as a director of our Company since 2016. Ms. Schreuder currently serves as executive vice president and chief operating officer of Northern Trust Corporation, a financial holding company, a role she has held since September 2014. Prior to her appointment as chief operating officer, where she is primarily responsible for business operations and enabling Northern Trust's businesses to grow faster, more efficiently and more profitably, Ms. Schreuder has served in various capacities with Northern Trust Corporation for over 30 years, including as president, wealth management; president, operations and technology; and head of corporate risk management. Ms. Schreuder also serves as a board member for Entrust Datacard, a privately held identification and data security technology company, as well as several Chicago-area education and arts organizations.

Other Public Boards During Past Five Years

•

None

Director since 2014

Chair of Quality Committee since 2015

Qualifications, Skills and Areas of Expertise

•

Extensive experience as a healthcare executive

•

Substantial experience in creating new systems to improve quality and efficiency in the delivery of healthcare services

Reed V. Tuckson (age 66), Independent

Class II — Term expires 2019

Reed V. Tuckson has served as a director of our Company since 2014 and currently serves as the chair of our Quality Committee. Dr. Tuckson is the managing director of Tuckson Health Connections, LLC, a private health and medical care consulting business that brings people and ideas together to promote optimal health outcomes. From December 2006 to March 2014, Dr. Tuckson served as the executive vice president and chief of medical affairs of UnitedHealth Group.

Dr. Tuckson serves on the board of directors of CTI BioPharma Corp., a biopharmaceutical company. In addition, Dr. Tuckson currently serves on the board of directors of the American Telemedicine Association, Howard University, the Alliance for Health Reform, the Arnold P. Gold Foundation and several committees for the National Institutes for Health and the National Academy of Medicine.

Other Public Boards During Past Five Years

•

CTI BioPharma Corp. (since 2011)

•

Neptune Technologies & Bioresources, Inc. (2013-2015)

•

Acasti Pharma Inc. (2013-2015)

16	2017 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Board Meetings and Committees

The following table describes the current members of each of the committees and the number of meetings held during 2016.

The Board of Directors and Committees

*
Independent Director
1
Mr. Crawford and Ms. Schreuder joined the Board in March 2016 and each of the Board's committees in June 2016 following the annual meeting.

Committees of the Board of Directors

We have a Board of Directors with only eight members — consistent with governance best practices. We believe this provides both the diversity and the nimbleness we need.

We also expect each of our directors to serve on each of our key committees, something our board size enables. We believe this practice contributes to our Board of Directors' level of expertise, enables more effective collaboration, and avoids the creation of silos.

The Board of Directors has adopted written charters for each of its four standing committees: the Audit and Compliance Committee; the Compensation Committee; the Corporate Governance and Nominating Committee; and the Quality Committee. The committee charters are available on the Company's website under the "Investor Relations — Corporate Governance" section at www.LifePointHealth.net. The Audit and Compliance, Compensation, and Corporate Governance and Nominating committees of the Board of Directors are composed exclusively of independent directors. The Quality Committee is composed of independent directors and our CEO.

Audit and Compliance Committee

Audit and compliance committees are often considered to be simply overseers of basic functions and that should never be the case. It definitely is not the case at LifePoint, a company that is in the business of delivering quality healthcare.

Having an excellent strategy and business plan is insufficient if controls are not designed and managed to maximize our ability to achieve our goals and avoid inefficient, unnecessary, unethical and illegal behaviors. For more details on these controls, please see the "Corporate Controls" section on page 32.

The Audit and Compliance Committee is primarily responsible for:

  •
  selecting and overseeing the services performed by the Company's independent registered public accounting firm;

  •
  evaluating the Company's accounting policies and its system of internal controls;

  •
  monitoring compliance with the Code of Conduct and the Code of Ethics; and

  •
  monitoring and overseeing the internal audit and compliance departments of the Company and their respective work plans and programs.

LifePoint Health, Inc. | 2017 Proxy Statement	17

OUR BOARD OF DIRECTORS

The Board of Directors has determined that Michael P. Haley, current Chair of the Audit and Compliance Committee, and Mr. Evans and Ms. Schreuder are each qualified as an "audit committee financial expert," as defined by SEC rules, and that each member of the Audit and Compliance Committee is independent in accordance with the applicable rules of NASDAQ.

The report of the Audit and Compliance Committee is on page 37.

Compensation Committee

The Compensation Committee is primarily responsible for:

  •
  reviewing the compensation policies and practices of the Company;

  •
  approving compensation arrangements for the CEO and other senior management of the Company;

  •
  administering the Company's compensation plans; and

  •
  annually reviewing the Company's Compensation Discussion and Analysis prepared according to SEC requirements and discussing the same with the Company's management.

The Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate. The report of the Compensation Committee is on page 54.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is primarily responsible for:

  •
  identifying persons qualified to become members of the Board of Directors and, when appropriate, recommending such persons to the Board of Directors as proposed nominees for Board membership;

  •
  ensuring that a succession plan is in place for the position of CEO and other senior management positions;

  •
  leading the Board of Directors in its annual review of the performance of the Board of Directors, its committees and individual directors; and

  •
  regularly reviewing and considering evolving governance practices.

Quality Committee

We have a quality committee because quality is at the core of our business strategy. We therefore also incorporate challenging quality goals into our compensation plans, our business plans, and our strategy. Our Board of Directors established the Quality Committee to monitor and provide leadership with respect to the quality of care provided at our healthcare facilities. The Quality Committee has the authority and responsibility to:

  •
  monitor and evaluate the Company's quality of care and patient safety programs and initiatives;

  •
  review and discuss with senior management the adequacy and effectiveness of the Company's quality of care and patient safety programs and initiatives and consider recommendations for improvement thereof;

  •
  receive reports from senior management as frequently as appropriate summarizing significant (a) deviations from the Company's quality of care and patient safety standards; (b) corrective and preventative actions and (c) other matters deemed relevant by the Quality Committee;

  •
  receive reports from senior management as frequently as appropriate summarizing significant quality assurance related activities undertaken by the Company and the results of internal quality compliance audits conducted; and

  •
  receive summaries of reports prepared by third party consultants or auditors retained to evaluate the Company's quality of care and patient safety programs and initiatives.

18	2017 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Board Governance

Majority Voting for Uncontested Director Elections; Director Resignation Policy

In November 2016, the Board of Directors adopted amendments to the By-Laws to change the voting standard for uncontested elections of directors to a majority voting standard so that a nominee for director will be elected to the Board of Directors if the number of shares voted "for" that director's election exceeds the number of votes cast "against" that director. Directors will continue to be elected by the vote of a plurality of the votes cast if the election is a contested election as defined in the By-Laws. The Board of Directors will only nominate for election or re-election director candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which they face re-election; and (ii) Board acceptance of such resignation. In addition, the Board of Directors will fill director vacancies and new directorships only with candidates who have agreed to tender, promptly following their appointment to the Board, the same form of resignation. If a nominee fails to receive the required number of votes for election, the Board of Directors will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of election results, following receipt of a recommendation from the Corporate Governance and Nominating Committee.

Board Evaluations

The Board recognizes the critical role that evaluations play in ensuring the effective functioning of our Board. It is important to take stock of Board, committee and director performance and to solicit and act upon feedback received from each member of our Board. To this end, our Corporate Governance and Nominating Committee is responsible for annually evaluating the performance of our Board and its committees, the Chairman and CEO, the Lead Director and each individual director in such areas as:

•
Board and Committee structure and composition;

•
Efficiency of Board and Committee meetings;

•
Effectiveness of the Lead Director in performing his responsibilities;

•
Appropriate time and attention to the Company's business;

•
The evaluation process itself;

•
Strategic planning process; and

•
Company culture and "tone at the top."

Using these topics as a springboard for discussion, one-on-one discussions are held between the Corporate Governance Officer and each director to solicit additional feedback. The Board is provided with a summary of the evaluation results and the feedback received is used to update policies and practices as appropriate.

Meetings of the Board of Directors and Committees

The Board of Directors sets its own meeting agendas through the Lead Director and committee chairs. Directors are expected to attend all meetings of the Board of Directors, the annual meeting of shareholders and all meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. The Board of Directors held nine meetings (including regularly scheduled and special meetings) during 2016. All directors, except Ms. Schreuder, who had a previous commitment that was scheduled prior to her election to the Board, attended the 2016 annual meeting of shareholders. Additionally, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which the director served. At each of its regularly scheduled meetings, the Board of Directors meets in executive sessions in which Mr. Carpenter and other members of management do not participate. The Lead Director presides over these sessions. These executive sessions allow the Lead Director and the other independent directors to discuss issues of importance to the Company, including the business and affairs of the Company, as well as matters concerning management, without any member of management present.

LifePoint Health, Inc. | 2017 Proxy Statement	19

OUR BOARD OF DIRECTORS

Director Education

Our director education starts with our director selection process: we believe our selection of directors, like our hiring of employees, is our most important decision, and by recruiting diversely experienced and skilled directors to our Board, we enable ongoing education via our Board's own interactions at every meeting. In addition, every new director participates in an orientation program and receives materials and presentations by senior management to acquaint him or her with the Company's strategic plans, business, industry, significant financial accounting and risk management issues, compliance programs, internal and independent auditors, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management and other sources. Additionally, our directors take advantage of the resources and benefits afforded to them through membership in the National Association of Corporate Directors.

Mandatory Retirement Policy

The Company's By-Laws provide that no person will be nominated for a term as director who is age 75 or more before the first day of the proposed term, unless waived for a valid reason by the Corporate Governance and Nominating Committee.

Board Leadership Structure

The fundamental duties of the Board of Directors are to (i) oversee the CEO in the operation of the Company; (ii) advise and provide oversight for the CEO and senior management with respect to the conduct of the Company's business and its strategic direction; and (iii) protect the long-term interests of the shareholders.

To satisfy these duties, the non-employee directors take a proactive approach through active and frequent communication with the CEO and other members of senior management, by setting the correct "tone at the top" and ensuring that it permeates the Company's relationships, and by defining what information the Board of Directors should receive and how.

Current Board Leadership Structure

The Corporate Governance and Nominating Committee periodically reviews the structure of the Board of Directors in order to determine whether the leadership structure is effective in accomplishing the duties of the Board. Although the Company and the Board are aware of the ongoing public dialogue relating to whether the roles of the Chairman of the Board and CEO should be separated, the Board currently believes that having these positions combined is the most effective and appropriate form of leadership for the Company.

Independent Lead Director

Our Board leadership structure is enhanced by the independent leadership provided by our Lead Director and independent committee chairs.

As required by the Company's By-Laws and Corporate Governance Standards when the Chairman and CEO roles are combined, the independent members of the Board of Directors must select a Lead Director. Mr. Evans has served on the Company's Board of Directors since 2000 and as our Lead Director since June 2015. As the Company's previous Compensation Committee Chair, Mr. Evans developed good working relationships with our CEO and other members of senior management. Mr. Evans' performance in his role as Lead Director is evaluated annually by the Board. As the Lead Director, Mr. Evans:

•
ensures that independent directors have adequate opportunities to meet and discuss issues in executive sessions of the Board without management present;

•
presides at all meetings where the Chairman and CEO is not present (including all executive sessions);

•
advises and counsels the Chairman and CEO;

•
leads discussion regarding performance appraisal of the Chairman and CEO;

•
coordinates with the Chairman and CEO on the agenda and format for meetings of the Board of Directors; and

•
serves as a primary liaison between the independent directors and the Chairman and CEO.

20	2017 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Combined Chairman and Chief Executive Officer

Mr. Carpenter has served as the Company's combined Chairman and CEO since 2010. The Board considered the following when making its decision to combine these roles:

•
A combined Chairman-CEO structure provides the Company with clarity of leadership and consistent implementation of the Company's strategic initiatives through a single leader who communicates the Company's strategy to our shareholders, employees and other stakeholders.

•
Our CEO has extensive knowledge of all aspects of our business, operations and risks, which he brings to Board discussions as Chairman. He is familiar with the day-to-day operations of the business, putting him in a position to serve as a knowledgeable resource for our independent directors both at and between Board meetings.

•
Our CEO's interests are aligned with our shareholders' interests, since he owns Common Stock in the Company well in excess of the Company's Stock Ownership Guidelines, cultivating an alignment of his interests with the interests of the shareholders.

•
Our CEO is uniquely qualified for the combined role with significant experience and understanding in corporate governance.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating nominees for any director position and for recommending to the Board of Directors a slate of nominees for election at each annual meeting of shareholders. The committee undertakes a thorough process to carry out this function, which is discussed in detail below under the subheading "Identifying and Evaluating Potential Nominees." Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third-party firm.

Shareholders who wish to nominate a candidate for the Board of Directors (other than persons nominated by or at the direction of the Board of Directors) should provide the information required by the Company's By-Laws and follow the instructions under "User's Guide — Other Shareholder Proposals for Presentation at the 2018 Annual Meeting" in this Proxy Statement. During 2016, there were no material changes to the procedures by which a shareholder may recommend nominees to the Board of Directors.

The Corporate Governance and Nominating Committee will evaluate all potential nominees in the same manner.

Identifying and Evaluating Potential Nominees

The Corporate Governance and Nominating Committee gives careful consideration to finding and selecting potential new nominees to the Board of Directors and whether to nominate an existing director for an additional term. The Committee's extensive evaluation process includes:

•
An annual performance evaluation of the Board of Directors, committees and existing directors, including the Lead Director and the Chairman and Chief Executive Officer, before nominating any existing directors for additional terms.

•
Private interviews with each existing director in an effort to identify any concerns that have not otherwise been identified in the evaluations.

•
Report to the Corporate Governance and Nominating Committee regarding any matters of concern found through a review of detailed background checks conducted by a third party.

•
Succession planning and search process that begins approximately one year in advance with respect to directors who will reach the mandatory retirement age set forth in the Company's By-Laws, including the formation of a subcommittee to analyze the skills and qualifications needed to replace a retiring director and the engagement of a third-party consultant to assist in finding candidates with the desired skills and qualifications.

•
Consideration of a number of subjective, objective, qualitative and quantitative factors, including the mix of tenure of existing directors, diversity, experience, expertise and skills.

LifePoint Health, Inc. | 2017 Proxy Statement	21

OUR BOARD OF DIRECTORS

Board Terms

The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes of as nearly equal size as possible. Although we are aware that it is the standard view that annual director elections constitute the only form of good governance, we believe our business model warrants board terms with a longer-term focus. It takes us an average of approximately three years to fully integrate acquisitions and we design our business plan, our compensation, and our board structure to mirror this need for a multi-year time frame. Approximately one-third of the directors are elected each year. Our By-Laws provide that, in an uncontested election, a director nominee will be elected to the Board only if he or she receives the affirmative vote of a majority of the votes cast with respect to his or her election. The Board will only nominate for election or re-election as a director candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which they face re-election and (ii) Board acceptance of such resignation.

Board Independence

The Board of Directors has determined that all Board and Board Committee members, except the Company's Chairman and CEO, Mr. Carpenter, are independent in accordance with the applicable rules of NASDAQ. Additionally, all of the Board committees are chaired by independent directors.

Director Qualifications, Tenure and Diversity

The general experience, qualifications, attributes and skills established by the Corporate Governance and Nominating Committee for directors are included in the Company's Corporate Governance Standards, which may be found under the "Investor Relations — Corporate Governance" section of our website at www.LifePointHealth.net. The Company believes that directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and sound judgment.

Board Tenure

In addition to finding directors with the right individual skills and qualifications, the Company is sensitive to maintaining an appropriate balance between the familiarity with the Company and other Board members that comes from long-serving directors and the fresh perspectives and insights brought by new Board members. Three highly qualified directors have joined the Board in the last three years, including two new directors in 2016. Half of our Board members have served 10 years or less, resulting in an average tenure of approximately nine years.

22	2017 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Board Diversity

While the Company does not have a formal policy on Board diversity, the Board believes that its membership should reflect a diversity of backgrounds, perspectives, experience, gender, race, ethnicity and age. In its succession planning efforts, the Company focuses on identifying candidates with an ability to assimilate with the current Board and provide constructive and valuable contributions to the Board and the Company with an independent and broad view. The current composition of our Board reflects the importance of diversity to the Board.

Below are some of our current Directors' additional skills, qualifications and areas of expertise:

✔ Ethics, integrity and commitment ✔ Business operations ✔ Financial literacy ✔ Risk management ✔ Technology ✔ Corporate governance	✔ CEO or senior executive officer ✔ Cybersecurity ✔ Government/Public Policy ✔ Human capital management ✔ Involvement in educational, charitable & community organizations

LifePoint Health, Inc. | 2017 Proxy Statement	23

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors is responsible for reviewing and making recommendations to the Board of Directors regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Mr. Carpenter, the Company's Chairman and CEO, does not receive compensation for serving as a member of the Board of Directors.

In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of non-employee directors generally and as committee chairs, and the forms of compensation paid to non-employee directors by comparable companies. Under the Compensation Committee's charter, the Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. In 2016, as in prior years, the Compensation Committee utilized the services of an independent compensation consultant to provide information on peer comparisons for director compensation. The compensation consultant also reported on current trends in director compensation.

Following the annual meeting of shareholders each year, the Board of Directors, upon recommendation of the Compensation Committee, determines the compensation payable to non-employee members of the Board of Directors through the date immediately preceding the next annual meeting of shareholders.

2016 Director Compensation

The Board of Directors believes that our compensation program for non-employee directors:

•
ties a large portion of the non-employee directors' compensation to shareholder interests because the value of the equity awards made under our 2013 Plan fluctuates up or down depending on the stock price;

•
focuses on the long term, since the receipt of the shares of Common Stock pursuant to the award is deferred until the earlier of three years from the date of grant or the date the director ceases to be a member of the Board of Directors;

•
is simple to understand and communicate;

•
is equitable based on the work required of non-employee directors serving an entity of the Company's size and scope in a highly regulated industry undergoing substantial change; and

•
takes into account the greater time commitment of our non-employee directors as a result of their service on all committees of the Board of Directors.

On June 8, 2016, the Board of Directors, upon recommendation of the Compensation Committee, approved the annual compensation for our non-employee directors, which includes an annual cash retainer of $140,000 and an additional annual cash retainer of $75,000 payable to the Lead Director of the Board of Directors. Also, the non-employee directors receive an additional cash retainer of (i) $25,000 per year payable to the Chair of the Audit and Compliance Committee, (ii) $20,000 per year payable to the Chair of the Compensation Committee and (iii) $15,000 per year payable to the Chair of each of the Corporate Governance and Nominating Committee and the Quality Committee. Each of the foregoing annual fees is paid in four quarterly installments. No meeting fees are paid, but non-employee directors are reimbursed for expenses incurred relating to attendance at Board and committee meetings.

Non-employee directors may elect to defer payment of all or any part of their directors' fees. For each term of the Board of Directors (beginning on the date of an annual meeting of shareholders and ending on the date immediately preceding the next annual meeting of shareholders), a non-employee director may elect to receive an RSU award pursuant to the 2013 Plan in lieu of all or any portion (in multiples of 25%) of his or her annual retainer payable for such term. Such an election applies to the number of RSUs determined by dividing (a) the additional annual retainer amount that would have been payable to the non-employee director in cash in the absence of his or her election, by (b) the closing price of a share of the Company's Common Stock on the trading date immediately prior to the grant date. No cash fees were deferred in 2016.

In addition to the cash compensation described above, on June 8, 2016 the Board of Directors, upon recommendation of the Compensation Committee, approved the grant of approximately $185,000 of RSUs to

24	2017 Proxy Statement | LifePoint Health, Inc.

DIRECTOR COMPENSATION

each of the non-employee directors. The terms of the grant provided that these RSUs would become fully vested and no longer subject to forfeiture upon the earliest of any of the following conditions to occur: (1) six months and one day following the date of grant; (2) the death or disability of the non-employee director; or (3) a "change in control" of the Company (as defined in the 2013 Plan). The awards became fully vested on December 9, 2016. The non-employee director's receipt of shares of Common Stock pursuant to the award of RSUs is deferred until the first business day following the earliest to occur of (A) the third anniversary of the date of grant, or (B) the date the non-employee director ceases to be a member of the Board of Directors.

Certain information concerning the compensation of non-employee directors for 2016 is set forth in the table below.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Kermit R. Crawford(3)	$105,000	$283,580	$388,580

Richard H. Evans	215,000	184,981	399,981

Michael P. Haley	152,500	184,981	337,481

Marguerite W. Kondracke	155,000	184,981	339,981

John E. Maupin, Jr.	160,000	184,981	344,981

Jana R. Schreuder(3)	105,000	283,580	388,580

Reed V. Tuckson	155,000	184,981	339,981

Gregory T. Bier(4)	82,500	—	82,500

DeWitt Ezell, Jr.(4)	70,000	—	70,000

(1)
Reflects the cash fees paid to each non-employee director. In addition to the annual cash retainer, Mr. Evans received an additional $75,000 for service as the Lead Director; Mr. Haley received $12,500 for service as chair of the Audit Committee following the 2016 annual meeting; Dr. Maupin received $20,000 for service as chair of the Compensation Committee; Ms. Kondracke received $15,000 for service as chair of the Corporate Governance and Nominating Committee; Dr. Tuckson received $15,000 for service as chair of the Quality Committee; and Mr. Bier received $12,500 for service as chair of the Audit Committee prior to his retirement. No cash fees were deferred in 2016.

(2)
Reflects the grant date fair value for RSUs granted under the 2013 Plan, in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 9 to the Company's financial statements included in the 2016 Annual Report on Form 10-K.

(3)
Mr. Crawford and Ms. Schreuder were elected to the Board effective March 10, 2016 and received a grant of approximately $100,000 of RSUs in connection with their election. The RSUs became vested on September 11, 2016 and will be settled on the earlier of (i) the third anniversary of the date of grant, or (ii) the date they cease to be a member of the Board of Directors.

(4)
Messrs. Bier and Ezell retired immediately following the annual meeting of shareholders in 2016.

LifePoint Health, Inc. | 2017 Proxy Statement	25

ELECTION OF DIRECTORS (PROPOSAL 1)

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors, which consists entirely of independent directors, the Company's Board of Directors has nominated three directors for election at the Annual Meeting to hold office until the annual meeting of shareholders in 2020 or until their successors have been elected and qualified.

Election of Directors

The Company's Board of Directors currently consists of eight members, seven of whom are independent. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes of as nearly equal size as possible. Approximately one-third of the directors are elected each year. Our By-Laws provide that, in an uncontested election, a director nominee will be elected to the Board only if he or she receives the affirmative vote of a majority of the votes cast with respect to his or her election. The Board will only nominate for election or re-election as a director candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which they face re-election and (ii) Board acceptance of such resignation.

Nominees for Election: Class III Directors — Term will expire in 2020

The nominees for election at the Annual Meeting are:

  •
  William F. Carpenter III, our Chairman and Chief Executive Officer

  •
  Richard H. Evans, our Independent Lead Director; and

  •
  Michael P. Haley, the chair of our Audit and Compliance Committee.

Information regarding each director's specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director of the Company is presented in the section above under the heading "Meet our Board of Directors."

Shareholders are not voting at this Annual Meeting on the election of Class I or Class II directors, who will continue to serve as directors until the annual meeting of shareholders in 2018 or 2019, respectively, or until their successors are elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL OF THE NOMINEES.

26	2017 Proxy Statement | LifePoint Health, Inc.

OUR COMPANY

OUR COMPANY

Executive Officers of the Company

Our Company is led by an energetic, talented, diversely skilled and dedicated management team.

Name	Age	Position

William F. Carpenter III	62	Chairman and Chief Executive Officer

David M. Dill	48	President and Chief Operating Officer

Michael S. Coggin	47	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

John P. Bumpus	56	Executive Vice President and Chief Administrative Officer

Russell L. Holman, M.D.	49	Chief Medical Officer

Jeffrey G. Seraphine	47	Chief Development Officer

Jennifer C. Peters	46	Senior Vice President and General Counsel

Victor Giovanetti	53	President — Eastern Group

Robert N. Klein	56	President — Western Group

R. Scott Raplee	51	President — Central Group

Melissa O. Waddey	41	President, Ambulatory and Operations Services

The term of each executive officer runs until his successor is appointed by the Board, or until his earlier death, resignation or removal. Below is a biographical summary of the experience of the executive and senior officers of the Company. Information pertaining to Mr. Carpenter, who is both a director and an executive officer of the Company, may be found in the section entitled "Meet our Board of Directors" on page 12.

David M. Dill has served as President of the Company since January 2011 and as Chief Operating Officer of the Company since April 2009. Mr. Dill served as Executive Vice President from February 2008 to January 2011. Mr. Dill joined the Company in July 2007 as Chief Financial Officer and continued to serve in that role until April 2009. From March 2006 until Mr. Dill joined the Company, he served as executive vice president of Fresenius Medical Care North America and as chief executive officer of one of two United States divisions of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA. Mr. Dill previously served as executive vice president, chief financial officer and treasurer of Renal Care Group, Inc., a publicly-traded dialysis services company, from November 2003 until Renal Care Group was acquired by Fresenius Medical Care in March 2006. From 1996 to November 2003, Mr. Dill served in various finance and accounting roles with Renal Care Group, Inc. Mr. Dill served as a member of the board of directors of Psychiatric Solutions, Inc., a behavioral health services company, from 2005 until 2010.

LifePoint Health, Inc. | 2017 Proxy Statement	27

OUR COMPANY

Michael S. Coggin has served as the Company's Executive Vice President, Chief Financial Officer and Chief Accounting Officer since September 2016. From December 2008 until September 2016, Mr. Coggin served as Senior Vice President and Chief Accounting Officer of the Company. From September 2007 until December 2008, Mr. Coggin served as chief financial officer of Specialty Care Services Group, a multi-service line healthcare provider primarily focused on providing perfusion and auto-transfusion services to hospitals. Mr. Coggin was a senior vice president in the finance, accounting and internal audit groups of Renal Care Group, Inc. from April 2004 until its acquisition by Fresenius Medical Care AG & Co. KGaA in March 2006. Following the acquisition, Mr. Coggin provided finance and accounting oversight for business units within the East Division of Fresenius. Prior to that time, Mr. Coggin was an audit manager at KPMG Peat Marwick in Nashville, Tennessee.

John P. Bumpus has served as Executive Vice President and Chief Administrative Officer of LifePoint Health since 2008. In this role, Mr. Bumpus oversees human resources and talent development; employee and labor relations; compensation and benefits; capital and construction management; communications; administration; and aviation. He previously served as Senior Vice President, Human Resources and Administration of the Company. Prior to joining LifePoint, Mr. Bumpus served as vice president, human resources for Province Healthcare Company. He also held various leadership positions during his tenure with The Kroger Company, including strategic planning and implementation specialist; manager, human resources; and various positions in operations for the Nashville marketing area.

Russell L. Holman, M.D. became the Company's Chief Medical Officer in February 2013. Dr. Holman oversees the Company's quality and clinical effectiveness, care management, disease management, patient safety and satisfaction, physician engagement, appropriateness of care and ancillary resource utilization. Prior to joining the Company, Dr. Holman served as chief clinical officer of Cogent HMG, where he served in executive leadership roles for eight years. Previously, he served as medical director of hospital services for HealthPartners Medical Group & Clinics in Bloomington, Minnesota, and assistant director of the Internal Medicine Residency Program at the University of Minnesota. Among Dr. Holman's professional accomplishments, in 1996 he founded one of the earliest hospitalist programs for Regions Hospital in St. Paul, Minnesota. In 2000, he created one of the nation's first postgraduate Fellowship Programs in Hospital Medicine for HPMG&C. In 2007, he co-authored and edited the textbook, Comprehensive Hospital Medicine.

28	2017 Proxy Statement | LifePoint Health, Inc.

OUR COMPANY

Jeffrey G. Seraphine has served as the Company's Chief Development Officer since January 2017. Prior to assuming his current position, Mr. Seraphine served as President of the Company's Eastern Group beginning in February 2013. Mr. Seraphine is a founding employee of the Company and, since 1999, has served in various roles, including as President of the Company's Delta Division and as CEO of several of the Company's hospitals. Prior to joining LifePoint, Mr. Seraphine served in hospital administration roles with Hospital Corporation of America (HCA) in Florida.

Jennifer C. Peters was appointed the Company's General Counsel effective April 3, 2017. Prior to assuming her current role, Ms. Peters served as senior vice president and chief operations counsel of the Company, where she was responsible for overseeing the Company's operations lawyers and contract management team to ensure consistent legal guidance across all operational units. Prior to joining the Company in November 2013, Ms. Peters served as general counsel, secretary and chief compliance officer for Simplex Healthcare from October 2010 through November 2013. Ms. Peters has also served as vice president and associate general counsel at Community Health Systems. In addition, Ms. Peters has experience as a hospital administrator.

Victor Giovanetti has served as President of the Company's Eastern Group since January 2017. From July 2015 to January 2017, Mr. Giovanetti served as President of the Company's Western Group. Mr. Giovanetti joined the Company in July 2013 as Chief Operating Officer of the Company's Eastern Group. Mr. Giovanetti has more than 25 years of management experience in operations, financial, clinical and strategic aspects of healthcare administration. Prior to joining the Company, his positions included president of HCA Lewis-Gale Regional Health System in Roanoke, Virginia, chief executive officer and chief operating officer of Southern Hills Medical Center in Nashville, Tennessee, and various management roles with HCA, Symbion and other healthcare organizations in Georgia.

LifePoint Health, Inc. | 2017 Proxy Statement	29

OUR COMPANY

Robert N. Klein has served as President of the Company's Western Group since January 2017. Mr. Klein has more than 25 years of healthcare administration experience, having served in various positions, including division president, since joining the Company in 2005. Most recently, Mr. Klein served as chief operating officer of the Company's Central Group from 2013 until his promotion to Western Group President. Prior to joining the Company, Mr. Klein served as chief executive officer of several HCA hospitals in Tennessee and in executive leadership positions at Baptist Medical Center in Alabama. Mr. Klein is a Fellow in the American College of Healthcare Executives.

R. Scott Raplee has served as President of the Company's Central Group since February 2013. Mr. Raplee is a founding employee of LifePoint and began his tenure as the Company's National Division Chief Financial Officer in 1999. Since then, he has served in various roles, including as Operations Chief Financial Officer, Senior Vice President and Operations President, and Senior Vice President and President of Operations Planning and Support, until his appointment as Central Group President.

Melissa O. Waddey has served as the Company's President, Ambulatory and Operations Services since January 2017. In this position, Ms. Waddey leads multiple departments that drive operations strategy, organic growth and integration of new hospitals, and oversees physician services. Ms. Waddey joined the Company in 2010 and has served in a variety of positions, including senior vice president, operations strategy and integration and chief of staff to the Company's Chairman and CEO. Prior to joining the Company, Ms. Waddey served in several hospital operational roles with HCA.

30	2017 Proxy Statement | LifePoint Health, Inc.

OUR COMPANY

CORPORATE GOVERNANCE

Our corporate governance enables our Board and employees to make prompt, principled and sound business decisions and be held accountable for delivering shareholder value. Our governance also supports our quality, compliance, and risk management. Further, our governance creates the optimal links between our strategy, our business plan, our compensation, and our quality and other controls.

Strong Governance Practices Promote Independent Board Oversight

LifePoint is committed to exercising good corporate governance practices. We believe that good governance promotes the long-term interests of our shareholders and strengthens Board and management accountability.

• Majority vote standard in uncontested elections of directors
Shareholder Rights	• Director resignation policy with respect to directors who do not receive a majority of votes cast
• No poison pill
• One class of voting shares outstanding

• All directors are independent, other than the CEO
• Active, engaged and independent chairs of all standing committees
• Audit and Compliance, Corporate Governance and Nominating, and Compensation Committees 100% independent
• Regular executive sessions of independent directors chaired by our Lead Director
Board Composition and Practices	• Comprehensive annual self-evaluation and performance assessments of Board, Committees and each director
• Director "overboarding" policy generally restricting the number of public company boards on which a director of the Company may serve
• Independent director participation and oversight of key governance processes, such as risk oversight, strategic planning and CEO performance, succession planning and compensation
• Mandatory director retirement policy

Governance Materials Available on our Website

The structure and processes of the Board of Directors are based on key governance documents, including our Corporate Governance Standards, which govern the operation of the Board of Directors and its committees and guide the Board and our executive leadership team in the execution of their responsibilities. Our Corporate Governance Standards, along with all of our governance documents, are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our shareholders and other stakeholders, and otherwise as circumstances warrant.

Our Corporate Governance Standards, along with the Company's other corporate governance materials, are available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net. Instructions for how to communicate with our Board of Directors are also included in this section of our website.

LifePoint Health, Inc. | 2017 Proxy Statement	31

OUR COMPANY

CORPORATE CONTROLS

Corporate controls ensure that the strategy we adopt and the business plan we design to achieve it deliver the results we want and not those we do not. Often more focus is placed on the seemingly more exciting strategy-dominated front-end of business decision making and not the corporate controls back end that is equally essential to success.

Our featuring of our corporate controls here, our inclusion of a Quality Committee of the Board and our integration of quality goals into our compensation plans show we do not neglect these key functions.

Board Oversight of Risk

The Board of Directors considers risk oversight a high priority. Throughout the year, the Board of Directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics. The Board of Directors has delegated responsibility for the oversight of specific risks to the following committees:

• The Enterprise Risk Management Committee of the Company, which is comprised of individuals from all major areas of the Company including operational, financial, human resources, legal and risk functions of the Company, has established a comprehensive process for the management of risk across the Company and measurement methodologies for quantifying, comparing, benchmarking and prioritizing risks facing the Company;

• The Audit and Compliance Committee oversees the Company's guidelines, policies and processes for monitoring and mitigating risk relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance efforts. The Audit and Compliance Committee oversees the internal audit function and the Company's ethics programs, including the Code of Conduct and Code of Ethics, and receives reports from the Company's compliance and audit services departments at each of its regular meetings;

• The Compensation Committee, with management and the Compensation Committee's independent compensation consultant, regularly monitors and assesses the risk levels of the Company's executive compensation policies and practices and the Company's compensation practices in general. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive aspect of the compensation, including the use of multiple metrics that align the executives with the Company's long-term strategy and have appropriate thresholds and caps, multi-year vesting for equity, a carefully considered peer group to assure the Company's compensation practices are measured and appropriately competitive, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company's stock ownership guidelines. In addition, the Company's executive compensation recoupment policy allows the Company to recover bonus payments and certain equity awards under certain circumstances. Based on its assessment, the Compensation Committee believes that the Company's compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company;

• The Corporate Governance and Nominating Committee oversees risks related to the Company's governance structure and processes, including by regularly reviewing and considering corporate governance practices, ensuring that appropriate senior management succession plans are in place, and conducting annual Board and committee evaluations;

32	2017 Proxy Statement | LifePoint Health, Inc.

OUR COMPANY

• The Quality Committee plays a significant role in evaluating risks with respect to clinical performance and industry practices, including by monitoring and evaluating the Company's quality of care and patient safety programs and initiatives, and receiving management reports on deviations from the Company's quality and safety standards and corrective and preventative actions; and

• The Disclosure Committee of the Company, which is comprised of all senior leaders as well as individuals from all major areas of the Company, including operational, financial, human resources, legal and risk functions of the Company, plays an integral role in reviewing the accuracy, completeness, timeliness and fairness of the Company's financial reporting.

Code of Conduct and Code of Ethics

The Company has a Code of Conduct that provides guidance to the Board of Directors and all employees, including the Company's senior management. The Board of Directors has also adopted a Code of Ethics for the Company's CEO, principal financial officer, principal accounting officer, controller and persons performing similar functions, which specifically addresses the unique roles of these officers in corporate governance. Many of the topics covered in the Code of Ethics are also addressed in the Code of Conduct, and each of the officers subject to the Code of Ethics is subject to, and has agreed to comply with, the Code of Conduct.

The Code of Conduct and the Code of Ethics are available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

Compliance Hotline

Any person, whether or not an employee, who has a concern about the conduct of the Company or any of the Company's personnel, including pursuant to the Audit and Compliance Committee's policy on the reporting of concerns regarding the Company's accounting, internal controls or auditing matters, may, in a confidential and anonymous manner, communicate that concern through an external compliance hotline by calling 877-508-5433. The hotline services are available 24 hours a day, seven days a week. All calls to the compliance hotline are handled on an expedited basis and, under certain circumstances, are then communicated directly to the Chair of the Audit and Compliance Committee.

Independence and Related Person Transactions

Independence Determinations

Under the listing standards of NASDAQ and the Company's Corporate Governance Standards, the Board of Directors must consist of a majority of independent directors. In making independence determinations, the Board of Directors observes NASDAQ and SEC criteria and considers all relevant facts and circumstances. Under NASDAQ listing standards and the Company's Corporate Governance Standards, to be considered independent:

• The director must not have a disqualifying relationship, as defined in NASDAQ listing standards; and

• The Board of Directors must affirmatively determine that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization which has a material relationship with the Company, and meets the independence standards established by NASDAQ, and all other applicable laws, rules and regulations regarding director independence in effect from time to time.

The Board of Directors, through its Corporate Governance and Nominating Committee, regularly reviews all relevant business relationships any director or nominee for director may have with the Company. As a result of its review, the Board of Directors has determined that none of the directors, other than Mr. Carpenter, the Company's Chairman and CEO, has a material relationship with the Company and, as a result, all of the directors other than Mr. Carpenter are independent.

LifePoint Health, Inc. | 2017 Proxy Statement	33

OUR COMPANY

The Board of Directors has determined that all of the directors who serve as members of the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are independent as required by NASDAQ listing standards. Under these rules, Audit and Compliance Committee members also satisfy the separate SEC independence requirement that provides that no member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than compensation for services as a director.

Additionally, in determining the independence of Compensation Committee members, the Board of Directors must consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to, the source of such directors' compensation, including any consulting, advisory or other compensatory fee paid by the Company, and whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Related Person Transaction Policy and Process

In addition to the Company's Corporate Governance Standards, Code of Conduct and Code of Ethics, the Board of Directors has approved written policies and procedures that govern the review, approval and/or ratification of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and each of their respective family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in any single calendar year. A copy of the Related Person Transactions Policies and Procedures is available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

This policy is administered under the oversight of the Audit and Compliance Committee. To assist this committee in identifying potential related person transactions, each director and executive officer is required to identify his or her family members and provide certain information about them, which they update on a quarterly basis. The Company's Corporate Governance Officer disseminates a list of the related persons to various officers and departments of the Company on a quarterly basis so that such transactions can readily be identified. If a related person transaction is identified in advance and the Corporate Governance Officer determines that the transaction is subject to this policy, the transaction must be submitted to the Audit and Compliance Committee (or its Chair, if time is of the essence) for consideration. The Audit and Compliance Committee may generally approve such transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders. The policy also enumerates certain related person transactions that are deemed automatically pre-approved by the Audit and Compliance Committee because the SEC has determined that such transactions are not required to be disclosed or they are unlikely to raise the concerns underlying the SEC's disclosure requirements.

During 2016, there were no reportable related person transactions for the Company, and no related person had any reportable indebtedness to the Company or any of its subsidiaries.

Compensation Committee Interlocks and Insider Participation

During 2016, the Compensation Committee of the Board of Directors consisted of Drs. Maupin and Tuckson, Ms. Kondracke, and Messrs. Evans, Haley, Bier and Ezell (until Messrs. Bier's and Ezell's retirement following the 2016 annual meeting of shareholders). In addition, Mr. Crawford and Ms. Schreuder were appointed to the Compensation Committee following the 2016 annual meeting of shareholders. None of the members of the Compensation Committee has at any time been an officer or employee of the Company, nor has any of the members had any relationship requiring disclosure by the Company. None of the Company's executive officers serve, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on the Company's Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than ten percent (10%) of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review

34	2017 Proxy Statement | LifePoint Health, Inc.

OUR COMPANY

of (1) the applicable filings, and any amendments thereto, made with the SEC and posted on its website and (2) written representations from the Company's executive officers and directors, the Company believes that all reports were filed in a timely manner during 2016.

All Section 16(a) reports are posted on the "Investor Relations — SEC Filings" section of the Company's website, www.LifePointHealth.net, by the end of the business day after filing and remain accessible for at least 12 months.

Sustainability

Sustainability isn't a sideline issue for LifePoint Health — as a company that helps people with their health at their most vulnerable moments, it is at our core.

Our business plan is a summary of what sustainability is all about: we seek continuous improvement in the quality of our care as measured against clinical outcomes, service standards for both our patients and our doctors, and sustainable returns for shareholders while being, in the majority of cases, the main source of employment and a key source of tax revenues in the majority of our locations. Jobs and tax revenues to fund society-wide policy goals are often neglected in sustainability discussions, even though they are what most people and communities care about most.

We hope you will read our Chairman's letter at the opening of this proxy statement, which describes our focus on doing the right thing always. We also hope you will read our most recent social responsibility report, which you can find on our website under the "Investor Relations — Corporate Governance" section at www.LifePointHealth.net.

LifePoint Health, Inc. | 2017 Proxy Statement	35

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 2)

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2017 and, as a matter of good corporate governance, the Board is requesting shareholders to ratify this selection. Ernst & Young LLP has audited the Company's financial statements since 1999 and is considered by management to be well qualified. If the selection of Ernst & Young LLP is not ratified by the shareholders, the selection of an independent registered public accounting firm will be determined by the Audit and Compliance Committee after careful consideration of any information submitted by the shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate shareholders' questions.

Fees and Services of the Independent Registered Public Accounting Firm

The following is a summary of services rendered by Ernst & Young LLP and the fees paid for such services during the last two fiscal years.

Service	2016	2015

Audit Fees	$4,835,382	$3,900,841

Audit-Related Fees	200,000	220,000

Tax Fees	537,546	176,652

All Other Fees	—	—

Total	$5,572,928	$4,297,493

Audit Fees — Primarily for professional services rendered in connection with the audit of the Company's consolidated annual financial statements, audit of internal control over financial reporting (pursuant to §404 of Sarbanes-Oxley) and reviews of the interim condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q for the first three fiscal quarters of the fiscal years ended December 31, 2015 and 2016. The fees also include separate opinion audits of certain subsidiaries, as well as comfort letters and consents related to SEC filings.

Audit-Related Fees — Primarily for consultation on accounting and reporting standards.

Tax Fees — For assistance with tax compliance regarding tax filings and other tax advice and consulting services.

All Other Fees — No fees were incurred for products and services provided by Ernst & Young LLP outside of those already disclosed.

The Audit and Compliance Committee considered and determined that the provision of non-audit services by Ernst & Young LLP during 2015 and 2016 was compatible with maintaining auditor independence. None of these services is of a type that is prohibited under the independent registered public accounting firm independence standards of the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit and Compliance Committee has implemented procedures to ensure the pre-approval of all audit, audit-related, tax and other services performed by the Company's independent registered public accounting firm. These procedures require that the Audit and Compliance Committee approve all services prior to the commencement of work. Unless the specific service has been pre-approved with respect to that year, the Audit and Compliance Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. For 2016, the Audit and Compliance Committee has delegated to the Chair of the Audit and Compliance Committee pre-approval authority with respect to audit or permitted non-audit services (in an amount not to exceed $50,000 in each instance) to be provided by Ernst & Young LLP, subject to ratification of such pre-approval by the Audit and Compliance Committee at its next scheduled meeting. On a quarterly basis, the Audit and Compliance Committee reviews a summary listing of all service fees, along with a reasonably detailed description of the nature of the engagement of Ernst & Young LLP. The Audit and Compliance Committee pre-approved in accordance with SEC rules all audit, audit-related, tax and other services performed by Ernst & Young LLP during 2016.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2.

36	2017 Proxy Statement | LifePoint Health, Inc.

AUDIT AND COMPLIANCE COMMITTEE REPORT

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee consists entirely of independent directors in accordance with the NASDAQ and SEC audit committee structure and membership requirements. The Audit and Compliance Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of this charter is available under the "Investor Relations — Corporate Governance" section of the Company's website, www.LifePointHealth.net.

In performing its functions, the Audit and Compliance Committee acts primarily in an oversight capacity. The Audit and Compliance Committee relies on the work and assurances of the Company's management, which has the primary responsibility for preparing financial statements and reports and implementing internal controls over financial reporting, and the work and assurances of the Company's independent registered public accounting firm, which reviews quarterly and audits annually the Company's financial statements. In addition, the Audit and Compliance Committee relies on the Company's independent registered public accounting firm to express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles and to attest management's assessment of the effectiveness of internal controls over financial reporting.

The Audit and Compliance Committee selected Ernst & Young LLP (EY) as the Company's independent registered public accounting firm for 2016. This selection was subsequently approved by the Board of Directors and was ratified by the Company's shareholders at the annual meeting of shareholders held on June 7, 2016.

The Audit and Compliance Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with the Company's management and EY. The Audit and Compliance Committee has also discussed with EY the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, "Communications with Audit Committees," as amended.

The Audit and Compliance Committee has also received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY's communications with the Audit and Compliance Committee concerning independence, and has discussed with EY their independence.

The Audit and Compliance Committee discussed with the Company's internal audit and compliance officers and EY the overall scope and plans for their respective audits. The Audit and Compliance Committee met with the internal audit and compliance officers and EY with and without members of management present to discuss the results of their examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting and compliance program.

In reliance on these reviews and discussions, and the report of EY, the Audit and Compliance Committee recommended to the Board of Directors, and the Board of Directors determined, that the audited financial statements be included for filing with the SEC in the 2016 Annual Report on Form 10-K.

AUDIT AND COMPLIANCE COMMITTEE

Michael P. Haley, Chair
Kermit R. Crawford
Richard H. Evans
Marguerite W. Kondracke
John E. Maupin, Jr.
Jana R. Schreuder
Reed V. Tuckson

Dated: April 19, 2017

LifePoint Health, Inc. | 2017 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

COMPENSATION DISCUSSION AND ANALYSIS

Our 2016 Compensation Story

Many corporate strategies sound similar; ours does not. At LifePoint, our compensation plan is grounded in our corporate strategy. We also believe strongly that our NEOs' compensation must be aligned with our shareholders' interests and expectations. Our corporate strategy and our compensation plan reflect that commitment, and in 2016, the compensation we paid our NEOs especially bears that out.

We deliver accessible quality healthcare primarily in non-urban communities, where we are often the only provider. Demand for these services is constant, but servicing it depends on our operational efficiencies and managerial excellence. These, in turn, support our ability to offer high quality care to patients who want to stay closer to home.

The Company's strategic plan is designed to deliver long-term shareholder value. Our executive compensation program is designed to support the following strategic priorities: quality, growth, operational excellence and high-performing talent. We work hard to balance these priorities, both operationally and in our compensation plans, and we believe that what we did in 2016 shows we successfully managed both.

Sometimes compensation plans stand out because of the nature or size of a particular pay element. LifePoint's compensation plans stood out last year because we made a business decision that demonstrated an appropriate balance between long- and short-term incentives. As mentioned on our third quarter earnings call, we were pursuing an acquisition until it became clear it did not support our long-term strategic objectives. Finalizing the transaction would have resulted in a potential 65% increased payout to the NEOs' 2016 annual bonuses, but the NEOs' decision to terminate the transaction was deemed the appropriate business decision, and in the best interest of shareholders.

Having the discipline to change course and own the consequences of that decision when our strategic priorities require it is essential to our long-term success. More significantly, while our bonuses were negatively impacted by this decision, our pay plans balanced these consequences against incentives to deliver ongoing returns to you, our shareholders. We believe this demonstrates that our pay plans support our strategy and your interests.

Last year over three quarters of you voted to approve our approach to executive compensation. After this vote, at the request of the Compensation Committee, we reached out to you for additional detail about how to further enhance our compensation plan designs and effectively explain our decisions. The resulting changes are discussed on page 50 under the heading "2017 Compensation and Disclosure Changes."

Although you need to read the following pages to get the full description of our 2016 compensation plans and decisions (and the design changes we have made, and are making, to them), the comments below are provided to help frame the context of our actions.

Our Health Support Center's geographic proximity to numerous other healthcare companies makes us vulnerable to employee poaching if we under pay — we lost a senior executive this year who was recruited to become CEO of another in-state company. While this is flattering to our reputation for high caliber people, it is also a reminder that our pay cannot be determined based solely on non-local peers or be too heavily skewed against nearer-term income.

Industry specialization also makes assembling valid peer groups challenging. We have taken what we believe is a fair approach to this challenge even though that meant leaving a similar company — HCA Holdings — with whom we compete for talent — off our official peer group list because it is much larger than we are. We do not use "aspirational peers" here at LifePoint.

Our overall pay design is, we believe, reasonable and challenges our executives. We balance cash and equity-based pay, long- and short-term incentives, and corporate and shareholder metrics, as well as consider individual performance. Many peers have generous executive retirement benefits that we don't. We rely on our other pay elements to compete for talent, even though these do not nearly equate to the value of the retirement plans offered by some of our competitors. We hope you will remember this when you look at our peer data. We also have good foundational compensation governance provisions: a claw-back provision; anti-hedging, anti-pledging and anti-repricing policies, incentive compensation caps, double-trigger severance, multiple metrics for performance-based equity, and no perquisites, as you will read in more detail below.

Most significantly, although we have stock-holding requirements for our NEOs, they (except our newest NEO who assumed his role late in the third quarter) voluntarily hold between five and ten times the multiple that we require. In other words, our NEOs don't simply act like owners at LifePoint, they are owners — by choice.

38	2017 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

Meet Our NEOs
•
William F. Carpenter III, Chairman and Chief Executive Officer.  Bill Carpenter has been the CEO at LifePoint Health since 2006. During that time, he has consistently focused on delivering shareholder value. One key to his success in this area is his ability to assemble and develop a high-performing leadership team. In 2016, when our former CFO left the Company to become the CEO of another healthcare company in the state, Bill promoted Mike Coggin from within the organization to be the Company's new CFO, demonstrating both the level of talent the Company maintains on the team and the bench strength ready to go when needed, reflecting our ongoing focus on succession planning.

In addition, under Bill's leadership, the Company has excelled in patient care, safety and satisfaction, which are the foundation of our business. Duke LifePoint Healthcare, a first-of-its-kind joint venture with Duke University Health System, has become a national model for transforming the delivery of care to enhance quality and efficiency while reducing costs. This innovative collaboration with Duke has led to the establishment of LifePoint's National Quality Program, under which our facilities must meet stringent quality and patient safety guidelines to achieve the designation of "Duke LifePoint Quality Affiliate." Finally, Bill exhibits a strong, caring leadership role within the Company, creating an appropriate "tone-at-the-top" that encourages a culture of safety and compliance throughout the organization.

•
David M. Dill, President and Chief Operating Officer.  During David's tenure as President and Chief Operating Officer, the operating environment in healthcare has been challenging and faced a tremendous number of changes. Despite this, David has kept the operations team focused on their priorities while at the same time preparing for the future. In 2016, the operations team took further steps to pilot clinically integrated networks in several of the Company's markets, laying the foundation for the future of population health management in our communities. In addition, the operations team focused on the integration of seven hospitals representing net revenues of approximately $1.1 billion through its comprehensive, standard and scalable integration process that we believe significantly reduces risk, achieves cultural, operational and financial results quickly and aligns with our Company's mission, vision and values. Finally, the operations team has increased the Company's efficiency through the formation and implementation in 2016 of a central billing office and a credentialing support service. By bringing these formerly outsourced services in-house, the Company has been able to provide improved service and consistency to our hospitals, resulting in high quality patient care.

David has also been a major force behind our joint venture with Duke University, our establishment of LifePoint's National Quality Program, and our focus on continuous quality improvements in each of our facilities.

•
Michael S. Coggin, Executive Vice President, Chief Financial Officer and Chief Accounting Officer.  Mike was promoted to his role in September 2016. In his previous role with the Company, Mike was known for his attention to detail and his relentless commitment to maintaining the integrity of the Company's financial statements. Mike brings that same commitment to his new role as he now engages directly with our analysts and investors to help them understand the Company's strategies. LifePoint Health maintains one of the strongest balance sheets in the industry, and Mike is committed to the Company's continued success in this area.

•
John P. Bumpus, Executive Vice President and Chief Administrative Officer.  As head of talent management for the Company, John has led the succession planning programs for LifePoint helping to ensure there is a strong bench of people like Mike Coggin ready when key positions in the Company become available. In addition to human resources, John heads our communications department, oversees our capital and construction department and leads the Company's energy management and environmental sustainability efforts. Additionally, in 2016 John led an effort to advance the Company's mission, vision and guiding principles in all of its facilities as the LifePoint Health brand becomes stronger in communities across the country.

Our discussion of 2016 executive compensation also includes Leif M. Murphy, the Company's former Executive Vice President, Chief Financial Officer and Chief Development Officer, who resigned effective September 16, 2016, and Paul D. Gilbert, the Company's former Executive Vice President, Chief Legal Officer and Corporate Governance Officer, who resigned as an executive officer of the Company effective February 14, 2017.

LifePoint Health, Inc. | 2017 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

2016 Company Performance Highlights

It takes us approximately three years to fully benefit from most of our acquisitions. We have demonstrated success with our model over time, but we expect pressure on margins in the integration years following major acquisitions — of which 2016 was one.

Key Financial Metrics	FY 2016 Results	FY 2015 Results	% Increase/(Decrease)

Net Revenues	$6,364.0 million	$5,214.3 million	22.0%

Adjusted Normalized EBITDA(1)	$746.5 million	$705.7 million	5.8%

Adjusted Diluted EPS(1)	$3.61	$4.09	(11.7)%

(1)
See Appendix A for definitions and reconciliation of these non-GAAP financial measures.

The increase in the Company's revenues was largely attributable to the Company's recent acquisitions. Adjusted Normalized EBITDA was positively impacted by the Company's operating performance in 2016, including the results of our recent acquisitions. These increases were partially offset by an expected reduction in meaningful use income. Adjusted Diluted EPS was, as expected, negatively impacted by a combination of the reduction in meaningful use income and higher depreciation and interest expense associated with our recent acquisitions.

Shareholder Engagement and 2016 Compensation and Disclosure Changes

The structure of the Company's executive compensation program is and has been heavily influenced by our shareholders. We regularly seek shareholder input via our annual say-on-pay vote and by reaching out directly to shareholders and proxy advisors. Based on this feedback, we have made changes to our executive compensation program over the past several years, such as (i) shifting to relative TSR as a performance metric for our long-term, at-risk RSU grants; (ii) adding more rigorous goals to both the short-term and long-term performance metrics; (iii) including additional financial metrics directly tied to the Company's strategic objectives and the creation of shareholder value; (iv) ensuring no overlap between short-term and long-term goals; and (iv) measuring long-term metrics over a three-year time frame.

In 2016, based on the input received from our shareholders, the Compensation Committee moved Integration EBITDA, which measures the EBITDA growth of recently acquired hospitals, from the annual cash incentive award performance metrics to the long-term equity incentive criteria for the 2016 RSU awards, creating a second long-term incentive metric tied directly to Company strategy, again ensuring that there was no overlap between short-term and long-term goals.

Therefore, the 2016 at-risk RSU awards will be measured over a three-year time frame with approximately 30% of the 2016 RSU awards based on three-year relative TSR performance and approximately 70% of the 2016 RSU awards based on the three-year EBITDA performance of certain acquisitions. As a successful integration takes multiple years, the Compensation Committee believes that Integration EBITDA is best-suited as a three-year measurement to encourage disciplined acquisitions and the effective integration and efficient operation of recently acquired facilities, which should result in margin growth in these hospitals and increase shareholder value. This three-year focus is consistent with the Company's long-term transition and integration modeling for acquired facilities.

In addition, based on shareholder input, the Compensation Committee also:

  •
  Expanded the Compensation Discussion and Analysis to highlight how the executive compensation program complements and advances the Company's strategic priorities, both historically and today; and

  •
  Expanded its explanation of how the Nashville healthcare market influences the executive compensation process.

Consideration of 2016 Say-on-Pay Vote

At our Annual Meeting of Shareholders in June 2016, our shareholders approved our executive compensation program with approximately 76% of the votes cast in favor of our "say-on-pay" proposal. Following the meeting, at the Compensation Committee's request, the Company sought feedback from shareholders owning approximately 74% of the Company's outstanding Common Stock. The results of this outreach are discussed on page 50 in the section entitled "2017 Compensation and Disclosure Changes."

40	2017 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Company Strategy and Compensation Design

LifePoint has achieved success by remaining focused on our long-term strategic plan, which has been built consistently on our four key strategic priorities: quality, growth, operational excellence and high performing talent. As shown in the following table, we directly tied our 2016 incentive compensation programs to our key strategic priorities:

Strategic Priority	Rationale	Link Between Compensation Programs and Our Strategic Priorities

Quality	Our strategic plan is based, first and foremost, on providing high quality care and service to our patients

•

Quality across the continuum of care is a core value embedded in all of our financial, operational, and strategic goals and initiatives and our annual incentive plan includes formal metrics related to quality.

•

In 2016, the quality metrics included performance for hospital readmissions, central line associated blood stream infections (CLABSI), and HCAHPS, which align with value-based reimbursement and penalty initiatives established by CMS and emulated by other payers. The 2016 quality metrics also included physician satisfaction scores because our physicians are essential partners in providing value based care.

Growth	Growing revenue and profitability both organically and inorganically is essential to our long-term success

•

Revenue was used as a metric under our annual incentive plan in order to drive organic growth and successful integration of historical acquisitions.

•

Acquisition revenue was used as a metric under our annual incentive plan in order to drive inorganic growth, ensuring we are capitalizing on opportunities to expand our business for the future.

•

Integration EBITDA was used as a metric for our 2016 performance-based RSUs to ensure our inorganic growth is profitable and achieves our return on investment goals. This was moved from the short term plan to the long-term plan for 2016.

•

The long-term incentive program for our NEOs is 100% performance-based and contingent upon delivering profitable growth and shareholder returns.

Operational Excellence

Managing costs effectively, maintaining ample liquidity, and successfully integrating acquired facilities ensure that our growth is profitable and that we are positioned strongly to execute our short-term and long-term financial, strategic, and operational initiatives

•

Use of EBITDA and diluted EPS in our annual incentive program focuses on both operational and overall profitability.

•

Integration EBITDA was used as a metric for our long-term performance-based RSUs, as it is important that we take a disciplined approach to acquisitions and that the acquisitions we complete provide profitable returns.

High Performing Talent	Our business model requires top talent capable of successfully executing our business strategy

•

Market competitive target compensation levels are provided to ensure we attract and retain high caliber talent, especially considering the highly competitive market for top healthcare talent in the State of Tennessee (see page 43).

•

Amounts earned pursuant to our incentive plans vary based on both short- and long-term Company and stock price performance.

LifePoint Health, Inc. | 2017 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

Pay Mix — Why We Pay What We Pay

We design the mix of our pay elements to most effectively support our strategic priorities of quality, growth, operational excellence and the retention of high-performing talent. In 2016, our compensation consisted of the following components:

•
Base salary (9% of our CEO's total pay and an average of 20% of our other NEOs' pay). Even though it is the smallest component of our pay mix, providing a very competitive base salary is particularly important to us, given our geographic proximity to our competitors, with whom we compete for executive talent;
•
Annual cash incentive (14% for our CEO, and an average of 16% for the other NEOs) tied to key annual Company performance metrics; and
•
Equity-based pay (77% for our CEO, and an average of 64% for the other NEOs) tied to our Company's long-term performance metrics.

We use this mix because we believe that our strategies are best achieved with clear strategic goals that tie the majority of our pay to your — our shareholders' — interests. Our short-term goals are reflected in our annual cash incentive metrics, and to make sure annual goals are not prioritized at the expense of our long-term goals, the majority of our pay relies on metrics tied to the long-term creation of shareholder value.

We believe our NEOs' decision to forego a significant acquisition in 2016, which we describe at the opening of this CD&A, is a perfect illustration of this design working well.

Pay Practices — How We Pay What We Pay

Similar to other companies, we build many compensation controls around our executive pay practices, including:

•
Our pay design aligns with our strategy

•
We do not use one-off compensation awards (apart from promotions or hiring bonuses)

•
We cap our incentive compensation opportunities

•
We use multiple metrics for our performance-based compensation

•
Our employees do not have employment contracts

•
We have no supplemental defined benefit retirement plans for NEOs

•
We do not have executive perquisites

•
Our Board uses an independent compensation consultant

•
We benchmark to peer market data

•
We have double triggers in our change of control cash severance payments

•
We have a claw-back policy

•
We do not reprice stock options

•
We have anti-hedging and pledging policies

•
We undertake annual compensation risk analyses

•
We undertake annual share utilization and dilution analyses

Pay for Performance Alignment

Our compensation programs are designed, among other things, to align with our long-term business strategy and promote pay for performance. As described in "2016 Compensation," beginning on page 45, the Company had successful outcomes on a number of strategic initiatives and financial indicators (e.g., significant revenue growth), but we did not achieve some of our challenging goals. As a result, the payouts from our incentive plans were below target: the payout for our annual cash incentives was 40% of target, and the payout for our 2014 performance-based RSUs was 72% of target. These below-target payouts are consistent with our performance and demonstrate the Compensation Committee's and the Company's commitment to our pay for performance philosophy.

42	2017 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Market for Talent and Peer Group Selection

Geographic Concentration

The Compensation Committee believes that our executive leadership team has consistently performed at a high level, executing on our strategic initiatives and creating value for shareholders, and that this record of achievement makes our NEOs potentially attractive to other healthcare companies. As a result, the Compensation Committee has a heightened sensitivity to the Company's geographic market, which provides many competing professional opportunities for the NEOs that would not involve relocation:

•
Tennessee, particularly Nashville, is widely recognized as a hub of the national healthcare industry.

•
Approximately half of the investor-owned hospitals in the United States are owned or operated by Nashville-area hospital management companies.

•
Eighteen publicly-traded healthcare companies are headquartered in Nashville, with combined employment of approximately 500,000 and over $78 billion in global revenue.

•
Most of these Nashville-based investor-owned hospital management companies and other publicly-traded healthcare companies are located within 12 miles of the Company.

Several members of our executive team have joined the Company from other healthcare companies and remain attractive to other companies in the area, making it easier for talent to change employers without having to relocate. An example of this occurred in 2016, when our former CFO was recruited to join another Tennessee-based healthcare company as its CEO at a significantly higher base salary and total compensation package. This example demonstrates why the Compensation Committee believes that the strategic selection of the appropriate peer group must involve more factors than comparable financial measures.

LifePoint Health, Inc. | 2017 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group

In 2016, the Compensation Committee relied on various sources of compensation information provided by Mercer to identify comparator companies (1) with similar business characteristics, including geographic location, to those of the Company, (2) of a comparable size to LifePoint, and (3) against which we compete for senior executive level talent.

As a result of the review process by the Compensation Committee, with the assistance of Mercer, several changes were made to our peer group for 2016: (1) Acadia Healthcare, AmSurg, Laboratory Corp. of America, and Quest Diagnostics were all added to the group as they generally fit the screening parameters discussed previously; and (2) Varian Medical Systems was removed given differences between itself and LifePoint and the other peers. The following companies made up the Peer Group for 2016:

Hospital Management Companies		Health Services Companies

Community Health Systems	Acadia Healthcare
Tenet Healthcare	AmSurg
Universal Health Services	Brookdale Senior Living
DaVita Healthcare Partners
HealthSouth
Kindred Healthcare
Laboratory Corp. of America
Quest Diagnostics
Select Medical Holdings

The Compensation Committee's analysis of comparable companies results in a relatively small Peer Group because (i) many potential comparator companies are focused on a single service line within the healthcare industry rather than the more complex management and operation of hospitals and other healthcare facilities and (ii) there has been consolidation within the healthcare industry following the passage of the Affordable Care Act in 2010.

While not included in the Company's Peer Group, the Compensation Committee reviews the compensation practices of HCA Holdings, Inc., which, although significantly larger than the Company in revenue and market capitalization, is a hospital management company located in the Nashville metropolitan area. Additionally, HCA reviews the pay practices of LifePoint as part of its executive compensation benchmarking process.

For each company in the Peer Group, the Compensation Committee, with the assistance of Mercer, reviews proxy data focused on all key components of target total direct compensation, including base salary, target bonus, target annual compensation (i.e., base salary plus target bonus), long-term incentives, and target total direct compensation (i.e., target annual compensation plus long-term incentives). Additionally, the Compensation Committee reviews compensation survey data with respect to Mr. Bumpus because his role with the Company often is not comparable to the individual roles for which proxy data is available within the Peer Group due to the broad scope of his responsibilities.

In considering the Company's executive compensation program as compared to the Peer Group, the Compensation Committee takes into account (i) that the Company is the only major hospital management company without a meaningful supplemental defined benefit retirement plan and perquisites; (ii) the consistent high performance of the NEOs and their extensive experience in the healthcare industry; and (iii) that for select roles, such as the combined President & COO role held by Mr. Dill, there are limited data samples within the Peer Group.

44	2017 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

2016 Compensation

In making 2016 executive compensation decisions, the Compensation Committee evaluated the results of the Company's performance in 2015 related to its strategic priorities and analyzed the compensation of each NEO in detail, including how each NEO's base salary, annual cash incentive, long-term incentive and total direct compensation compared to the compensation paid to similar positions at companies within the Company's Peer Group described above and, where applicable, relevant survey data. In addition, the Compensation Committee discussed unique factors applicable to each NEO, such as the role and level of responsibility and their most recent and long-term performance with the Company. Furthermore, the Compensation Committee used the following guiding framework when setting target compensation levels for our NEOs:

•
Provide market-competitive target pay levels to facilitate the retention and attraction of top senior executive-level talent.

•
Put programs in place where actual pay is above or below target pay levels as determined by performance.

•
Place approximately 80% — 90% of the NEOs' compensation at risk, tying it to performance.

•
Align NEO pay with the creation of long-term shareholder value.

•
Acknowledge the absence of defined benefit retirement plans and perquisites that exist at other hospital management companies.

•
Recognize that each of the NEOs has substantial experience and tenure with the Company and a proven track record of success.

The Compensation Committee believes it is important for the entire executive team to be aligned and focused on achieving the Company's business goals and enhancing shareholder value. Therefore, the 2016 compensation package for our CEO was set in a similar fashion as that for our other NEOs. In setting Mr. Carpenter's total compensation package for 2016, the Compensation Committee considered that it had meaningfully changed Mr. Carpenter's total direct compensation target in the previous year, recognizing his consistent performance as CEO since 2006 and the shareholder value that had been achieved during his tenure in this role, specifically noting that these results had been achieved during not only a difficult time in the American economy, but also during the implementation of the Affordable Care Act. In addition, the Compensation Committee specifically noted his setting a tone of compliance from the top of the organization and his demonstrated ability to build a strong culture throughout the organization.

To assist with their ability to make effective decisions, the Compensation Committee relies on Mercer, its independent compensation consultant, to provide the services described on page 51 under the heading "Role of the Compensation Consultant." As a result of its comprehensive evaluation process, the Compensation Committee made the following decisions for 2016:

Base Salaries

The following table shows the 2016 base salaries and percent increases relative to 2015 levels for our NEOs:

Name	2015 Base Salary	2016 Base Salary	% Increase

William F. Carpenter III	$1,150,000	$1,179,000	2.5%

David M. Dill	$670,000	$687,000	2.5%

Michael S. Coggin(1)	$310,000	$420,000	35.5%

John P. Bumpus	$438,000	$449,000	2.5%

Paul D. Gilbert	$530,000	$543,000	2.5%

Leif Murphy(2)	$620,000	$650,000	4.8%

(1)  Mr. Coggin served as our Senior Vice President and Chief Accounting Officer until September 2016 when he was promoted to Chief Financial Officer; the base salary of $420,000 reflects the annualized rate upon his promotion.

(2)  Mr. Murphy resigned as our Chief Financial Officer in September 2016 and, upon his resignation, all unexercisable options, unvested RSUs, and any potential 2016 annual cash incentive award were forfeited.

LifePoint Health, Inc. | 2017 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

When making compensation decisions for 2016, the Compensation Committee noted that in 2015 the Company met or exceeded the performance target for each of its business goals, including revenue growth, EBITDA growth, Adjusted Diluted EPS and quality. Because of Mr. Carpenter's short- and long-term performance, and in order to keep his target pay competitively positioned with the market peer group, the Compensation Committee determined a 2.5% base salary increase was appropriate. For the remainder of the NEOs, each of whom has a proven track record of success, the Compensation Committee determined that salary increases of 2.5% were consistent with market practices within the Peer Group, and were necessary to keep executive pay competitively-positioned within the Peer Group and the Nashville healthcare market. Mr. Murphy received a base salary increase of 4.8% at the time the other NEOs received their respective increases in order to position his salary more competitively relative to the market and considering his recent strong performance and leadership in both the chief financial officer and chief development officer positions. Upon his promotion to Chief Financial Officer, Mr. Coggin's base salary was set at $420,000 to reflect his increased responsibilities and to more closely align with Peer Group market practices.

Annual Cash Incentive Awards

We use our annual cash incentive awards, or bonuses, in a way that links our strategy and annual business plan to compensation metrics. We believe that focusing our team on clear metrics makes our strategy real. We also believe this enhances our ability to measure progress towards our strategic goals.

We do, however, keep our bonus levels conservative and smaller than our longer-term pay to keep the emphasis on sustainable shareholder returns.

Annual Cash Incentive Award Formula

•
Performance Metric = Annual performance criteria set by the Compensation Committee at the start of each year. For 2016, the Performance Metrics included Revenues, Acquisition Revenues, Adjusted Normalized EBITDA, Adjusted Diluted EPS, and Quality.

•
Target Award Percentage = the percentage of base salary that can be earned by the NEO if the target goals are met for all of the Performance Metrics. The Compensation Committee sets the Target Award Percentage for each NEO after considering market practices among the companies in the Peer Group for applicable roles and the NEO's role and responsibilities at the Company. Based on its assessment of these factors, the Compensation Committee determined that the Target Award Percentage established in 2015 continued to be competitive with the Peer Group and, as such, made no change to the Target Award Percentage for 2016, except that Mr. Coggin's 2016 Target Award Percentage was increased and set at a market competitive level upon his promotion to Chief Financial Officer in September 2016. The Target Award Percentages for 2016 for each NEO are shown in the table on the following page.

•
Total Weighted Payout = the sum of the weighting percentages given to each of the Performance Metrics based on achievement of Company performance goals as discussed in more detail below.

•
Achieved Cash Incentive Award = Base Salary × Target Award Percentage × Total Weighted Payout.

Annual Cash Incentive Awards Achieved for 2016

The annual cash incentives are awarded pursuant to the EPIP. The following table provides a description of each Performance Metric, as well as the target weighting given to each metric, the threshold, target and maximum performance goals, 2016 actual results, and the final weighted payout for each Performance Metric. Performance Metrics and weightings were selected to reinforce the Company's short-term and long-term objectives (as described previously), and performance achievement levels were set in accordance with the Company's budget for the year. In 2016, if the maximum goal for each Performance Metric had been achieved, then the Total Weighted Payout would have been 250% of the Target Award Percentage. As indicated below, based on actual 2016 financial results, Total Weighted Payout for 2016 was 40% of the Target Award Percentage.

46	2017 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Metric(1)	Target Weight	Performance Threshold(2)	Performance Target(2)	Performance Maximum(2)	2016 Results(2)	Weighted Payout

All dollar amounts in millions, except diluted EPS.

Revenues	20%	$6,169.1	$6,493.8	$6,558.7	$6,364.0	14%

Acquisition Revenues(3)	20%	$300.0	$350.0	$450.0	$249.1	0%

Adjusted Normalized EBITDA	25%	$702.0	$780.0	$811.2	$740.3	15%

Adjusted Diluted EPS	25%	$3.40	$3.78	$3.93	$3.51	11%

Quality(4)	10%	—	—	—	—	0%

Total (as a percentage of the Target Cash Incentive Award)	100%	—	—	—	—	40%

(1)  See Appendix A for definitions and reconciliation of non-GAAP financial measures.

(2)  Performance Thresholds, Performance Targets, Performance Maximums and 2016 Results have been adjusted for purposes of measuring performance in accordance with the 2016 annual cash incentive award program, when applicable, to exclude a combination of cardiology-related lawsuits, debt transaction costs, Marquette accelerated depreciation expense and an impairment charge.

(3)  Measures 12 months trailing revenues from 2016 acquisitions (not derived from the Company's audited financial statements).

(4)  The Quality goal is based on both (i) 90 consecutive days achieving a 20% reduction in readmissions from the 2010 baseline; and (ii) 90 consecutive days achieving zero central-line associated blood stream infection (CLABSI) events. Upon achievement of both the readmission and CLABSI metrics, an additional 10% could have been awarded upon the achievement of patient and physician satisfaction targets. While we exceeded the CLABSI target by achieving 104 consecutive days with no CLABSI events, our achievement of a 13.5% reduction in readmissions did not meet the readmissions target and, therefore, we did not achieve the overall Quality metric.

The table below sets forth each NEO's Target Award Percentage and Achieved Cash Incentive Award for 2016, both as a percentage of Base Salary and actual dollars. The Achieved Cash Incentive Award (as a percentage of Base Salary) was determined by multiplying the Target Award Percentage by the Total Weighted Payout shown in the previous table (40%).

Name	2016 Target Award Percentage (as a percentage of Base Salary)	2016 Target Cash Incentive Award (Dollars)	2016 Achieved Cash Incentive Award (as a percentage of Base Salary)	2016 Achieved Cash Incentive Award (Dollars)

William F. Carpenter III	150%	$1,768,500	60%	$707,400

David M. Dill	100%	$687,000	40%	$274,800

Michael S. Coggin(1)	75%	$315,000	30%	$84,400

John P. Bumpus	75%	$336,750	30%	$134,700

Paul D. Gilbert	75%	$407,250	30%	$162,900

(1)  Reflects target bonus percentage upon promotion to Chief Financial Officer; actual payouts reflect the sum of pro-rata amounts earned for eight months while serving as our Senior Vice President and Chief Accounting Officer and four months serving as our Chief Financial Officer.

LifePoint Health, Inc. | 2017 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentive Awards

The Compensation Committee utilizes long-term performance-based equity incentive awards to further align our NEOs' compensation with the Company's performance and the creation of shareholder value. Approximately 77% of the CEO's total direct compensation, and an average of approximately 64% of the total direct compensation of the other current NEOs, was in the form of at-risk long-term performance-based equity incentive awards. Based on the Company's and each executive officer's positive performance in 2015, market practices among the companies in the Peer Group, and each NEO's overall long-term contributions to the Company and, in turn, their creation of shareholder value, the Compensation Committee decided that 2016 long-term incentive award target values would be set at levels comparable to those granted in 2015. In February 2016, the Compensation Committee granted the following Long-Term Incentive Awards to the NEOs: stock options (targeted weighting of 45% of Long-Term Incentive mix for the CEO) and performance-based RSUs (targeted weighting of 55% of Long-Term Incentive mix for the CEO), except that Mr. Coggin's 2016 RSU grant was service-based since he was not an NEO on the date of grant.

Stock Option Awards

The Compensation Committee's approach to stock option awards is as follows:

•
Stock option awards vest in three equal annual installments beginning on the first anniversary following the date of the grant and expire after 10 years.

•
The regularly scheduled meetings of the Compensation Committee at which stock option awards are granted do not coincide with earnings releases or other periodic filings of the Company that may have a material effect on the stock price of the Company and are scheduled in advance without regard to those events.

•
The Compensation Committee considers stock options to be performance-based because employees recognize value only if the market value of our Common Stock appreciates over time.

The table below shows the number of stock option awards granted to our NEOs in February 2016 and shows the fair market value of the 2016 stock option awards on the date of grant and as of December 31, 2016, demonstrating the alignment of NEO compensation and Company performance.

Name		Number of Options Awarded		Fair Value on Date of Grant		Intrinsic Value as of December 31, 2016(2)

William F. Carpenter III	242,932		$4,756,609		$0

David M. Dill	100,504		$1,967,868		$0

Michael S. Coggin(1)	26,068		$510,411		$0

John P. Bumpus	31,587		$618,473		$0

Paul D. Gilbert	40,201		$787,136		$0

(1)  Mr. Coggin received a grant of 10,768 stock options (fair value on date of grant of $210,837) in February 2016 when he served as our Senior Vice President and Chief Accounting Officer. Upon his promotion to Chief Financial Officer in September 2016, he received an additional grant of 15,300 stock options (fair value on date of grant of $299,574).

(2)  Determined by subtracting the exercise price of the option award from the closing price of the Company's Common Stock on December 31, 2016.

48	2017 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

2016 Performance-Based RSU Awards

The following table shows the number of performance-based RSUs granted to our NEOs in 2016:

Name	Number of RSUs Awarded	Fair Market Value on Date of Grant

William F. Carpenter III	80,167	$5,799,281

David M. Dill	27,136	$1,963,018

John P. Bumpus	8,528	$616,916

Paul D. Gilbert	10,854	$785,178

Note: Mr. Coggin received service-based RSUs as he was not an NEO at the time grants were made in February 2016

Vesting of these performance-based RSUs is conditioned upon the achievement of:

•
Three-year integration EBITDA goals relative to targeted pro-forma adjusted EBITDA results from acquisitions made in 2014 and 2015. This metric is weighted 70%.

•
The Company's three-year annualized relative TSR performance as of December 31, 2018 relative to the TSR Peer Index (the S&P GICS Sub-Industry: Healthcare Facilities with over $500 million in revenues). This metric is weighted 30%.

The Company believes that the use of these two metrics will drive its NEOs to successfully achieve the Company's long-term business strategy while also aligning their interests with our shareholders.

2016 Service-Based RSU Award

Separately, Mr. Coggin was the only NEO to receive service-based RSUs in 2016. These grants vest one-third on each of the first three anniversaries of the respective grant dates, conditioned on continued employment with the Company. Mr. Coggin was granted 2,907 RSUs (fair value on date of grant of $186,688) in February 2016, when he was serving as our Senior Vice President and Chief Accounting Officer. In September 2016, Mr. Coggin received an additional 4,300 RSUs (fair value on date of grant of $250,905) to recognize his promotion to Chief Financial Officer and the additional responsibilities of his new role. In future years, the Compensation Committee expects Mr. Coggin to receive performance-based RSUs like the other NEOs.

Certification of Performance-Based RSUs: 2014 Award

In February 2017, the Committee certified the performance of our performance-based RSUs that were granted in 2014. The terms of the 2014 performance-based RSUs provided that shares would be earned pursuant to the following schedule based on the Company's relative TSR percentile ranking as of December 31, 2016 against the Company's TSR Peer Index (the S&P GICS Sub-Industry: Healthcare Facilities with over $500 million in revenues). For the performance period, the Company's TSR ranked at the 36th percentile of the TSR Peer Index, resulting in a payout of 72% of the targeted number of RSUs granted in 2014.

2014 Performance-Based RSU Award Payout Scale

Relative TSR Performance	% of Target Award Earned

≥ 75th Percentile	200.0%

62.5 Percentile	150.0%

50th Percentile	100.0%

37.5 Percentile	75.0%

25th Percentile	50.0%

< 25th Percentile	0.0%

2014 Performance-Based RSUs Earned

Name	Target Number of Performance-based RSUs	Number of Performance-based RSUs Earned (72% of Target)

William F. Carpenter III	85,000	61,200

David M. Dill	42,000	30,240

John P. Bumpus	14,000	10,080

Paul D. Gilbert	17,000	12,240

Note: Mr. Coggin did not receive any 2014 performance-based RSUs

LifePoint Health, Inc. | 2017 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

2017 Compensation and Disclosure Changes

Following the Company's 2016 Annual Shareholder Meeting, at the Compensation Committee's request, the Company sought feedback from shareholders owning approximately 74% of the Company's outstanding Common Stock. In 2017, based on the input received from our shareholders and to recognize the recent changes and potential future events that could affect the healthcare sector, the Compensation Committee:

•

Maintained base salaries, annual cash incentive targets and long-term incentive values at 2016 levels, except for Mr. Coggin whose base salary was increased in order to bring him in line with the Peer Group;

• Streamlined the annual incentive plan to include only three metrics: budgeted net revenues, budgeted EBITDA, and quality;

•

Modified the metrics under the performance-based RSU program to include diluted EPS and relative TSR;

•

Eliminated excise tax gross-ups under the Change in Control Plan for new employees; and

•

Included additional information regarding the Committee's executive compensation decisions in this Proxy Statement.

The Committee believes that these changes reflect the current state of our business, account for the uncertain regulatory environment in which we currently operate, and appropriately incentivize our NEOs to successfully achieve our short-term and long-term strategic goals. More specifically, the Committee identified EPS as a metric directly tied to shareholder return and, therefore, felt it was a long-term metric more appropriately tied to the performance-based RSUs. Additionally, the Committee determined that TSR, which is also tied to shareholder value, but which reflects external matters outside the control of management, would be better used as a modifier. Thus, the 2017 RSU award grant will either increase or decrease, depending on the Company's Diluted EPS and TSR performance during the performance period for the 2017 RSU grant. Finally, the Committee removed Integration EBITDA from the long term metrics and removed acquisition revenues from the annual incentive plan metrics since the Company's acquisition activity decreased in 2016 and, as such, these measures would not be meaningful. Additional details on these 2017 programs will be provided in next year's proxy statement.

How We Make Compensation Decisions

Role of the Compensation Committee

The Compensation Committee oversees the development and administration of the Company's compensation programs and practices, evaluates and determines the compensation of the NEOs, and administers the Company's equity-based incentive programs. The Chair of the Compensation Committee, currently Dr. Maupin, has a significant role in determining the compensation recommendations presented to the Compensation Committee.

The Compensation Committee works closely with the Company's Executive Vice President and Chief Administrative Officer, Mr. Bumpus, to review and evaluate potential changes or improvements to the Company's compensation and benefit programs.

The Lead Director, Mr. Evans, reviews the performance of the Company's Chief Executive Officer, Mr. Carpenter, based on input from all other independent directors and his own observations. Performance results are discussed with Dr. Maupin. Mr. Evans and Dr. Maupin jointly provide recommendations regarding Mr. Carpenter's compensation to the Compensation Committee. Mr. Evans also discusses the results of this performance review with Mr. Carpenter.

Mr. Carpenter provides the Compensation Committee with input regarding the performance of and compensation recommendations for other NEOs based on his direct knowledge of their contributions during the year. Mr. Carpenter does not play any role with respect to the deliberations and determinations about his own compensation.

50	2017 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee also utilizes Mercer, its independent compensation consultant, to perform a detailed review of peer group compensation in the fourth quarter of each year. Mercer also meets regularly with and reports to the Compensation Committee in formulating recommendations for executive compensation. Further, the Compensation Committee uses "tally sheets" that quantify detailed information and dollar amounts for the last three years for each component of executive compensation, including the value of all equity granted to each NEO, and the value of welfare and retirement benefits and severance payments.

Role of the Compensation Consultant

The Compensation Committee retained Mercer as its independent compensation consultant in 2016. Mercer reports directly to the Compensation Committee. A representative of Mercer attends meetings of the Compensation Committee and works extensively with the Compensation Committee Chair, the Lead Director and management between meetings. In 2016, Mercer provided the Compensation Committee with updates on executive compensation trends and external developments, an analysis of board of director compensation levels, a competitive evaluation of each compensation element and total compensation for the NEOs based on Peer Group proxy data (and, with respect to Mr. Bumpus, compensation survey data), and information on CEO total compensation without prior review by the CEO.

The Compensation Committee annually considers the independence of Mercer in accordance with SEC rules and NASDAQ listing standards. In 2016, the Compensation Committee assessed Mercer's independence, taking into account the following factors:

•
provision of other services to the Company by Mercer and its affiliates other than its services to the Compensation Committee;

•
the amount of fees paid by the Company to the consultant and its affiliates as a percent of the consultant's total revenue;

•
the policies and procedures the consultant has in place to prevent conflicts of interest;

•
any business or personal relationships between the consultant and the members of the Compensation Committee;

•
any ownership of Company stock by the individuals performing consulting services for the Compensation Committee; and

•
any business or personal relationship of Mercer with an executive officer of the Company.

After consideration of the factors above, the Compensation Committee determined that Mercer is independent and that no conflicts of interest exist.

Risk Considerations

As part of its ongoing review of the Company's executive compensation program, the Compensation Committee considers the risk profile of the program. The Compensation Committee has concluded that the Company's executive compensation program does not encourage unnecessary or excessive risk-taking and includes an appropriate balance of short-term and long-term metrics that do not overlap. See the section entitled "Board Oversight of Risk" on page 32 for an additional discussion of the Board's role in risk considerations.

Other Compensation Policies and Information

Additional Compensation Elements

Retirement and Deferred Compensation Benefits

The provision of retirement benefits is necessary to remain competitive with our Peer Group and to attract and retain executives. We make available the following retirement benefits to encourage and reward the NEOs for their continued service.

•
401(k) Plan.  The NEOs participate in the LifePoint Health Retirement Plan, a tax-qualified defined contribution retirement plan that is a part of our broad-based employee benefit program. The NEOs participate in the Retirement Plan on the same basis as other employees. The purpose of the Retirement Plan is to assist our

LifePoint Health, Inc. | 2017 Proxy Statement	51

COMPENSATION DISCUSSION AND ANALYSIS

  employees in saving for retirement and to aid the Company in employee retention and recruitment. Eligible employees may elect to contribute a portion of their compensation to the Retirement Plan, and the Company may in its discretion make matching contributions based on each employee's contributions. Employees decide the investments in which their accounts are invested. Benefits under the Retirement Plan are based solely on each employee's contributions, matching contributions and return on investment.

•
Deferred Compensation Plan.  The NEOs and certain other senior executives and employed physicians of the Company are eligible to participate in the Company's Deferred Compensation Plan, which was amended and restated effective January 1, 2016. The Deferred Compensation Plan provides participants with an opportunity to defer up to 50% of their base salary and up to 85% of their annual cash incentive awards that would otherwise be paid during a given calendar year. The Deferred Compensation Plan allows participants to defer up to 100% of any performance-based RSUs if such deferrals are allowed under the applicable RSU award agreement.

In addition, the Company may make a matching contribution to the Deferred Compensation Plan on behalf of an NEO, based on the amount of compensation the NEO defers (excluding Mr. Coggin who was not an NEO when the Company designated the NEOs who are eligible for such matching contributions). The match is intended to further incentivize the NEOs for their continued service and to remain competitive with our Peer Group. Eligibility for the match is conditioned on the NEO deferring payment until age 62 or their separation from service. The NEOs must elect to defer a minimum amount of compensation each year to receive the match; however, there is also a limit on the amount of deferred compensation that may be matched per year.

Employee Benefits

In addition to the Retirement Plan, our NEOs are eligible to participate in the Company's broad-based health and welfare benefits programs on the same basis as other employees, including medical, dental, vision, group life, and disability insurance. The Company also provides a supplemental long-term disability plan to accommodate certain employees, including the NEOs, who cannot receive a maximum payout under the existing long-term disability plan because of limitations within the plan. However, the Company does not consider this to be a significant component of our NEO compensation program.

No Supplemental Defined Benefit Retirement Plan

The Company does not provide a separate supplemental defined benefit retirement plan to the NEOs.

No Perquisites

The Company does not provide perquisites such as cars or car allowances, club memberships, financial planning or tax preparation assistance.

Stock Ownership Guidelines

In addition to utilizing the compensation structure to promote a long-term perspective in managing the Company, the Compensation Committee has established stock ownership guidelines as a way to further align the interests of executives and directors with the interests of shareholders. The stock ownership guidelines require:

•
Senior executives of the Company, including the NEOs, to own Common Stock equal in value to three times their annual base salary; and
•
Non-employee directors of the Company to own Common Stock equal in value to three times their annual retainer.

The Compensation Committee monitors compliance with these guidelines on an annual basis. As of December 31, 2016, the value of stock owned by each NEO based on the closing price of the Company's Common Stock on December 31, 2016 exceeds the applicable minimum stock ownership requirement.

52	2017 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Recoupment Policy

The Company's executive officers, including the NEOs, are subject to a Recoupment Policy. Generally, the Recoupment Policy gives the Board of Directors the discretion to take appropriate action against an executive officer who has committed fraud that requires a restatement of the Company's financial statements. Subject to certain parameters set forth in the Recoupment Policy, the Board of Directors may require reimbursement of any (a) incentive compensation paid to an executive officer; and (b) gains realized by an executive officer upon the exercise of any equity-based awards previously made to such person that vested after the date of adoption of the Recoupment Policy.

The complete text of the Recoupment Policy is posted under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

Change in Control

The NEOs are covered by the Company's Change in Control Plan, which has a "double trigger," providing cash severance payments and certain benefits to the NEOs on a change in control only if the employment of the NEOs is subsequently terminated or materially diminished. Beginning in February 2017, the Company eliminated excise tax gross-ups under our Change In Control Plan for new employees. For more information about the Change in Control Plan, please see the section entitled "Potential Payments upon Termination or Change in Control" on page 60.

Prohibitions on Hedging and Pledging

We believe our directors and officers and all employees located at our Health Support Center should not speculate or hedge their interests in the Company's securities. As a result, our Insider Trading Policy prohibits these directors, officers and employees from engaging in short sales, collars, equity swaps and other similar transactions where they may no longer have the same objective as our shareholders.

Additionally, these individuals are generally restricted from holding the Company's securities in a margin account or pledging the Company's securities as collateral for a loan. An exception to the pledge restriction may be granted by the Company's Chief Legal Officer if the individual clearly demonstrates the financial capacity to repay the loan without resort to the pledge securities. No NEO or director of the Company currently has any pledging arrangements in place.

The complete text of the Insider Trading Policy is posted under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

LifePoint Health, Inc. | 2017 Proxy Statement	53

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the above section entitled "Compensation Discussion and Analysis" beginning on page 38. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company's 2016 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

John E. Maupin, Jr., Chair
Kermit R. Crawford
Richard H. Evans
Michael P. Haley
Marguerite W. Kondracke
Jana R. Schreuder
Reed V. Tuckson

Dated: April 19, 2017

54	2017 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the Company's Named Executive Officers, which consist of the CEO, the CFO, the former CFO, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2016.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compen-sation(4)	All Other Compen-sation(5)	Total

William F. Carpenter III	2016	$1,179,000	—	$5,799,281	$4,756,609	$707,400	$195,617	$12,637,907
Chairman and	2015	1,150,000	—	6,466,600	4,755,750	2,820,375	7,964	15,200,689
Chief Executive Officer	2014	1,050,000	—	6,287,450	2,720,250	2,283,750	7,147	12,348,597

David M. Dill	2016	$687,000	—	$1,963,018	$1,967,868	$274,800	$144,237	$5,036,923
President and	2015	670,000	—	2,309,500	1,865,000	1,095,450	131,662	6,071,612
Chief Operating Officer	2014	650,000	—	3,106,740	1,395,000	1,272,375	6,362	6,430,477

Michael S. Coggin(6)	2016	$420,000	—	$437,593	$510,411	$84,400	$5,438	$1,455,842
Executive Vice President,	2015	310,000	—	213,000	139,875	164,295	5,431	832,601
Chief Financial Officer and	2014	300,000	—	$185,190	101,138	198,000	4,917	789,205
Chief Accounting Officer

John P. Bumpus	2016	$449,000	—	$616,916	$618,473	$134,700	$132,660	$1,951,749
Executive Vice President,	2015	$438,000	—	923,800	466,250	537,098	8,328	2,373,476
Chief Administrative Officer	2014	425,000	—	1,035,580	404,550	600,844	7,585	2,473,559

Paul D. Gilbert(7)	2016	$543,000	—	$785,178	$787,136	$162,900	$269,352	$2,547,566
Former Executive Vice	2015	530,000	—	923,800	746,000	649,913	6,777	2,856,490
President, Chief Legal	2014	515,000	—	1,257,490	530,100	840,094	6,776	3,149,460
Officer and Corporate
Governance Officer

Leif M. Murphy(8)	2016	$474,808	—	$1,514,205	$1,742,972	$—	$129,619	$604,427
Former Executive Vice	2015	620,000	—	1,847,600	1,771,750	1,013,700	131,071	5,384,121
President, Chief Financial	2014	600,000	—	2,219,100	906,750	978,750	5,897	4,710,497
Officer and Chief
Development Officer

(1)
Reflects discretionary cash bonuses. No such bonuses were paid in 2014, 2015 or 2016.

(2)
Reflects the grant date fair value for RSUs granted under the 2013 Plan in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 9 to the Company's financial statements included in the 2016 Annual Report on Form 10-K. With respect to 2014 and 2015, the fair value of these performance-based RSUs was determined at their Monte-Carlo simulation value based on the probable target outcome (or 100%) of the conditions at grant date. Amounts payable can range from 0% to 200% of the target awards.

(3)
Reflects the grant date fair value for stock option awards granted under the 2013 Plan in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 9 to the Company's financial statements included in the 2016 Annual Report on Form 10-K.

(4)
Reflects annual cash incentive awards earned under the EPIP. See "Compensation Discussion and Analysis — 2016 Compensation" on page 45 for a discussion of the Company's annual cash incentive awards.

(5)
Amounts shown in this column for 2016 include the following:

	Carpenter	Dill	Coggin	Bumpus	Gilbert	Murphy

Premiums for long-term disability insurance	$4,329	$2,762	$1,550	$3,685	$2,877	$2,245

Matching contributions under our Retirement Plan	3,788	3,975	3,888	3,975	3,975	2,374

Matching contributions under our Deferred Compensation Plan	187,500	137,500	—	125,000	262,500	125,000

(6)
Mr. Coggin was appointed Chief Financial Officer effective September 16, 2016.

(7)
Mr. Gilbert resigned as an executive officer of the Company effective February 14, 2017.

(8)
Mr. Murphy resigned from the Company in September 2016. Upon his resignation, the RSUs and stock options granted in 2016, and the annual cash incentive award based on the Company's 2016 performance were forfeited.

LifePoint Health, Inc. | 2017 Proxy Statement	55

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive plan awards granted to the NEOs in 2016, including: (1) the grant date; (2) possible future payouts under non-equity incentive plan awards and estimated future payouts under equity incentive plan awards; (3) the number of shares underlying all other stock awards; (4) the number of shares underlying all other stock option awards; (5) the exercise price of the stock option awards, which reflects the closing price of the Common Stock on the most recent trading date before the date of grant; and (6) the grant date fair value of each equity award computed under ASC 718-10.

								All Other	All Other
					Estimated Future Payouts			Stock	Option
		Estimated Future Payouts Under			Under Equity Incentive Plan			Awards:	Awards:		Grant Date
		Non-Equity Incentive Plan Awards(1)			Awards(2)			Number of	Number of	Exercise or	Fair Value of
								Shares of	Securities	Base Price	Stock and
	Grant							Stock or	Underlying	of Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(3)	Awards(4)

Carpenter	N/A	$88,425	$1,768,500	$4,421,250	—	—	—	—	—	$—	$—
	02/23/16	—	—	—	40,084	80,167	160,334	—	—	—	5,799,281
	02/23/16	—	—	—	—	—	—	—	242,932	64.22	4,756,609

Dill	N/A	$34,375	$687,000	$1,717,500	—	—	—	—	—	$—	$—
	02/23/16	—	—	—	13,568	27,136	54,272	—	—	—	1,963,018
	02/23/16	—	—	—	—	—	—	—	100,504	64.22	1,967,868

Coggin	N/A	$15,750	$315,000	$787,500	—	—	—	—	—	$—	$—
	02/23/16	—	—	—	—	—	—	2,907	—	—	186,688
	02/23/16	—	—	—	—	—	—	—	10,768	64.22	210,837
	09/13/16	—	—	—	—	—	—	4,300 (5)	—	—	250,905
	09/13/16	—	—	—	—	—	—	—	15,300 (5)	58.25	299,574

Bumpus	N/A	$16,838	$336,750	$841,875	—	—	—	—	—	$—	$—
	02/23/16	—	—	—	4,264	8,528	17,056	—	—	—	616,916
	02/23/16	—	—	—	—	—	—	—	31,587	64.22	618,473

Gilbert	N/A	$20,363	$407,250	$1,018,125	—	—	—	—	—	$—	$—
	02/23/16	—	—	—	5,427	10,854	21,708	—	—	—	785,178
	02/23/16	—	—	—	—	—	—	—	40,207	64.22	787,136

Murphy(6)	N/A	$32,500	$650,000	$1,625,000	—	—	—	—	—	$—	$—
	02/23/16	—	—	—	12,018	24,035	48,070	—	—	—	1,514,205
	02/23/16	—	—	—	—	—	—	—	89,018	64.22	1,742,972

(1)
Reflects annual cash incentive awards granted under the EPIP where receipt is contingent upon the achievement of certain performance goals. Threshold amount is equal to 5% of target amount. Maximum amount is equal to 375% of base salary for Mr. Carpenter, 250% of base salary for Messrs. Dill and Murphy, and 187.5% of base salary for Messrs. Coggin, Bumpus and Gilbert. For more information about the annual cash incentive awards and performance goals for the NEOs, please refer to the section above entitled "Compensation Discussion and Analysis."

(2)
Reflects RSUs where vesting in any level of payout is contingent upon the achievement of certain performance goals defined by the Compensation Committee and continued employment with the Company through the third anniversary of the date of grant. For more information about the Performance Metrics for the NEOs, please refer to the section above entitled "Compensation Discussion and Analysis."

(3)
Reflects the fair market value of a share of Common Stock on the date of grant, defined in the 2013 Plan as the closing sales price of the Common Stock on the trading day immediately preceding the date of grant.

(4)
Reflects the grant date fair value of stock and option awards granted under the 2013 Plan in accordance with ASC 718-10. The assumptions used in calculating the grant date fair values of option awards are set forth in Note 9 to the Company's financial statements included in the 2016 Annual Report on Form 10-K. The fair value of these performance-based RSUs was determined at their Monte-Carlo simulation value based on the probable target outcome (or 100%) of the conditions at grant date.

(5)
Reflects RSUs and stock option awards granted to Mr. Coggin in connection with his appointment as CFO.

(6)
Mr. Murphy resigned from the Company in September 2016. Upon his resignation, the RSUs and stock options granted in 2016 and the annual cash incentive award based on the Company's 2016 performance were forfeited.

56	2017 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information on the current holdings of option and stock awards for each NEO outstanding as of the end of the 2016 fiscal year. These tables include unexercised and unvested option awards and unvested restricted stock and RSU awards with vesting conditions that were not satisfied as of December 31, 2016. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following these tables, based on the option or stock award grant date. For additional information about the option and other equity awards, see the description of equity-based incentive compensation in the section above entitled "Compensation Discussion and Analysis."

Option Awards
				Equity Incentive
				Plan Awards:
				Number of
		Number of		Securities
		Securities Underlying Unexercised		Underlying
		Options		Unexercised	Option	Option
	Option Award			Unearned	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Options	Price	Date

Carpenter	02/28/08	100,000	—	—	$25.79	02/28/2018
	02/24/09	200,000	—	—	21.41	02/24/2019
	02/23/10	235,000	—	—	31.51	02/23/2020
	02/23/11	165,000	—	—	35.88	02/23/2021
	02/21/12	200,000	—	—	39.97	02/21/2022
	02/19/13	200,000	—	—	44.34	02/19/2023
	02/25/14	130,000	65,000(1)	—	52.90	02/25/2024
	02/24/15	85,000	170,000(2)	—	71.00	02/24/2025
	02/23/16	—	242,932(3)	—	64.22	02/23/2026

Dill	02/28/08	45,000	—	—	$25.79	02/28/2018
	02/24/09	60,000	—	—	21.41	02/24/2019
	02/23/10	60,000	—	—	31.51	02/23/2020
	02/23/11	70,000	—	—	35.88	02/23/2021
	02/21/12	100,000	—	—	39.97	02/21/2022
	02/19/13	100,000	—	—	44.34	02/19/2023
	02/25/14	66,667	33,333(1)	—	52.90	02/25/2024
	02/24/15	33,333	66,667(2)	—	71.00	02/24/2025
	02/23/16	—	100,504(3)	—	64.22	02/23/2026

Coggin	02/23/10	5,000	—	—	$31.51	02/23/2020
	02/23/11	8,000	—	—	35.88	02/23/2021
	02/21/12	8,000	—	—	39.97	02/21/2022
	02/19/13	8,000	—	—	44.34	02/19/2023
	02/25/14	4,834	2,416(1)	—	52.90	02/25/2024
	02/24/15	2,500	5,000(2)	—	71.00	02/24/2025
	02/23/16	—	10,768(3)	—	64.22	02/23/2026
	09/13/16	—	15,300(4)	—	58.25	09/13/2026

Bumpus	02/23/10	45,000	—	—	$31.51	02/23/2020
	02/23/11	35,000	—	—	35.88	02/23/2021
	02/21/12	35,000	—	—	39.97	02/21/2022
	02/19/13	35,000	—	—	44.34	02/19/2023
	02/25/14	19,334	9,666(1)	—	52.90	02/25/2024
	02/24/15	8,333	16,666(2)	—	71.00	02/24/2025
	02/23/16	—	31,587(3)	—	64.22	02/23/2026

Gilbert(5)	02/21/12	13,334	—	—	$39.97	02/21/2022
	02/19/13	40,000	—	—	44.34	02/19/2023
	02/25/14	25,334	12,666(1)	—	52.90	02/25/2024
	02/24/15	13,333	26,667(2)	—	71.00	02/24/2025
	02/23/16	—	40,207(3)	—	64.22	02/23/2026

Murphy(6)	—	—	—	—	—	—

(1)
These options became exercisable on February 25, 2017.

LifePoint Health, Inc. | 2017 Proxy Statement	57

EXECUTIVE COMPENSATION

(2)
One-half of these options became exercisable on February 24, 2017 and the remainder will become exercisable on February 24, 2018.

(3)
One-third of these options became exercisable on February 23, 2017, and the remaining two-thirds will become exercisable one-half on February 23, 2018 and the remainder on February 23, 2019.

(4)
One-third of this one-time, special grant of options made in connection with Mr. Coggin's appointment as CFO becomes exercisable on each of September 13, 2017, September 13, 2018 and September 13, 2019.

(5)
Due to Mr. Gilbert's resignation in 2017, any options that would have become exercisable after March 31, 2017 were forfeited.

(6)
Upon Mr. Murphy's resignation in September 2016, all unexercisable options were forfeited.

		Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(10)

Carpenter	02/25/14	—	$—	85,000(1)	$4,828,000
	02/24/15	—	—	70,000(2)	3,976,000
	02/23/16	—	—	80,167(3)	4,553,486

Dill	02/25/14	—	$—	42,000(1)	$2,385,600
	02/24/15	—	—	25,000(2)	1,420,000
	02/23/16	—	—	27,136(3)	1,541,325

Coggin	02/25/14	—	$—	1,166(4)	$66,229
	02/24/15	—	—	2,000(5)	113,600
	02/23/16	—	—	2,907(6)	165,118
	09/13/16	—	—	4,300(7)	244,240

Bumpus	02/25/14	—	$—	14,000(1)	$795,200
	02/24/15	—	—	10,000(2)	568,000
	02/23/16	—	—	8,528(3)	484,390

Gilbert	02/25/14	—	$—	17,000(1)	$965,600
	02/24/15	—	—	10,000(8)	568,000
	02/23/16	—	—	10,854(8)	616,507

Murphy	—	—	$—	—(9)	$—

(1)
Vesting of these RSUs was conditioned upon (i) the executive's continued employment with the Company through February 25, 2017 and (ii) the Company's three-year annualized TSR as of December 31, 2016 relative to the TSR Peer Index. The number of RSUs is based on the target outcome of the performance conditions. The Compensation Committee has certified the Company's three-year annualized TSR as of December 31, 2016 at the 36th percentile relative to the TSR Peer Index. The percentage of the performance target payable at this level of achievement is 72%. The number of shares to be paid out and their payout value is as follows:

Name	Shares	Value at 12/31/16

Carpenter	61,200	$3,476,160

Dill	30,240	1,717,632

Bumpus	10,080	572,544

Gilbert	12,240	695,232

(2)
Vesting of these RSUs is conditioned upon (i) the executive's continued employment with the Company through February 24, 2018 and (ii) the Company's three-year annualized TSR as of December 31, 2017 relative to the TSR Peer Index. The number of RSUs is based on the target outcome of the performance conditions.

(3)
Vesting of these RSUs is conditioned upon (i) the executive's continued employment with the Company through February 23, 2019; (ii) the Company's three-year annualized TSR as of December 31, 2018 relative to the TSR Peer Index; and (iii) the EBITDA of the Company and certain acquired facilities during the performance period. The number of RSUs is based on the target outcome of the performance conditions.

(4)
These RSUs became vested on February 25, 2017.

(5)
One-half of these RSUs became vested on February 24, 2017 and the remainder will become vested on February 24, 2018.

(6)
One-third of these RSUs became vested on February 23, 2017 and the remaining two-thirds will become vested one-half on February 23, 2018 and one-half on February 23, 2019.

(7)
Reflects a one-time special grant of RSUs in connection with Mr. Coggin's appointment as CFO. These RSUs vest in three equal annual installments beginning on September 13, 2017.

(8)
Upon Mr. Gilbert's resignation in 2017, all unvested stock grants were forfeited.

(9)
Upon Mr. Murphy's resignation in September 2016, all unvested stock grants were forfeited.

(10)
Reflects the value of restricted stock and RSUs based on the closing price of the Common Stock as of December 31, 2016.

58	2017 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested at Fiscal Year-End

The following table provides information for each NEO on (1) stock option awards exercised during 2016, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired during 2016 upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and brokerage commission.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Carpenter	—	$—	100,000	$6,116,000

Dill	—	—	50,000	3,058,000

Coggin	—	—	3,500	217,885

Bumpus	—	—	17,000	1,039,720

Gilbert	—	—	20,000	1,223,200

Murphy	207,999	3,034,759	35,000	2,096,950

Nonqualified Deferred Compensation

The following table provides information as of December 31, 2016 regarding the NEOs' participation in our Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer up to 50% of their base salary, up to 85% of their annual cash incentive awards and up to 100% of their performance-based RSUs. Additionally, the Company may make a matching contribution on behalf of the NEOs based on the amount of compensation the NEO defers. Please see "Compensation Discussion and Analysis — Other Compensation Policies and Information" on page 51 for more details regarding the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/(Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)

Carpenter	$500,000	$187,500	$563	—	$188,063

Dill	500,000	137,500	11,604	—	275,262

Coggin	—	—	—	—	—

Bumpus	500,000	125,000	(125)	—	124,875

Gilbert	1,000,000	262,500	788	—	263,288

Murphy	—	—	640	—	125,640

(1)
All contributions shown are included in the "Stock Awards" column of the 2016 Summary Compensation Table. The executives deferred a portion of their February 23, 2016 RSU grant. Messrs. Carpenter, Bumpus and Gilbert also deferred a portion of their February 24, 2015 RSU grant. The receipt of these RSUs is subject to achievement of performance conditions and the executive's continued employment with the Company until February 24, 2018 in the case of the 2015 RSU grant and February 23, 2019 in the case of the 2016 RSU grant. See page 49 for a discussion of the applicable performance conditions.

(2)
All Company matching contributions shown are included in the "All Other Compensation" column of the 2016 Summary Compensation Table.

(3)
The receipt of the executive contribution portion of this balance is subject to achievement of certain performance conditions and the executive's continued employment with the Company until February 23, 2019. See page 49 for a discussion of the applicable performance conditions.

LifePoint Health, Inc. | 2017 Proxy Statement	59

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs in the event of a termination of employment or a change in control of the Company.

Change in Control Arrangements

The Company maintains the Change in Control Plan for certain corporate employees, including the NEOs. The Change in Control Plan provides benefits to those eligible corporate employees of the Company who

•
are terminated within 18 months after a change in control for any reason other than "cause" (as defined in the Change in Control Plan),

•
are not offered a position by the Company or a successor entity that is substantially equivalent to the one held with the Company immediately prior to the change in control, or

•
voluntarily terminates employment within 18 months following a change in control because employment by the successor entity is modified so that the position is no longer "substantially equivalent" (as defined in the Change in Control Plan) to the position held immediately prior to the change in control.

Under these circumstances, an affected NEO is entitled to receive a lump sum severance payment of three times the sum of the executive's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus the target cash bonus amount that the executive would be eligible to receive in the year in which the change in control occurs, assuming all performance conditions were achieved.

The Company will also provide each terminated NEO, at no greater cost than prior to the change in control, with participation in medical, life, disability and similar benefit plans that were offered to similarly situated employees of the Company immediately prior to the change in control. If these benefits are provided pursuant to continuation rights pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, the Company will waive all premiums that would otherwise be due by the executive at the time of severance for 12 months. In addition, under the Change in Control Plan each participant who was an employee prior to February 2017 is indemnified against excise taxes that are imposed on change in control payments under Section 4999 of the Tax Code. Benefits under this plan are offset by any other payments that the participant is entitled to receive under any other agreement, plan or arrangement upon a change in control of the Company. If a change in control occurs during a period when performance goals of an award have not been achieved, the Compensation Committee, in its discretion, may authorize payment to an NEO of the target bonus amount, or a portion of such amount, that would be payable under an award. The payment of the awards will be made, at the discretion of the Compensation Committee, after the end of the performance period or the change in control.

The 2013 Plan provides for full vesting of outstanding awards granted to employees, including the NEOs, following a change in control to the extent the rights under such awards have not been previously forfeited. Full vesting will only occur if (1) the successor entity does not assume the awards or provide similar awards to replace the awards issued under the 2013 Plan, or, (2) if the awards are assumed or replaced and employment is terminated within 24 months after the change in control by the successor entity without cause or by the employee because the position offered by the successor is not "substantially equivalent" (as defined in the 2013 Plan) to the one held with the Company immediately prior to the change in control.

60	2017 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

The amount of compensation payable to Mr. Carpenter if certain events had occurred on December 31, 2016 is shown in the table below.

Event	Cash Payments		Stock Options (unvested)		RSUs (unvested)		Insurance Benefits		Excise Tax Gross-up

Involuntary termination without cause	$7,998,750	(1)	$—		$—		$36,588	(5)	$—

Termination related to change in control	253,500	(2)	2,880	(3)	26,714,971	(4)	18,054	(6)	$—	(7)

(1)
Reflects a severance payment of Mr. Carpenter's base salary as of December 31, 2016 for 24 months after termination plus an amount equal to two times the last bonus payment made to Mr. Carpenter in the prior fiscal year in accordance with the Carpenter Severance Agreement (as defined below). The severance payment to Mr. Carpenter is payable in several installments.

(2)
Reflects a severance payment of three times the sum of (a) the rate of Mr. Carpenter's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) Mr. Carpenter's target annual cash incentive award amount, in accordance with the Change in Control Plan.

(3)
Reflects the intrinsic value of the outstanding, unvested stock options, which become vested in accordance with the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such options or substitute similar awards for such options or (b) a surviving or acquiring entity assumes such options or substitutes such options with similar awards but Mr. Carpenter's employment is terminated without cause or for good reason, as set forth in the 2013 Plan.

(4)
Reflects the intrinsic value of the outstanding, unvested RSUs, which become vested in accordance with the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such restricted shares and RSUs or substitute similar awards for such restricted shares and RSUs or (b) a surviving or acquiring entity assumes such restricted shares and RSUs or substitutes such restricted shares and RSUs with similar awards but Mr. Carpenter's employment is terminated without cause or for good reason, as set forth in the 2013 Plan. Additionally, for RSUs subject to certain performance and market-based measures, reflects the full vesting of these awards at their maximum payout at 200% of target.

(5)
Reflects the premiums for medical, dental, accidental death and dismemberment and life insurance benefits for a 24-month period in accordance with the Carpenter Severance Agreement, as discussed further below in the "Executive Compensation — Executive Severance Agreements" section.

(6)
Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.

(7)
Reflects a payment of all excise taxes imposed under Section 4999 of the Tax Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Change in Control Plan. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2011 through 2015.

The amount of compensation payable to each other NEO entitled to benefits if a termination related to a change in control had occurred on December 31, 2016 is shown in the table below.

Executive	Cash Payments(1)	Stock Options (unvested)(2)	RSUs (unvested)(3)	Insurance Benefit(4)	Excise Tax Gross-up(5)

Dill	$4,122,000	$129,999	$10,693,850	$17,679	$—

Coggin	2,205,000	9,422	589,189	17,267	809,604

Bumpus	2,357,250	37,697	3,695,181	17,413	—

Murphy(6)	—	—	—	—	—

Gilbert(7)	2,850,750	49,397	4,300,214	13,724	—

(1)
Reflects a severance payment of three times the sum of (a) the rate of the executive's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) the executive's target annual cash incentive award amount, in accordance with the Change in Control Plan.

(2)
Reflects the intrinsic value of the outstanding, unvested options, which become vested in accordance with the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such options or substitute similar awards for such options or (b) a surviving or acquiring entity assumes such options or substitutes such options with similar awards but the executive's employment is terminated without cause or for good reason, as set forth in the 2013 Plan.

(3)
Reflects the intrinsic value of the outstanding, unvested RSUs, which become vested in accordance with the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such restricted shares and RSUs or substitute similar awards for such restricted shares and RSUs or (b) a surviving or acquiring entity assumes such restricted shares and RSUs or substitutes such restricted shares and RSUs with similar awards but the executive's employment is terminated without cause or for good reason, as set forth in the 2013 Plan. Additionally, for RSUs subject to certain performance and market-based measures, reflects the full vesting of these awards at their maximum payout at 200% of target.

(4)
Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.

(5)
Reflects a payment of all excise taxes imposed under Section 4999 of the Tax Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Change in Control Plan. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2011 through 2015.

(6)
Mr. Murphy resigned as the Company's Chief Financial Officer effective September 16, 2016.

(7)
Mr. Gilbert resigned as an executive officer of the Company effective February 14, 2017.

LifePoint Health, Inc. | 2017 Proxy Statement	61

EXECUTIVE COMPENSATION

Executive Severance Agreement

HSCGP, LLC, a wholly-owned subsidiary of the Company, is party to the Amended and Restated Executive Severance and Restrictive Covenant Agreement, dated December 11, 2008, as amended, with Mr. Carpenter (the "Carpenter Severance Agreement"). In the event that Mr. Carpenter is terminated by HSCGP (other than pursuant to a change in control as discussed below), the Carpenter Severance Agreement specifies the respective rights and obligations of HSCGP and Mr. Carpenter.

Pursuant to the Carpenter Severance Agreement, Mr. Carpenter continues to be employed at will and receives compensation in an amount determined by the Board of Directors or a committee of the Board. The Carpenter Severance Agreement includes provisions that prohibit Mr. Carpenter from competing with or soliciting employees or consultants of the Company and its affiliates during his employment period and for a period of 24 months thereafter or disclosing confidential information of the Company and its affiliates. The Carpenter Severance Agreement imposes certain obligations on the Company upon the termination of Mr. Carpenter's employment, including, if he is involuntarily terminated, except for "cause" (as defined in the Carpenter Severance Agreement) or in certain circumstances, the continuation of certain benefits for a period of 24 months and the payment of severance (in addition to his salary and any earned but unpaid bonus through the date of termination). Any such severance received by Mr. Carpenter would be conditioned upon Mr. Carpenter's release of all claims against the Company and be paid in a lump sum amount equal to two times the sum of his then current base salary plus an amount equal to his bonus earned for the prior fiscal year. The commencement of the severance payments may be delayed for a period of six months if such delay is required for compliance with Section 409A of the Tax Code.

Resignation Agreement

On February 14, 2017, HSCGP entered into a Voluntary Resignation and General Release Agreement with Mr. Gilbert in connection with his resignation from the Company. Pursuant to the agreement, Mr. Gilbert agreed to release any claims he may have against the Company, subject to certain exceptions, and to not solicit employees of the Company for hire for twenty-four months. As consideration for entering into the agreement, the Company will pay Mr. Gilbert an amount equal to his base salary for 12 months, plus six months of COBRA premiums. In addition, Mr. Gilbert will be eligible to receive an annual bonus based on 2017 performance, up to a maximum of $250,000.

Other than as described above or pursuant to the EPIP, 2013 Plan, Change in Control Plan, Deferred Compensation Plan and other similar compensation (or deferral) plans, no other NEO is party to any severance, employment, confidentiality, non-compete or non-solicitation agreement with the Company.

Retirement and Termination Arrangements

Under the EPIP, upon the retirement of a participant in the EPIP during a period when performance goals of an award are achieved, the award may be paid in full or may be prorated based on the number of full months that lapsed in the performance period as of the date of the retirement, at the sole and absolute discretion of the Compensation Committee. Upon the death or disability of a participant in the EPIP, if the Company achieves the performance goals specified in an award, the participant in the EPIP, or such participant's estate, will be eligible to receive payments under the award. Such award may be paid in full or may be prorated based on the number of full months that have elapsed in the performance period as of the date of the death or disability, at the sole and absolute discretion of the Compensation Committee. If, however, the Company fails to achieve the performance goals, the Compensation Committee may also in its discretion pay all or a portion of the award.

62	2017 Proxy Statement | LifePoint Health, Inc.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 3)

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is asking its shareholders to indicate their support for the compensation of the NEOs disclosed in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives shareholders the opportunity to express their views on NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee; however, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. Assuming the shareholders vote to approve annual Say on Pay advisory votes (see Proposal 4), the next advisory vote to approve the compensation of the NEOs will occur at the 2018 annual meeting.

Most Recent Say-on-Pay Vote Results

At our Annual Meeting of Shareholders in June 2016 our shareholders approved our executive compensation program with approximately 76% of the votes cast in favor of our "say-on-pay" proposal. Following the meeting, at the Compensation Committee's request, the Company sought additional feedback regarding the details of our compensation plans from shareholders owning approximately 74% of the Company's outstanding Common Stock. The results of this outreach are discussed on page 50 in the section entitled "2017 Compensation and Disclosure Changes."

Performance and Pay Alignment

The Compensation Discussion and Analysis that begins on page 38 contains a detailed description of the Company's strategy, the compensation decisions the Compensation Committee has made, and the factors considered in making those decisions. The Company's executive compensation program is designed to align the compensation of our NEOs with the achievement of the operational and strategic goals of the Company. A large percentage of our NEOs' total direct compensation (base salary, at-risk annual cash incentive and long-term incentive awards) is performance-based and must be earned on the basis of Company performance, including stock price performance, and the individual performance of each executive. Approximately 91% of the CEO's target total direct compensation and an average of approximately 80% of the target total average direct compensation of the other NEOs (excluding Messrs. Coggin and Murphy as they did not serve as NEOs for the full year) is at-risk, performance-based compensation. This performance-based compensation encourages executives to think like owners and balances near-term results with long-term shareholder value creation.

The Company partially met the performance metrics established for the 2016 annual cash incentive award program and, as a result, the 2016 cash incentive award was paid out at 40% of target. As described in "Compensation Discussion and Analysis — Our 2016 Compensation Story," with respect to the cash incentive award tied to 2016 acquisition revenues, although the actual amount was less than the threshold for the NEOs to receive an additional cash payment, the Compensation Committee believes that this result reflects the disciplined, long-term approach to acquisitions taken by the Company's management. Achievement of the long-term performance metric for the 2016 performance-based RSUs will not be determined until the completion of the fiscal year ended December 31, 2018.

The Compensation Committee believes that the NEO compensation program is structured in a manner that strongly supports the Company's strategy and business objectives, has been successful in retaining an experienced team of executives who perform at a high level, and is deserving of shareholder support.

Accordingly, the Company is asking its shareholders to vote "FOR" the following resolution:

  RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2017 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

LifePoint Health, Inc. | 2017 Proxy Statement	63

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 4)

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables the Company's shareholders to indicate how frequently the Company should seek an advisory vote on the compensation of the NEOs, as disclosed pursuant to the SEC's compensation disclosure rules. When the advisory vote was last held in 2011, shareholders indicated a preference to hold the advisory vote on executive compensation once every year and the Board implemented this standard. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every year, every two years or every three years in the future. We anticipate that the next advisory vote regarding the frequency of advisory votes on executive compensation will occur at the 2023 annual meeting.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs once every year is the most appropriate alternative for the Company at this time. The Board believes that an annual advisory vote on executive compensation allows the Company's shareholders the opportunity to provide regular feedback on the Company's compensation philosophy, policies and practices as disclosed in the Proxy Statement, and enhances shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about its executive compensation philosophy.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to the following resolution:

  RESOLVED, that the option of one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules.

Because this vote is advisory and not binding on the Board of Directors, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR "ONE YEAR" AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED A VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

64	2017 Proxy Statement | LifePoint Health, Inc.

AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 5)

PROPOSAL 5: AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN

The Board of Directors adopted, subject to approval of the Company's shareholders, an amendment and restatement of the Company's 2013 Plan primarily to (i) increase the number of authorized shares of Common Stock reserved for issuance, (ii) prohibit the current payment of dividends on unvested awards, (iii) establish a minimum vesting period for awards, (iv) extend the term of the 2013 Plan to 10 years from the date of the approval of the amendment and restatement by the Company's shareholders, (v) update performance goals, and (vi) consolidate previously adopted amendments to the 2013 Plan. In this proposal, the Company is also asking its shareholders to approve the material terms of the performance goals under the 2013 Plan, so that awards granted to our Chief Executive Officer and other highly compensated executives under the Plan may continue to be eligible for a deduction under Section 162(m) of the Tax Code ("Section 162(m)").

Explanation

Share Increase

We currently provide stock-based compensation under the 2013 Plan to employees, non-employee directors, consultants and other persons who provide services to the Company or its related entities. As of December 31, 2016, of the 6,968,611 shares of Common Stock reserved for issuance pursuant to the 2013 Plan and approved by the Company's shareholders, approximately 2,252,186 shares were not subject to outstanding awards and were available for future grants under the 2013 Plan. The amendment and restatement would add 1,720,601 shares of Common Stock to the number of shares reserved for issuance pursuant to the 2013 Plan, increasing the aggregate number of shares reserved for issuance under the 2013 Plan from 6,968,611 shares to 8,689,212 shares. Increasing the number of shares of Common Stock available under the 2013 Plan enables the Company to effectively use the 2013 Plan going forward in attracting, motivating, retaining and rewarding talented employees, non-employee directors, consultants and other persons who provide services to the Company or its related entities. Based on projected share needs to execute the Company's long-term incentive program moving forward, the share increase is anticipated to provide enough shares for the next one to two years. In determining the number of shares to be reserved for issuance under the 2013 Plan, the Board of Directors considered the following:

•
Overhang.  Overhang measures the potential dilution to which our existing shareholders are exposed due to outstanding equity awards and available but unissued shares under the plan. As of December 31, 2016, we had 4,830,916 shares subject to outstanding equity awards, of which 4,088,028 were subject to outstanding options, with a weighted average exercise price per share of $49.51 and a weighted average remaining contractual term of 6.21 years, and 742,888 were subject to outstanding full-value awards.

•
Burn Rate.  Burn rate measures our usage of shares for our equity incentive plans as a percentage of our outstanding Common Stock. For 2016, 2015 and 2014, our burn rates pursuant to ISS's methodology were 4.14%, 3.55%, and 3.65%, respectively. Our resulting average annual burn rate of 3.78% over this three-year period is well below the ISS benchmark of 5.38% for our industry and, in general, is consistent with market practices for companies comparable to LifePoint.

•
Forecasted Grants.  In determining our projected share utilization, the Board of Directors considered a forecast that included the following factors: (i) the shares needed for retention of key employees; (ii) forecasted future grants to all employees; and (iii) the shares currently available for issuance under the 2013 Plan.

•
Compensation Consultant.  The Board of Directors considered the advice of its independent compensation consultant.

If our shareholders do not approve the amendment and restatement, the Company will continue to grant awards under the 2013 Plan until there are no longer any shares available for grant, following which the Company could be restricted in its ability to successfully attract and retain highly skilled employees, including members of its management team. The alternative to using equity awards for retention and incentive purposes would be to increase cash compensation. The Company does not believe increasing cash compensation to make up for any

LifePoint Health, Inc. | 2017 Proxy Statement	65

AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 5)

shortfall in equity awards would be practicable or advisable because the Company believes that a combination of equity awards and cash compensation provides a more effective compensation vehicle than cash alone for attracting, retaining and motivating employees and that equity awards align employee and shareholder interests.

Minimum Vesting Period and Prohibited Dividend Payments

In connection with the request for additional authorized shares for issuance under the 2013 Plan, the Compensation Committee used this opportunity to enhance the features of the 2013 Plan by adopting the following modifications:

•
The Committee may not grant any award that vests or becomes exercisable within one year after the date of grant (subject to customary acceleration upon certain termination of employment events), except that the Committee may issue awards, resulting in the issuance of up to 5% of the maximum number of shares available for issuance under the amended and restated 2013 Plan without regard to these minimum vesting or exercisability requirements.

•
Prohibiting the current payment of dividends (and dividend equivalents) on unvested awards.

Approval of Performance Goals for Purposes of Section 162(m)

The Company is asking its shareholders to approve the material terms of the performance goals under which compensation is to be paid under the amended and restated 2013 Plan in order for such compensation to be treated as "qualified performance-based compensation" for purposes of Section 162(m). Under Section 162(m), compensation paid to our Chief Executive Officer and certain other highly-compensated executives in excess of $1 million in any year generally is not deductible in calculating the Company's federal income tax. Compensation that qualifies as "qualified performance-based compensation" under Section 162(m), however, is fully deductible, even if it exceeds $1 million in a single year. In order for the Company to grant awards under the amended and restated 2013 Plan that will qualify as "qualified performance based compensation" that will be tax deductible without regard to the limitations imposed by Section 162(m), the Company is required by Section 162(m) to submit the material terms of the performance goals under which compensation is to be paid under the amended and restated 2013 Plan to the Company's shareholders for consideration and approval once every five years.

For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation (as described under the caption "Eligibility" below), (ii) the description of the business criteria on which the performance goals may be based (as described under the caption "Performance Awards" below), and (iii) the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the performance goals for a specified period (as described under the caption "Shares Available for Awards; Annual Per-Person Limitations" below). In connection with the amendment and restatement, the business criteria upon which performance goals may be based are being updated to include acquisition revenue and quality of service and/or patient care. Notwithstanding the foregoing, the Company retains the discretion to grant awards under the amended and restated 2013 Plan that do not qualify as "qualified performance-based compensation" within the meaning of Section 162(m).

Shareholder approval of this Proposal 5 constitutes approval of the material terms of the performance goals under which compensation is to be paid for purposes of the Section 162(m) shareholder approval requirements.

Required Vote

Proposal 5 will be approved, and the amended and restated 2013 Plan will become effective upon the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

The following description of the 2013 Plan is qualified in its entirety by the full text of the amended and restated 2013 Plan, attached to this Proxy Statement as Appendix B.

66	2017 Proxy Statement | LifePoint Health, Inc.

AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 5)

General Description of the amended and restated 2013 Plan

Types of Awards

The amended and restated 2013 Plan is administered by the Compensation Committee of the Company's Board of Directors. Under the amended and restated 2013 Plan, the Committee may grant a variety of equity-based awards, including restricted stock, restricted stock units, options to purchase common stock, SARs, performance awards, dividend equivalents, and other equity-based awards. Awards other than options and SARs are considered "full-value awards." Restricted stock awards are awards of Common Stock which may not be sold or disposed of, and which are subject to forfeiture and other restrictions as the Committee may impose, including time or performance restrictions or both. Restricted stock units confer upon a participant the right to receive shares of Common Stock or cash in an amount based on the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Options entitle the holder to purchase Common Stock at a specified exercise price and after the performance of certain periods of service, and may be issued in the form of "incentive stock options," as defined in Section 422 of the Tax Code, or as options that are not so qualified. SARs entitle the participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price of the SAR. Dividend equivalents confer on participants the right to receive cash, shares of Common Stock, other awards or other property equal in value to dividends paid on a specific number of shares of Common Stock or other periodic payments. Dividend equivalents may only be granted in connection with another award, other than an option or stock appreciation right, and are accumulated until the associated award is earned and vested. Distributions of accumulated dividend equivalents will not be made if the performance- and/or time-based vesting restrictions applicable to the associated award are not satisfied. Performance awards, and any associated dividend equivalents, are conditioned on the achievement of specified performance goals established by the Committee within a specified period, and may be settled by delivery of cash, shares of Common Stock or other property, or any combination thereof, as determined by the Committee.

Eligibility

All Company employees (approximately 47,000 people as of December 31, 2016) and, in the case of awards other than incentive stock options, any non-employee Directors (currently seven people), consultants, and other individuals providing services to the Company or related entity are eligible to participate in the 2013 Plan. Eligibility with respect to any individual is determined from time to time in the sole discretion of the Committee. Approximately 80 employees received an annual award under the 2013 Plan in 2016.

Shares Available for Awards; Annual Per-Person Limitations

The aggregate number of shares reserved for issuance under the 2013 Plan on and after the effective date of the amendment and restatement will be 8,689,212, consisting of the 6,968,611 shares of Common Stock previously reserved and the 1,720,601 shares authorized by the amendment and restatement. The amended and restated 2013 Plan has a fungible plan design so that each share subject to any full-value award counts against the shares available under the amended and restated 2013 Plan as though 2.09 shares of our Common Stock had been awarded, and each share subject to any option or SAR counts as 1.00 share against the available share pool. Shares subject to awards granted under the amended and restated 2013 Plan may be returned to the available share pool if the awards are forfeited, unearned, undelivered, or, for awards other than stock appreciation rights, settled in cash. If such shares are returned, the number of shares originally counted against the available share pool at the time of grant will be returned to the pool (i.e., eligible options will be added back as 1.00 share; eligible full-value awards added back will count as 2.09 shares).

The amended and restated 2013 Plan imposes an annual limit of 1,000,000 shares on the number of shares that may be granted per person as options or SARs, or as other awards intended to qualify as "performance-based compensation" under Section 162(m) of the Tax Code. The amended and restated 2013 Plan also limits the maximum amount that may be paid out to any one participant per year as performance units that are intended to qualify as "performance-based compensation" under Section 162(m) of the Tax Code for any 12-month

LifePoint Health, Inc. | 2017 Proxy Statement	67

AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 5)

performance period to $5,000,000. For any performance period that is more than 12 months, the limit is $5,000,000 multiplied by the number of full or partial 12-month periods that are in the performance period.

The amended and restated 2013 Plan provides that the maximum grant date fair value of awards to any non-employee director during any calendar year, other than awards made in lieu of an annual retainer, shall not exceed $750,000, which is an increase from $500,000 under the 2013 Plan.

Administration

The amended and restated 2013 Plan is administered by the Compensation Committee of the Board of Directors. The Committee is authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the amended and restated 2013 Plan, construe and interpret the amended and restated 2013 Plan and award agreements, correct defects, supply omissions or reconcile inconsistencies, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the amended and restated 2013 Plan.

The number of shares of Common Stock available for grant under the amended and restated 2013 Plan, the individual limitations discussed above, and the number of shares subject to outstanding awards are subject to adjustment by the Committee in the event of any stock split, stock dividend, recapitalization, or other similar action where adjustment is appropriate. The Committee is also authorized to make adjustments in the terms and conditions of awards, including any time-based or performance-based vesting requirements, in recognition of unusual or nonrecurring events; in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions; or in any other circumstances deemed relevant, including a change in control of the Company.

However, the Committee may not make any adjustment if doing so would cause any award granted to participants designated by the Committee as "covered employees" and intended to qualify as "performance-based compensation" under Section 162(m) of the Tax Code to otherwise fail to qualify as "performance-based compensation." The Committee is also prohibited from lowering the exercise or grant price per share of an option or SAR after it is granted; cancelling an option or SAR when the exercise or grant price per share exceeds the fair market value of the underlying shares in exchange for cash or another award (other than in connection with substitute awards); or taking any other action with respect to an option or SAR award that may be treated as a "repricing" pursuant to the applicable rules of the stock exchange or quotation system on which shares of our Common Stock are listed or quoted.

Performance Awards

Certain objective business criteria may be used by the Committee in establishing performance goals for awards intended to satisfy the requirements under Section 162(m) of the Tax Code so that they qualify as "performance-based compensation" and are fully deductible by the Company. Such performance goals will be based on one or more of the following business criteria:

•
earnings per share, including diluted earnings per share;
•
revenues or margins;
•
cash flow (including operating cash flow, free cash flow, discounted return on investment and cash flow in excess of cost of capital);
•
operating margin;
•
return on assets, sales, investment, capital, or equity;
•
economic value added;
•
direct contribution;
•
net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company;
•
working capital;

68	2017 Proxy Statement | LifePoint Health, Inc.

AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 5)

•
management of fixed costs or variable costs;
•
identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures;
•
acquisition revenue (including the acquisition of entities or facilities with targeted levels of revenue);
•
total shareholder return;
•
debt reduction;
•
market share;
•
entry into new markets, either geographically or by business unit;
•
customer retention and satisfaction;
•
quality of service and/or patient care;
•
strategic plan development and implementation, including turnaround plans; and/or
•
the fair market value of a share of Common Stock.

Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of companies that are comparable to the Company. After the end of each performance period, the Committee will determine and certify whether the performance goals have been achieved.

In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee will exclude the impact of restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, change in accounting standards required by generally accepted accounting principles; or such other exclusions or adjustments as the Committee specifies at the time the award is granted.

Other Stock-Based Awards and Awards in Lieu of Cash Obligations

The Committee is also authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock, including grants of shares of Common Stock as a bonus free of restrictions, subject to the limitations on the number of shares not subject to minimum vesting requirements. The Committee is also authorized to grant shares of Common Stock or other awards in lieu of Company obligations to pay cash under the amended and restated 2013 Plan or other plans or compensatory arrangements, subject to the limitations on the number of shares not subject to minimum vesting requirements. This includes allowing non-employee directors to elect to receive an RSU award in lieu of receiving all or a portion of the annual cash retainer otherwise payable to the non-employee director, subject to the limitations on the number of shares not subject to minimum vesting requirements.

Terms and Restrictions

Awards may be settled in the form of cash, shares of Common Stock, other awards or other property, in the discretion of the Committee. The exercise price per share subject to an option and the grant price of a SAR are determined by the Committee, provided that the exercise price per share of an option and the grant price per share of a SAR will be no less than 100% of the fair market value of a share of Common Stock on the date an option or SAR is granted. The maximum term of options and SARs may not exceed 10 years from the date of grant. Incentive stock options granted to any 10% shareholder are subject to additional limitations. The exercise price of options awarded under the amended and restated 2013 Plan may be paid in cash, shares, other awards or other property (including loans to participants).

Awards granted pursuant to the amended and restated 2013 Plan may not vest or become exercisable within one year after the date of grant, except that the Committee may issue awards, resulting in the issuance of up to 5% of the maximum number of shares available for issuance under the amended and restated 2013 Plan without regard to these minimum vesting or exercisability requirements, and may provide in the applicable award agreement that the minimum vesting period may lapse or be waived upon certain customary termination of employment events.

LifePoint Health, Inc. | 2017 Proxy Statement	69

AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 5)

Amendment and Termination

The Board of Directors may amend, alter, suspend, discontinue or terminate the amended and restated 2013 Plan or the Committee's authority to grant awards at any time. However, shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of Common Stock are then listed or quoted.

Except as otherwise permitted by the amended and restated 2013 Plan or an award agreement, no Board of Directors action may materially and adversely affect the rights of a participant under the terms of any previously granted and outstanding award without the consent of an affected participant.

Federal Income Tax Consequences of Awards

General Income Tax Consequences

Tax consequences to the Company and to participants will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an award under the amended and restated 2013 Plan. Any participant who exercises incentive stock options will not recognize income upon exercise. However, the exercise of an incentive stock option does give rise to a preference under the alternative minimum tax rules. Provided that the participant holds the stock for at least two years after the incentive stock option is granted and one year after the date of exercise, the individual will be subject to capital gains tax on the difference between the price paid to exercise the incentive stock option and the fair market value of the Common Stock at the time it is sold. However, if the stock is sold before the end of the holding period for incentive stock options, the sale is treated as a "disqualifying disposition", and the individual is taxed at ordinary income rates on the difference between the exercise price of the option and the fair market value of Common Stock at the time of exercise of the incentive stock option.

A participant will be taxed at the time he or she exercises a nonqualified option on the difference between the exercise price and the fair market value of Common Stock at the time of exercise. This difference is taxed as ordinary compensation income. The participant's tax basis in Common Stock acquired through a nonqualified option is the exercise price plus the amount of taxable income that is recognized. Any subsequent gain or loss on the sale of Common Stock acquired through a nonqualified option is subject to capital gains tax treatment. Reduced capital gains rates apply if the stock is held for at least 12 months after exercise. Similar capital gains rules apply to a disqualifying disposition of stock acquired through an incentive stock option.

For awards of restricted stock, the recipient recognizes ordinary income on the fair market value of the Common Stock under the award at the time the awards become "vested" or is no longer subject to a substantial risk of forfeiture. For awards of RSUs, performance shares and performance units, the recipient recognizes ordinary income on the cash or the fair market value of the Common Stock delivered under the award at the time the payment of cash or the delivery of shares is actually made. The 2013 Plan is not qualified under the provisions of section 401(a) of the Tax Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Section 162 Limitations

Section 162(m) of the Tax Code generally disallows a public company's tax deduction for compensation to covered employees in excess of $1.0 million in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from the $1.0 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to participants under the amended and restated 2013 Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with the awards, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such "performance-based compensation," so that the awards would not be subject to the Section 162(m) of the Tax Code deductibility cap of $1.0 million. However, the Committee may, in its discretion, grant awards that are not intended to be exempt from the deduction limitations imposed by Section 162(m) of the Tax Code. In addition, future changes in Section 162(m) of the Tax Code or the regulations thereunder may adversely affect our ability to ensure that awards under the amended and restated 2013 Plan will qualify as "performance-based compensation" that are fully deductible by the Company under Section 162(m) of the Tax Code.

70	2017 Proxy Statement | LifePoint Health, Inc.

AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 5)

Section 409A of the Tax Code

The amended and restated 2013 Plan is intended to comply with Section 409A of the Tax Code to the extent that such section would apply to any award under the 2013 Plan. Section 409A of the Tax Code governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of RSUs that does not qualify for an exemption from Section 409A of the Tax Code, and does not comply with Section 409A of the Tax Code, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Tax Code) on the value of the award.

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change.

New Plan Benefits

Future awards under the amended and restated 2013 Plan will be granted at the discretion of the Compensation Committee. As a result, it is not possible to determine the number and type of awards that will be granted to any person under the amended and restated 2013 Plan. Information on awards granted to our named executive officers under the 2013 Plan during year ended December 31, 2016 are reflected in the executive compensation tables, including the Grants of Plan Based Awards Table, in this Proxy Statement.

In accordance with SEC rules, the following table lists, as of March 31, 2017, all options and RSUs granted to the individuals and groups indicated below since the adoption of the 2013 Plan in 2013.

Name and Position	Number of Options Granted		Number of Targeted RSUs Granted

William F. Carpenter III Chairman and Chief Executive Officer	938,414		316,176

David M. Dill President and Chief Operating Officer	402,063		121,557

Michael S. Coggin Executive Vice President, Chief Financial Officer and Chief Accounting Officer	98,852		29,376

John P. Bumpus Executive Vice President and Chief Administrative Officer	117,505		41,146

Paul D. Gilbert Former Chief Legal Officer and Corporate Governance Officer	118,201	(1)	37,854	(1)

Leif M. Murphy Former Executive Vice President, Chief Financial Officer and Chief Development Officer	284,018	(1)	89,035	(1)

Executive Officer Group	1,959,053		635,144

Non-Executive Officer Director Group	—		92,823

Non-Executive Officer Employee Group	1,450,879		566,498

(1)
All unvested options and RSUs held by Messrs. Murphy and Gilbert were forfeited upon their respective resignations.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 5.

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OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

OUR SHAREHOLDERS

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The tables below set forth certain information as of December 31, 2016 (unless otherwise indicated) regarding beneficial ownership of Common Stock by (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director, nominee for director and NEO of the Company who owns Common Stock and (3) all directors and executive officers as a group. As of December 31, 2016, there were 39,942,956 shares of Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

American Century Investment Management, Inc. 4500 Main Street, 9th Floor Kansas City, MO 64111	5,025,163(1)	12.58%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,472,579(2)	8.69

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,370,503(3)	8.44

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,146,762(4)	7.88

Wellington Management Group, LLP 280 Congress Street Boston, MA 02210	3,088,821(5)	7.73

(1)
As reported in the Schedule 13G/A filed on February 10, 2017 with the SEC, the beneficial owner claims to have sole voting power with respect to 4,924,021 shares of Common Stock and sole and dispositive power with respect to 5,025,163 shares of Common Stock.

(2)
As reported in the Schedule 13G/A filed on January 25, 2017 with the SEC, the beneficial owner claims to have sole voting power with respect to 3,326,588 shares of Common Stock and sole dispositive power with respect to 3,472,579 shares of Common Stock.

(3)
As reported in the Schedule 13G/A filed on February 9, 2017 with the SEC, the beneficial owner claims to have sole voting power with respect to 3,300,773 shares of Common Stock and sole dispositive power with respect to 3,370,503 shares of Common Stock.

(4)
As reported in the Schedule 13G/A filed on February 10, 2017 with the SEC, the beneficial owner claims to have sole voting power with respect to 23,799 shares of Common Stock, shared voting power with respect to 5,166 shares of Common Stock, sole dispositive power with respect to 3,119,986 shares of Common Stock and shared dispositive power with respect to 26,776 shares of Common Stock.

(5)
As reported in the Schedule 13G filed on February 9, 2017 with the SEC, the beneficial owner claims to have shared voting power with respect to 1,570,823 shares of Common Stock and shared dispositive power with respect to 3,088,821 shares of Common Stock.

72	2017 Proxy Statement | LifePoint Health, Inc.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Security Ownership of Management and Directors

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

William F. Carpenter III	1,939,364	4.67%

David M. Dill	852,391	2.10

Michael S. Coggin	57,405	*

John P. Bumpus	328,145	*

Paul D. Gilbert	159,334	*

Leif M. Murphy	282,695(2)	*

Kermit R. Crawford	4,236(3,4)	*

Richard H. Evans	27,413(3)	*

Michael P. Haley	35,250(3)	*

Marguerite W. Kondracke	28,590(3)	*

John E. Maupin, Jr.	26,008(3)	*

Jana R. Schreuder	4,236(3,4)	*

Reed V. Tuckson	10,995(3,5)	*

Directors and executive officers as a group (13 persons)	3,756,062	8.76%

*
Less than one percent.

(1)
The following amounts are included in the number of shares beneficially owned by an individual as reported in the table above:

Name	Shares Underlying Options(a)	Shares Owned Through Retirement Plan(b)

Carpenter	1,545,977	1,629

Dill	655,168	758

Coggin	44,839	—

Bumpus	221,195	851

Gilbert	131,400	288

Murphy	322,671(2)	—

(a)
In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock underlying options held by that individual that are currently exercisable, or will become exercisable within 60 days from December 31, 2016, are deemed outstanding.

(b)
The ownership given for each individual includes shares of Common Stock indirectly owned through the Retirement Plan.
(2)
Mr. Murphy's ownership is as of September 16, 2016, the effective date of his resignation from the Company.

(3)
The ownership for each individual except Mr. Crawford and Ms. Schreuder includes 2,727 RSUs granted on June 4, 2014 under the 2013 Plan. These RSUs became vested on December 5, 2014 with a deferred settlement date on June 4, 2017.

The ownership for each individual except Mr. Crawford and Ms. Schreuder includes 2,284 RSUs granted on June 3, 2015 under the 2013 Plan. These RSUs became vested on December 4, 2015 with a deferred settlement date on June 3, 2018.

The ownership for each individual includes 2,684 RSUs granted on June 8, 2016 under the 2013 Plan. These RSUs became vested on December 9, 2016 with a deferred settlement date on June 8, 2019.

Further, the ownership for Dr. Maupin and Mr. Evans includes deferred stock units, granted under the Amended and Restated Outside Directors Stock and Incentive Compensation Plan, payable in shares of Common Stock as follows:

Name	Deferred Stock Units

Evans	1,080

Maupin	3,884

(4)
The ownership for Mr. Crawford and Ms. Schreuder includes 1,552 RSUs granted on March 10, 2016 under the 2013 Plan. These RSUs became vested on September 11, 2016 with a deferred settlement date on March 10, 2019.

(5)
The ownership for Dr. Tuckson includes 3,300 RSUs granted on April 16, 2014 under the 2013 Plan. These RSUs became vested on October 17, 2014 with a deferred settlement date on April 16, 2017.

LifePoint Health, Inc. | 2017 Proxy Statement	73

USER'S GUIDE

USER'S GUIDE

Shareholder Proposals for Inclusion in the 2018 Proxy Statement

To be considered for inclusion in next year's proxy statement, shareholder proposals, submitted in accordance with SEC Rule 14a-8, must be received at the Company's corporate offices no later than December 26, 2017 for the Company to consider it for inclusion in the proxy statement for the 2018 annual meeting of shareholders. Proposals should be addressed to the Corporate Secretary, LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027.

Other Shareholder Proposals for Presentation at the 2018 Annual Meeting

The Company's By-Laws require that any shareholder proposal that is not submitted for inclusion in next year's proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2018 annual meeting of shareholders, must be received at the Company's corporate offices not less than 90 days prior to the first anniversary of the Annual Meeting. As a result, proposals submitted pursuant to these provisions of the By-Laws, including director nominations, must be received no earlier than February 6, 2018 and no later than the close of business on March 8, 2018. Proposals should be addressed to the Corporate Secretary, LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027 and include the information set forth in the By-Laws, which are available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net. SEC rules permit management to vote proxies in its discretion if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder's compliance with this deadline.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with any of the independent directors, including Board committee chairs and the Lead Director, by using the following address:

    LifePoint Health, Inc.
    Board of Directors
    c/o Corporate Secretary
    330 Seven Springs Way
    Brentwood, Tennessee 37027

All written communications received in such manner will be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication will be forwarded to all members of the Board of Directors.

Voting Securities

You are entitled to vote if you were a shareholder of record as of the close of business on April 13, 2017. On such date, there were 40,366,180 shares of Common Stock outstanding.

Quorum Requirements

In order to obtain a quorum to conduct the annual meeting, the holders of a majority of the shares of our Common Stock issued and outstanding at the record date must be present in person or represented by proxy. Shareholders who deliver valid proxies or attend in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and broker "non-votes" (explained below) are counted as present and entitled to vote for purposes of determining a quorum.

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USER'S GUIDE

Vote Required for Election, Approval and Ratification

Election of Directors (Proposal 1):

If a quorum is present, directors are elected by a majority of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. The Company's Amended and Restated Certificate of Incorporation does not provide for cumulative voting and, accordingly, the shareholders do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast one vote per share of Common Stock held of record with respect to each nominee. Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by the Board of Directors. Should any nominee become unavailable for election, an event not now anticipated, shares covered by a proxy will be voted for a substitute nominee recommended by the Corporate Governance and Nominating Committee and selected by the current Board of Directors.

Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal 2):

Shareholder ratification of the Audit and Compliance Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm is not required by the By-Laws or otherwise; however, the Board of Directors has elected to submit the selection of Ernst & Young LLP to the Company's shareholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote.

Say on Pay (Proposal 3) and Say on Frequency (Proposal 4):

With respect to Proposal 3, if a quorum is present, approval of the resolution to approve, on an advisory basis, the compensation of the NEOs requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. With respect to Proposal 4, if a quorum is present, the frequency of the advisory vote on the compensation of the NEOs that receives the greatest number of votes cast by shareholders — every one year, two years, or three years — will be the frequency approved by the shareholders.

Approval of Amendment and Restatement of the Company's 2013 Long-Term Incentive Plan (Proposal 5):

Proposal 5 will become effective upon the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Abstentions and Broker Non-Votes:

If your shares are represented at the Annual Meeting, in person or by proxy, your shares will be counted for the purpose of determining if a quorum is present, even if you abstain from voting on a matter or include instructions in your proxy to abstain from voting on a matter. If you abstain with respect to Proposal 1, your abstention will have no effect on the outcome. Abstentions with respect to Proposals 2, 3, 4 and 5 will have the same effect as a vote against such proposals.

If your broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 2, even if it does not receive voting instructions from you. Proposals 1, 3, 4 and 5 are "non-discretionary," meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on these proposals. When a broker votes a client's shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as "broker non-votes." Those shares that are the subject of "broker non-votes" will be included in determining the presence of a quorum at the Annual Meeting but are not considered "present" for purposes of voting on the non-discretionary items and will therefore have no impact on the vote.

Manner for Voting Proxies

Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly completed and delivered

LifePoint Health, Inc. | 2017 Proxy Statement	75

USER'S GUIDE

proxies received by phone, by Internet or by mail before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated by those proxies.

Review Your Proxy Statement and Vote in One of Four Ways:

VIA THE INTERNET Visit the website listed on your proxy card or notice of internet availability of proxy materials	BY TELEPHONE Call the telephone number on your proxy card or notice of internet availability of proxy materials
BY MAIL Sign, date and return your proxy card in the enclosed envelope	IN PERSON Attend the Annual Meeting and vote in person

We are not aware of any business to be conducted at the Annual Meeting other than the matters described in this Proxy Statement. If any other business is properly brought before the meeting, your proxy gives authority to Michael S. Coggin, the Company's Executive Vice President and Chief Financial Officer, and Jennifer C. Peters, the Company's Senior Vice President and General Counsel, or either of them, with full power of substitution, to vote on such matters at their discretion.

Solicitation of Proxies

The Company will pay all expenses of the Annual Meeting that it incurs, including any cost for mailing the Notices of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The directors, officers and employees of the Company may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other electronic means. They will not be paid additional remuneration for their efforts.

The Company also has retained Georgeson Inc. to assist in the solicitation of proxies. The Company expects to pay Georgeson a fee of $15,000 for its services and will reimburse Georgeson for reasonable out-of-pocket expenses. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the Notice of Internet Availability and, if specifically requested, printed proxy materials to their principals and will pay Georgeson a service fee for coordinating with such parties on the Company's behalf.

Requesting Copies of the 2016 Annual Report on Form 10-K

A copy of Proxy Statement is available on the Internet as indicated on the Notice of Internet Availability. Additionally, upon the written request of any shareholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the 2016 Annual Report on Form 10-K filed with the SEC. Such requests should be directed to Investor Relations, LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027, (615) 920-7000. The 2016 Annual Report on Form 10-K is also available on the "Investor Relations — SEC Filings" section of the Company's website at www.LifePointHealth.net.

Delivery of Documents to Shareholders Sharing an Address

Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the Notices of Internet Availability sent to multiple shareholders of record who have the same address by delivering a single annual report, proxy statement or Notice of Internet Availability to that address. Householding is designed to reduce a company's printing costs and postage fees. Brokers with account holders who are shareholders of the Company may be householding the Company's proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

If you receive more than one Notice of Internet Availability, this means that you have multiple accounts holding the Common Stock with brokers and/or the Company's transfer agent. Please vote all of your shares by following the instructions included on each Notice of Internet Availability. Additionally, to avoid receiving multiple sets of proxy materials in the future, the Company recommends that you contact Broadridge Financial Services, Inc. at

76	2017 Proxy Statement | LifePoint Health, Inc.

USER'S GUIDE

www.proxyvote.com or (800) 579-1639 to consolidate as many accounts as possible under the same name and address. If you are a beneficial holder, please call your broker for instructions.

Electronic Access to Proxy Statement and Annual Report to Shareholders

The Company has elected to provide its Proxy Statement and Annual Report to Shareholders over the Internet through a "notice and access" model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report to Shareholders on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of its annual meetings on the environment.

LifePoint Health, Inc. | 2017 Proxy Statement	77

APPENDIX A — NON-GAAP FINANCIAL MEASURES

Appendix A — Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted Normalized EBITDA and Adjusted Diluted EPS

Adjusted EBITDA is defined by the Company as earnings before depreciation and amortization; interest expense, net; debt transaction costs; impairment charges; other non-operating gain; provision for income taxes; and net income attributable to noncontrolling interests and redeemable noncontrolling interests. Additionally, Adjusted Normalized EBITDA has been adjusted to exclude the impact of $24.7 million in charges related to cardiology-related lawsuits recognized during the first quarter of 2016. LifePoint's management and Board of Directors use Adjusted EBITDA and Adjusted Normalized EBITDA to evaluate the Company's operating performance and as a measure of performance for incentive compensation purposes. LifePoint's credit facilities use Adjusted EBITDA, subject to further permitted adjustments, for certain financial covenants. The Company believes Adjusted EBITDA and Adjusted Normalized EBITDA are measures of performance used by some investors, equity analysts, rating agencies and lenders to make informed decisions as to, among other things, the Company's ability to incur and service debt and make capital expenditures. In addition, multiples of current or projected Adjusted EBITDA and Adjusted Normalized EBITDA are used by some investors and equity analysts to estimate current or prospective enterprise value. Adjusted EBITDA and Adjusted Normalized EBITDA should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted EBITDA and Adjusted Normalized EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Normalized EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance. Because Adjusted EBITDA and Adjusted Normalized EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, Adjusted EBITDA and Adjusted Normalized EBITDA as presented may not be comparable to other similarly titled measures of other companies.

From time to time, the Company incurs certain non-recurring gains or losses that are normally nonoperational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, LifePoint's management and Board of Directors typically exclude these gains or losses when evaluating the Company's operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that some investors and equity analysts exclude these or similar items when evaluating the Company's current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted diluted earnings per share attributable to LifePoint Health, Inc. shareholders as a supplement to its comparable GAAP measure of diluted earnings per share attributable to LifePoint Health, Inc. Adjusted diluted earnings per share attributable to LifePoint Health, Inc. shareholders should not be considered as a measure of financial performance under GAAP, and the items excluded from adjusted diluted earnings per share attributable to LifePoint Health, Inc. shareholders are significant components in understanding and assessing financial performance. Adjusted diluted earnings per share attributable to LifePoint Health, Inc. shareholders should not be considered in isolation or as an alternative to diluted earnings per share attributable to LifePoint Health, Inc. shareholders as presented in the consolidated financial statements.

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APPENDIX A — NON-GAAP FINANCIAL MEASURES

The following table reconciles net income as reflected in the consolidated statements of operations to Adjusted EBITDA and Adjusted Normalized EBITDA:

	Years Ended December 31,
	2016	2015
Net income	$131.8	$193.0
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interests	(9.9)	(11.1)

Net income attributable to LifePoint Health, Inc.	121.9	181.9
Add: Depreciation and amortization	344.6	279.0
Interest expense, net	149.2	114.4
Debt transaction costs	22.0	—
Impairment charges	1.2	13.8
Other non-operating gain	—	(4.0)
Provision for income taxes	73.0	109.5
Net income attributable to noncontrolling interests and redeemable noncontrolling interests	9.9	11.1

Adjusted EBITDA	721.8	705.7
Add: Cardiology-related lawsuits	24.7	—

Adjusted Normalized EBITDA	$746.5	$705.7

The following table reconciles diluted earnings per share attributable to LifePoint Health, Inc. shareholders as reflected in the consolidated statements of operations to adjusted diluted earnings per share attributable to LifePoint Health, Inc. shareholders:

	Years Ended December 31,
	2016	2015
Diluted earnings per share attributable to LifePoint Health, Inc. shareholders	$2.82	$3.95
Adjust: Cardiology-related lawsuits	0.36	—
Debt transaction costs	0.32	—
Impairment charges	0.02	0.19
Other non-operating gain	—	(0.05)
Marquette General Hospital accelerated depreciation expense	0.09	—

Adjusted diluted earnings per share attributable to LifePoint Health, Inc. shareholders	$3.61	$4.09

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

Appendix B — Amended and Restated 2013 Long-Term Incentive Plan

LIFEPOINT HEALTH, INC.

AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

WHEREAS, LifePoint Health, Inc. (the "Company") established the LifePoint Health, Inc. 2013 Long-Term Incentive Plan (the "Plan"), effective as of June 4, 2013, the date on which the Plan was initially approved by the shareholders of the Company (the "Initial Approval Date"); and

WHEREAS, the Company desires to amend and restate the Plan to increase the number of shares of the Company's common stock that are available for awards under the Plan; revise the Plan's performance criteria; and to consolidate amendments to the Plan since the Plan's establishment;

NOW, THEREFORE, the Plan is hereby amended and restated as follows, effective as provided in Section 10(n) hereof:

1.    Purpose.    The purpose of the Plan is to assist the Company and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

2.    Definitions.    For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

  (a)    "Annual Retainer" means the annual fee earned by an Outside Director for his or her service on the Board, which shall not include committee chair fees and meeting fees, if any.

  (b)   "Award" means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

  (c)    "Award Agreement" means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

  (d)   "Beneficiary" means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

  (e)    "Beneficial Owner" and "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

  (f)    "Board" means the Company's Board of Directors.

  (g)    "Cause" shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, "Cause" shall have the equivalent meaning or the same meaning as "cause" or "for cause" set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean involuntary termination of Participant's Continuous Service due to: (i) conviction of a crime of moral turpitude that adversely affects the reasonable business interests of the Company, (ii) commission of an act of fraud, embezzlement, or material dishonesty against the Company or any Related Entity, or (iii) intentional neglect of the Participant's responsibilities of employment, and such neglect remains uncorrected for more than 30 days following written notice from the Company detailing the acts of neglect. The good faith

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

  determination by the Committee of whether the Participant's Continuous Service was terminated by the Company for "Cause" shall be final and binding for all purposes hereunder.

  (h)   "Change in Control" means a Change in Control as defined in Section 9(b) of the Plan.

  (i)     "Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

  (j)     "Committee" means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a "non-employee director" within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by "non-employee directors" is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an "outside director" within the meaning of Section 162(m) of the Code, and (iii) "Independent", the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

  (k)    "Consultant" means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

  (l)     "Continuous Service" means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

  (m)  "Covered Employee" means the person who, as of the end of the taxable year, either is the principal executive officer of the Company or is serving as the acting principal executive officer of the Company, and each other person whose compensation is required to be disclosed in the Company's filings with the Securities and Exchange Commission by reason of that person being among the three highest compensated officers (other than the chief financial officer) of the Company as of the end of a taxable year, or such other person as shall be considered a "covered employee" for purposes of Section 162(m) of the Code.

  (n)   "Director" means a member of the Board or the board of directors of any Related Entity.

  (o)   "Disability" means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

  (p)   "Dividend Equivalent" means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

  (q)   "Eligible Person" means each officer, Director, Employee, Consultant and general partner who is a natural person providing bona fide services to the Company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for Shares. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

  (r)    "Employee" means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

  (s)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

  (t)    "Fair Market Value" means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date immediately preceding the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the Award is authorized by the Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

  (u)   "Good Reason" shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, "Good Reason" shall have the equivalent meaning or the same meaning as "good reason" or "for good reason" set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean the voluntary termination of Continuous Service by the Participant because the terms of Continuous Service are modified so that the position is not substantially equivalent to the position held immediately prior to the time of the modification. A position is "substantially equivalent" if it is the same or better than the position to which it is being compared. A position is not substantially equivalent unless (i) the cash compensation offered is the same or higher than that earned immediately prior to the modification, (ii) deferred compensation, incentive and equity compensation, and health and welfare benefits are, in the aggregate, similar to those provided immediately prior to the modification, and (iii) the modification does not require the Participant to relocate or to commute more than 30 miles each way to the place of employment. The Participant's right to voluntarily terminate Continuous Service for "Good Reason" expires 180 days after the commencement of the Participant's Continuous Service in the position that is not "substantially equivalent" to the Participant's prior position.

  (v)    "Incentive Stock Option" means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

  (w)   "Independent", when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

  (x)    "Listing Market" means the Nasdaq Stock Market or any other national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

  (y)    "Option" means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

  (z)    "Optionee" means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

  (aa)  "Other Stock-Based Awards" means Awards granted to a Participant under Section 6(i) hereof.

  (bb) "Outside Director" means any Director who is not also an Employee.

  (cc)  "Participant" means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

  (dd) "Performance Award" means any Award of Performance Shares or Performance Units granted pursuant to Section 6(h) hereof.

  (ee)  "Performance Period" means that period established by the Committee at the time any Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

  (ff)   "Performance Share" means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

  achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

  (gg)  "Performance Unit" means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

  (hh) "Prior Plans" means the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan and the LifePoint Hospitals, Inc. Amended and Restated Outside Directors Stock And Incentive Compensation Plan.

   (ii)  "Related Entity" means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, which is an affiliate controlled by the Company or a Subsidiary.

  (jj)    "Restricted Stock" means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

  (kk)  "Restricted Stock Award" means an Award granted to a Participant under Section 6(d) hereof.

  (ll)    "Restricted Stock Unit" means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period.

  (mm)  "Restricted Stock Unit Award" means an Award of Restricted Stock Unit granted to a Participant under Section 6(e) hereof.

  (nn) "Restriction Period" means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

  (oo) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

  (pp) "Shares" means the shares of common stock of the Company, par value $0.01 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

  (qq) "Stock Appreciation Right" means a right granted to a Participant under Section 6(c) hereof.

  (rr)   "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or any other entity that is an affiliate controlled by the Company or another Subsidiary; provided, however, that with respect to Incentive Stock Options, the term "Subsidiary" shall include only an entity that qualifies under Section 424(f) of the Code as a "subsidiary corporation" with respect to the Company.

  (ss)  "Substitute Awards" means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

3.    Administration.

  (a)    Authority of the Committee.    The Plan shall be administered by the Committee, except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the "Committee" shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority,

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

  subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants.

  (b)    Manner of Exercise of Committee Authority.    The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act, (ii) with respect to any Award that is intended to qualify as "performance-based compensation" under Section 162(m), to the extent necessary in order for such Award to so qualify; and (iii) with respect to any Award to an Independent Director. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Eligible Persons, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as "performance-based compensation" under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

  (c)    Clawback.    The Committee shall have full authority to implement any policies and procedures that it determines to be necessary or appropriate to comply with applicable securities laws or other laws, including, without limitation, Section 10D of the Exchange Act and any rules promulgated thereunder, including without limitation, including in any Award Agreement, or amending any outstanding Award Agreement, without the consent of any Participant, to include language for the clawback (recapture) by the Company of any benefits under the Award Agreement that the Committee deems necessary or appropriate to comply with that statutory provision and those rules.

  (d)    Limitation of Liability.    The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company's independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.    Shares Subject to Plan.

  (a)    Limitation on Overall Number of Shares Available for Delivery Under Plan.    Subject to adjustment as provided in Section 10(c) hereof, the total aggregate number of Shares authorized and reserved for delivery under the Plan shall be eight million six hundred eighty-nine thousand two hundred twelve (8,689,212), consisting of three million six hundred thousand (3,600,000) Shares initially reserved when the Plan was adopted, three million three hundred sixty-eight thousand six hundred eleven (3,368,611) Shares added by amendment effective June 2, 2015, and one million seven hundred twenty thousand six hundred one (1,720,601) shares added by this amendment and restatement of the Plan effective June 6, 2017. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares; provided, however, that any Shares that are subject to Awards of Options or Stock Appreciation

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

  Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and 09/100 (2.09) Shares for every one (1) Share granted.

  (b)    Application of Limitation to Grants of Awards.    No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

  (c)    Availability of Shares Not Delivered under Awards and Adjustments to Limits.

      (i)  If any Shares subject to (A) any Award, or after the Initial Approval Date, Shares subject to any awards granted under the Prior Plans, are forfeited, expire or otherwise terminate without issuance of such Shares, or (B) any Award, other than a Stock Appreciation Right Award, or after the Initial Approval Date, Shares subject to any award, other than a stock appreciation right, granted under the Prior Plans, that could have been settled with Shares is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards or awards under the Prior Plans were subject, shall, to the extent of such forfeiture, expiration, or termination, cash settlement or non-issuance, again be available for delivery with respect to Awards under the Plan, subject to Section 4(c)(iii) below.

     (ii)  Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

     (iii)  Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share if such Share was subject to an Option or Stock Appreciation Right granted under the Plan or any award (including awards other than an option or stock appreciation right award) granted under the Prior Plans, and as two and 09/100 (2.09) Shares if such Share was subject to an Award other than an Option or Stock Appreciation Right granted under the Plan.

     (iv)  Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be six million nine hundred sixty-eight thousand six hundred eleven (6,968,611). In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

     (v)  Notwithstanding anything in this Section 4(c) to the contrary, the following Shares shall not be available for delivery with respect to Awards under the Plan:

      (A)   Shares tendered by a Participant or Shares withheld by the Company that were otherwise deliverable pursuant to an Option Award under the Plan or an option award under the Prior Plans to pay the exercise price of an Award under the Plan or an award under the Prior Plans that is exercised after the Initial Approval Date;

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

      (B)   Shares tendered by a Participant or Shares withheld by the Company that were otherwise deliverable pursuant to the Award under the Plan or an award under the Prior Plans for the payment of withholding tax liabilities arising from an Award under the Plan or an award under the Prior Plans in which the withholding tax liability arises after the Initial Approval Date; and

      (C)   Shares reacquired by the Company on the open market using the cash actually received by the Company for the exercise price in connection with the exercise of an Option Award or an option award granted under the Prior Plans that is exercised after the Initial Approval Date.

     (vi)  Upon the exercise of a Stock Appreciation Right, the number of Shares counted against the Shares available under the Plan shall be the full number of Shares subject to the Stock Appreciation Right multiplied by the percentage of the Stock Appreciation Right actually exercised, regardless of the number of Shares actually used to settle such Stock Appreciation Right upon exercise.

  (d)    No Further Awards Under Prior Plans.    In light of the adoption of this Plan, no further awards shall be made under the Prior Plans after the Initial Approval Date.

5.    Eligibility; Per-Person Award Limitations.

  (a)    Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options and/or Stock Appreciation Rights with respect to more than 1,000,000 Shares or (ii) Restricted Stock, Restricted Stock Units, Performance Shares and/or Other Stock-Based Awards denominated in or valued by reference to a designated number of Shares and that are intended to qualify as "performance-based compensation" exempt from the deduction limitations imposed under Section 162(m) of the Code, with respect to more than 1,000,000 Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units that are intended to qualify as "performance-based compensation" exempt from the deduction limitations imposed under Section 162(m) of the Code, is (x) $5,000,000 with respect to any 12 month Performance Period (not pro-rated for any Performance Period that is less than 12 months), and (y) with respect to any Performance Period that is more than 12 months, $5,000,000 multiplied by the number of full or partial 12 months periods that are in the Performance Period.

  (b)   Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Outside Director, other than a Restricted Stock Unit Award granted to an Outside Director in lieu of receiving all or a portion of the Annual Retainer otherwise payable to the Outside Director, during any single calendar year shall not exceed $750,000.

6.    Specific Terms of Awards.

  (a)    General.    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant's Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

  (b)    Options.    The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

    (i)    Exercise Price.    Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

    Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c)(i) and (ii), the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, or (D) buy out an underwater Option Award using cash or another Award, without approval of the Company's shareholders.

    (ii)    Time and Method of Exercise.    The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

    (iii)    Restrictions on Transfer of Shares.    The Committee may, in its sole discretion, impose in any Award of an Option restrictions on the transferability of the Shares issued upon exercise of such Option. If any such restrictions are imposed, the Committee may require the Participant to enter into an escrow agreement providing that the certificates representing the Shares subject to such transfer restrictions will remain in the physical custody of an escrow holder until such restrictions are removed or have expired. The Committee may require that certificates representing the Shares subject to such restrictions bear a legend making appropriate reference to the restrictions imposed. Subject to any restrictions imposed in accordance with this Section 6(b)(iii), the Participant will have all rights of a shareholder with respect to any such Shares acquired upon an Option exercise, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto.

    (iv)    Incentive Stock Options.    The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

      (A)   the Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be

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      (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

      (B)   the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

      (C)   if shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

    (v)    Term.    The term of each Option shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

  (c)    Stock Appreciation Rights.    The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a "Tandem Stock Appreciation Right"), or without regard to any Option (a "Freestanding Stock Appreciation Right"), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

    (i)    Right to Payment.    A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Other than pursuant to Section 10(c)(i) and (ii), the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), (C) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, or (D) buy out an underwater Stock Appreciation Right Award using cash or another Award, without shareholder approval.

    (ii)    Other Terms.    The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

    (iii)    Tandem Stock Appreciation Rights.    Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

    Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

    (iv)    Term.    The term of each Stock Appreciation Right shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Stock Appreciation Right exceed a period of ten years.

  (d)    Restricted Stock Awards.    The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

    (i)    Grant and Restrictions.    Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter.            Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 10(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

    (ii)    Forfeiture.    Except as otherwise determined by the Committee, upon termination of a Participant's Continuous Service during the applicable Restriction Period, the Participant's Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

    (iii)    Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

    (iv)    Dividends.    In no event may dividends on unearned and unvested Restricted Stock subject to time-based, performance-based, or a combination of time-based and performance-based vesting restrictions be paid to the Participant before such restrictions are satisfied and/or achieved, as applicable, and the Restricted Stock becomes vested and payable. Dividends or other distributions payable with respect to a Restricted Stock Award shall be accumulated, without interest, by the Company and paid on the date or dates the Shares subject to the Restricted Stock Award to which such dividends or other distributions relate become vested and transferable (the "Accumulated Dividends"). Any Accumulated Dividends with respect to a Restricted Stock Award shall be forfeited and all rights of the Participant to such Accumulated Dividends shall terminate, without further obligation on the part of the Company, unless the Shares subject to the Restricted Stock Award to which such Accumulated Dividends relate become vested pursuant to the terms of the Restricted Stock Award and this Plan. Cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award that vests based on achievement of performance goals and/or is subject to time-based vesting restrictions shall either (x) not be paid or credited or (y) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash, stock or other property has been distributed, and shall only be paid at the time such restrictions and risk of forfeiture lapse.

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  (e)    Restricted Stock Unit Award.    The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

    (i)    Award and Restrictions.    Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership.

    (ii)    Forfeiture.    Except as otherwise determined by the Committee, upon termination of a Participant's Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant's Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

    (iii)    Dividend Equivalents.    The Committee may grant Dividend Equivalents in connection with any Restricted Stock Unit Award, provided such Dividend Equivalents are subject to the same time-based, performance-based, or combination of time-based and performance-based vesting restrictions applicable to the Restricted Stock Unit Award. In no event may such Dividend Equivalents be paid to the Participant before such restrictions are satisfied and/or achieved, as applicable, and the underlying Restricted Stock Unit Award becomes vested and payable. Any such Dividend Equivalents shall be accumulated, without interest, by the Company (the "Accumulated Dividend Equivalents") and paid on the date or dates as the portion of the Restricted Stock Unit Award to which such Dividend Equivalents relates is paid and satisfied. All Accumulated Dividend Equivalents payable with respect to a Restricted Stock Unit Award shall be paid in cash. Any Accumulated Dividend Equivalents with respect to a Restricted Stock Unit Award shall be forfeited and all rights of the Participant to such Accumulated Dividend Equivalents shall terminate, without further obligation on the part of the Company, unless the portion of the Restricted Stock Unit Award to which such Accumulated Dividend Equivalents relate becomes vested pursuant to the terms of the Restricted Stock Unit Award and this Plan. Dividend Equivalents credited in connection with a Restricted Stock Unit Award that vests based on the achievement of performance goals and/or is subject to time-based vesting restrictions shall either (x) not be paid or credited or (y) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Unit Award with respect to which such Dividend Equivalents have been credited, and shall only be paid at the time such restrictions and risk of forfeiture lapse and the associated Restricted Stock Unit Award is paid and satisfied.

  (f)    Bonus Stock and Awards in Lieu of Obligations.    The Committee is authorized to grant Shares to any Eligible Person as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, including, without limitation, permitting Outside Directors to elect to receive a Restricted Stock Unit Award in lieu of receiving all or a portion of the Annual Retainer otherwise payable to the Outside Director, in accordance with procedures adopted by the Committee and the Company's insider trading policy; provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

  be subject to such other terms as shall be determined by the Committee, provided, however, that if the Committee provides for the payment of dividends or grants Dividend Equivalents with respect to Shares or Awards granted hereunder, in no event may such dividends or Dividend Equivalents be paid before any time-based, performance-based, or combination of time-based and performance-based restrictions applicable to such Shares or Awards are satisfied and/or achieved and the Shares or Awards become vested and earned.

  (g)    Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments, in connection with another Award, other than Option or Stock Appreciation Right Awards. The Committee may provide that Dividend Equivalents can either be paid in cash or deemed to have been reinvested in Shares, or a combination thereof, as the Committee shall determine, in each case, subject to all applicable laws, rules and regulations, including, without limitation, Code Section 409A. Dividend Equivalents credited in connection with an Award, other than an Option or Stock Appreciation Right Award, that vests based on the achievement of performance goals and/or is subject to time-based vesting restrictions shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited and shall not be paid if the performance goals and/or time-based vesting restrictions are not satisfied. In no event may Dividend Equivalents become payable earlier than the date on which the underlying Award becomes vested and payable.

  (h)    Performance Awards.    The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards shall be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis, in each case in a manner that does not violate the requirements of Section 409A of the Code. In the event that the Committee provides for the payment of dividends or grants Dividend Equivalents with respect to Performance Awards granted hereunder, in no event may such dividends or Dividend Equivalents be paid before any time-based, performance-based, or combination of time-based and performance-based restrictions applicable to such Performance Awards are satisfied and/or achieved and the Performance Awards become vested and earned.

  (i)    Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards; provided, however, that if the Committee provides for the payment of dividends or grants Dividend Equivalents with respect to Other Stock-Based Awards, in no event may such dividends or Dividend Equivalents be paid before any time-based, performance-based, or combination of time-based and performance-based restrictions applicable to such Other Stock-Based Awards are satisfied and/or achieved and the Other Stock-Based Awards become vested and earned. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, as amended, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

  forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7.    Certain Provisions Applicable to Awards.

  (a)    Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee, be granted either alone (except for Dividend Equivalent Awards) or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time unless such grant would be treated as a repricing pursuant to the applicable rules of the Listing Market, in which event granting such Awards is expressly prohibited. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered, provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to comply with Section 409A of the Code.

  (b)    Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

  (c)    Form and Timing of Payment Under Awards; Deferrals.    Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company's compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the Listing Market. Subject to Sections 7(e), 7(f), and 9(a)(iv) hereof, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on an deferred basis, all shall be done all in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

  (d)    Exemptions from Section 16(b) Liability.    It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

  construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

  (e)    Code Section 409A.

    (i)     The Award Agreement for any Award that the Committee reasonably determines to constitute a "nonqualified deferred compensation plan" under Section 409A of the Code (a "Section 409A Plan"), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

    (ii)    If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

      (A)   Payments under the Section 409A Plan may be made only upon (u) the Participant's "separation from service", (v) the date the Participant becomes "disabled", (w) the Participant's death, (x) a "specified time (or pursuant to a fixed schedule)" specified in the Award Agreement at the date of the deferral of such compensation, (y) a "change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets" of the Company, or (z) the occurrence of an "unforeseeble emergency";

      (B)   The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

      (C)   Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

      (D)   In the case of any Participant who is "specified employee", a distribution on account of a "separation from service" may not be made before the date which is six months after the date of the Participant's "separation from service" (or, if earlier, the date of the Participant's death).

    For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

    (iii)   Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest, or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

  (f)    Minimum Vesting Requirements.    Notwithstanding any other provision of the Plan to the contrary, Awards granted on or after June 6, 2017, shall become vested over a period of not less than one (1) year following the date the Award is made; provided, however, that, notwithstanding the foregoing, (i) the Committee may provide that such vesting restrictions may lapse or be waived upon the Participant's death, Disability, retirement, or the involuntary termination of the Participant's employment without Cause or for Good Reason or upon a Change in Control; and (ii) Awards granted on or after June 6, 2017, that result in the issuance of up to 5% of the Shares that may be authorized for grant under Section 4(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

  (g)    Dividends and Dividend Equivalents.    Notwithstanding any other provision of the Plan, in the event the Committee provides Participants holding Awards other than Options or Stock Appreciation Rights Awards

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  with the right to receive dividends or Dividend Equivalents with respect to the Shares subject to such Award, all such dividends and Dividend Equivalents shall be subject to the same time-based, performance-based, or combination of time-based and performance-based vesting restrictions applicable to such Award. In no event may dividends or Dividend Equivalents be paid before such restrictions are satisfied and/or achieved, as applicable, and the underlying Award becomes vested and payable.

8.    Code Section 162(m) Provisions.

  (a)    Covered Employees.    The provisions of this Section 8 shall be applicable to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award if it is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee and is intended to qualify as "performance-based compensation" that is exempt from the deduction limitations imposed under Section 162(m) of the Code.

  (b)    Performance Criteria.    If an Award is subject to this Section 8, then the payment or distribution thereof or the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units (including acquired business or geographical units) of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share, including diluted earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment and cash flow in excess of cost of capital); (4) operating margin; (5) return on assets, sales, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) acquisition revenue (including the acquisition of entities or facilities with targeted levels of revenue); (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; (19) quality of service and/or patient care, which may be measured by (A) the extent to which the Company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives, or (B) such other method as may be specified by the Committee; and/or (20) the Fair Market Value of a Share. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of companies that are comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

  (c)    Performance Period; Timing For Establishing Performance Goals.    Achievement of performance goals in respect of Awards subject to this Section 8 shall be measured over a Performance Period no longer than five years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to Awards subject to this Section 8, or at such other date as may be required or permitted for "performance-based compensation" under Section 162(m) of the Code.

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

  (d)    Adjustments.    The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

  (e)    Committee Certification.    No Participant shall receive any payment under the Plan that is subject to this Section 8 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as "performance based compensation" under Section 162(m) of the Code.

9.    Change in Control.

  (a)    Effect of "Change in Control."    If and only to the extent provided in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement, or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently, upon the occurrence of a "Change in Control," as defined in Section 9(b):

    (i)     Except as otherwise provided in Section 9(a)(iv), any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

    (ii)    Except as otherwise provided in Section 9(a)(iv), any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

    (iii)   Except as otherwise provided in Section 9(a)(iv), with respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, deem such performance goals and conditions as having been met as of the date of the Change in Control.

    (iv)   Notwithstanding the foregoing or any provision in any Award Agreement to the contrary, and unless the Committee otherwise determines in a specific instance, or as is provided in any employment or other agreement between the Participant and the Company or any Related Entity, each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award shall not be accelerated as described in Sections 9(a)(i), (ii) and (iii), if either (A) the Company is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company assumes or substitutes for the applicable Award, as determined in accordance with Section 10(c)(ii) hereof. Notwithstanding the foregoing, if and to the extent provided in an Award Agreement and on such terms and conditions as may be set forth in an Award Agreement, in the event a Participant's employment is terminated without Cause by the Company or any Related Entity or by such successor company or by the Participant for Good Reason within 24 months following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated as described in Sections 9(a)(i), (ii) and (iii) above.

  (b)    Definition of "Change in Control".    Unless otherwise specified in any employment agreement between the Participant and the Company or any Related Entity, or in an Award Agreement, a "Change in Control" shall mean the occurrence of any of the following:

    (i)     An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term Person is used for purposes of Section 13(d) or 14(d)

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    of the Exchange Act) immediately after which such Person has Beneficial Ownership of 20% or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or, (2) any Company or other Person of which a majority of the voting power or the equity securities or equity interests is owned directly or indirectly by the Company (a "Control Subsidiary"), or (B) the Company or any Control Subsidiary; or

    (ii)    The individuals who, as of the date the Company issues any class of equity securities required to be registered under section 12 of the Exchange Act, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election or nomination for election by the Company's shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if (A) such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest or (B) such individual was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this Section 9(b); or

    (iii)   Consummation, after approval by shareholders of the Company, of:

      (A)   A merger, consolidation or reorganization involving the Company, unless,

        (1)    The shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, more than 50% of the combined voting power of the outstanding Voting Securities of the company resulting from such merger or consolidation or reorganization or its parent company (the "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

        (2)    The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Company; and

        (3)    No Person (other than the Company, any Control Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Control Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of 20% or more of the then outstanding Voting Securities) has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Company's then outstanding Voting Securities.

      (B)   A complete liquidation or dissolution of the Company; or

      (C)   The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Control Subsidiary).

    Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

    additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

10.    General Provisions.

  (a)    Compliance With Legal and Other Requirements.    The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

  (b)    Limits on Transferability; Beneficiaries.    No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon) and are otherwise not inconsistent with the rules as to the use of Form S-8 Registration Statement under the Securities Act of 1933, as amended (or any successor or, at the sole discretion of the Committee, other registration statement pursuant to which Awards, Shares, rights or interests under the Plan are then registered under such Act). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

  (c)    Adjustments.

    (i)    Adjustments to Awards.    In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

    (ii)    Adjustments in Case of Certain Transactions.    In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee; provided, however, the provisions set forth in Section 9(a)(iv) shall apply with respect to the following approaches in subsections (A) through (D) below, regardless of whether the transaction

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    constitutes a Change in Control: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (C) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (D) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). For the purposes of this Plan, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

    (iii)    Other Adjustments.    The Committee (and the Board) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Awards granted pursuant to Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as "performance-based compensation" under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder. Adjustments permitted hereby may include, without limitation, increasing the exercise price of Options and Stock Appreciation Rights, increasing performance goals, or other adjustments that may be adverse to the Participant. Notwithstanding the foregoing, no adjustments may be made with respect to any Awards subject to Section 8 if and to the extent that such adjustment would cause the Award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code.

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APPENDIX B — AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

  (d)    Taxes.    The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan (including from a distribution of Shares), or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award not to be in excess of the maximum applicable tax rate, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations not in excess of the maximum applicable tax rate, either on a mandatory or elective basis in the discretion of the Committee.

  (e)    Changes to the Plan and Awards.    The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee's authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company's shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.

  (f)    Limitation on Rights Conferred Under Plan.    Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person's or Participant's Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company's or any Related Entity's business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of the their respective officers, directors, representatives or agents are granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

  (g)    Unfunded Status of Awards; Creation of Trusts.    The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets

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  and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

  (h)    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

  (i)    Payments in the Event of Forfeitures; Fractional Shares.    Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

  (j)    Governing Law.    Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

  (k)    Non-U.S. Laws.    The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

  (l)    Construction and Interpretation.    Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

  (m)    Severability.    If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

  (n)    Effective Date and Shareholder Approval; Termination of Plan.    The Plan initially became effective upon its approval by the shareholders of the Company on June 4, 2013. This amended and restated Plan shall take effect upon its approval by the shareholders of the Company by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan (the "Amended and Restated Plan Effective Date"). The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Amended and Restated Plan Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

LifePoint Health, Inc. | 2017 Proxy Statement	B-21

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. LIFEPOINT HEALTH, INC. 330 SEVEN SPRINGS WAY BRENTWOOD, TN 37027 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by LifePoint Health, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy/voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E28749-P85829 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LIFEPOINT HEALTH, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! 1a. William F. Carpenter III 1b. Richard H. Evans 1c. Michael P. Haley The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2017. Advisory vote to approve the compensation of the Company's named executive officers as presented in the proxy statement. ! ! ! ! ! ! ! ! ! 5. Approval of the amendment and restatement of the Company's 2013 Long-Term Incentive Plan. 3. NOTE: In their discretion, the proxies named on the reverse side of this proxy/voting instruction card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. If you are a participant in the LifePoint Health, Inc. Retirement Plan, the trustee named on the reverse side of this proxy/voting instruction card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain ! ! ! ! 4. Advisory vote to approve the frequency of the advisory vote on the compensation of the Company's named executive officers. Please sign exactly as your name appears on this proxy/voting instruction card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

YOUR VOTE IS IMPORTANT! If you do not plan to vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that the shares may be represented at the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. E28750-P85829 This Proxy/Voting Instruction is solicited on behalf of the Company's Board of Directors LIFEPOINT HEALTH, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2017 The undersigned hereby authorizes and appoints Michael S. Coggin and Jennifer C. Peters, or either of them, with power of substitution, as proxies to vote all shares of Common Stock of LifePoint Health, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Shareholders to be held at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, at 9:00 a.m. Central Daylight Time on June 6, 2017, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy/voting instruction card. The undersigned, if a participant in the LifePoint Health, Inc. Retirement Plan, hereby instructs ArgentTrust, the trustee (the "Trustee") of the Trust Fund under the LifePoint Health, Inc. Retirement Plan, to vote all of the shares of Common Stock of the Company allocated to the undersigned's Plan account as specified on the reverse side of the proxy/voting instruction card at the Annual Meeting of Shareholders to be held on June 6, 2017. This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. A vote against any of the proposals will not count as a vote for adjournment of the Annual Meeting. If no direction is made, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of the independent registered public accounting firm, FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers, for 1 YEAR as the frequency of the advisory vote on the compensation of the Company's named executive officers, and FOR approval of the amendment and restatement of the Company's 2013 Long-Term Incentive Plan. THIS PROXY/VOTING INSTRUCTION MUST BE DATED AND SIGNED ON THE REVERSE SIDE V.1.1